Exhibit 10.21
EXECUTION VERSION
CREDIT AGREEMENT
Dated as of December 17, 2009
among
NORTEK, INC.,
as the Specified U.S. Borrower,
VENTROL AIR HANDLING SYSTEMS INC.,
as the Canadian Borrower,
The Other Borrowers Named Herein,
BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent, U.S. Swing Line Lender and
U.S. L/C Issuer,
BANK OF AMERICA, N.A. (acting through its Canada branch),
as Canadian Swing Line Lender and
Canadian L/C Issuer,
The Other Lenders Party Hereto,
BANC OF AMERICA SECURITIES LLC,
GE CAPITAL MARKETS, INC.,
and
WELLS FARGO FOOTHILL, LLC
as Joint Lead Arrangers and Joint Bookrunners
and
GENERAL ELECTRIC CAPITAL CORPORATION
AND
WELLS FARGO FOOTHILL, LLC,
AS COLLATERAL AGENTS AND CO-SYNDICATION AGENTS

i

SCHEDULES

1.01 Existing Letters of Credit

2.01 Commitments and Applicable Percentages

4.01(a)(vi) Mortgaged Properties

5.06 Litigation

5.08(b) Owned Real Property

5.08(c)(i) Leased Real Property (Lessee)

5.09 Environmental Matters

5.13 Subsidiaries and Other Equity Investments; Loan Parties

5.25 Canadian Pension Matters

6.12 Guarantors

7.01 Existing Liens

7.02 Existing Investments

7.03(b) Existing Indebtedness

7.05 Dispositions

7.08 Transactions with Affiliates

7.09 Burdensome Agreements

11.02 Administrative Agent’s Office, Certain Addresses for Notices

v

EXHIBITS

Form of

A Committed Loan Notice

B Swing Line Loan Notice

C-1 U.S. Revolving Credit Note

C-2 Canadian Revolving Credit Note

D Compliance Certificate

E-1 Assignment and Assumption

E-2 Administrative Questionnaire

F-1 U.S. Guaranty

G-1 U.S. Security Agreement

H Mortgage

I Intercompany Note

J [Reserved]

K [Reserved]

L Borrowing Base Certificate

M-1 Perfection Certificate

N Approved Plan of Reorganization

CREDIT AGREEMENT
          This CREDIT AGREEMENT (“Agreement”) is entered into as of December 17, 2009, among NORTEK, INC., a Delaware corporation (the “Specified U.S. Borrower” and, in its capacity as the representative of the other Borrowers pursuant to Section 2.15 hereof, the “Borrower Agent”), Ventrol Air Handling Systems Inc., a Canadian corporation (the “Canadian Borrower”), the Subsidiaries of the Specified U.S. Borrower from time to time party hereto as Borrowers and Guarantors, each Lender from time to time party hereto, BANK OF AMERICA, N.A. (with its successors, “Bank of America”), as Administrative Agent, a Collateral Agent, U.S. Swing Line Lender and U.S. L/C Issuer, BANK OF AMERICA, N.A. (acting through its Canada branch) (with its successors, “Bank of America-Canada Branch”), as Canadian Swing Line Lender and Canadian L/C Issuer, and GENERAL ELECTRIC CAPITAL CORPORATION and WELLS FARGO FOOTHILL, LLC, as Collateral Agents and Co-Syndication Agents.
PRELIMINARY STATEMENTS:
          The Specified U.S. Borrower and its Subsidiaries intend to establish an asset-based revolving credit facility, the proceeds of which will be used (i) to refinance and replace the Existing Credit Agreement, (ii) for working capital and other general corporate purposes of the Specified U.S. Borrower and its Subsidiaries, (iii) for the payment of fees and expenses incurred in connection with the Transactions and (iv) to pay all other amounts expressly permitted under the Approved Plan of Reorganization.
          In furtherance of the foregoing, the Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          1.01 Defined Terms. As used in this Agreement (including the Preliminary Statements), the following terms shall have the meanings set forth below:
          “2011 Senior Subordinated Notes” means all outstanding 9 7/8% unsecured senior subordinated notes due 2011 issued by the Specified U.S. Borrower pursuant to the 2011 Senior Subordinated Notes Indenture.
          “2011 Senior Subordinated Notes Indenture” means the Indenture, dated as of June 12, 2001, by and among Nortek, Inc. and U.S. Bank National Association, as successor in interest to State Street Bank and Trust Company.
          “2014 Senior Subordinated Notes” means all outstanding 8.50% unsecured senior subordinated notes due 2014 issued by the Specified U.S. Borrower, pursuant to the 2014 Senior Subordinated Notes Indenture.

          “2014 Senior Subordinated Notes Indenture” means the Indenture dated as of August 27, 2004 among U.S. Bank National Association, the Specified U.S. Borrower and the Guarantors, together with all instruments and other agreements in connection therewith.
          “ABL Priority Collateral” means the “Revolving Facility First Lien Collateral” (as defined in the Intercreditor Agreement).
          “Account” has the meaning specified in the UCC (or, with respect to a Canadian Loan Party, the PPSA), and shall include any and all rights of a Loan Party to payment for goods sold or leased or for services rendered that are not evidenced by an Instrument or Chattel Paper, whether or not they have been earned by performance.
          “Account Debtor” a Person who is obligated under an Account, Chattel Paper or General Intangible.
          “Act” has the meaning specified in Section 11.18.
          “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent and, with respect to matters relating to the Canadian Revolving Credit Facility, means Bank of America-Canada Branch, in its capacity as Canadian administrative agent under any of the Loan Documents, or any successor Canadian administrative agent.
          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Affiliated Lender” has the meaning specified in Section 11.06(b)(v).
          “Agent Parties” has the meaning specified in Section 11.02(c)
          “Aggregate Commitments” means the Commitments of all the Lenders.
          “Agreement” means this Credit Agreement.
          “Anti-Terrorism Laws” has the meaning specified in Section 5.23(a).
          “Applicable Commitment Fee Rate” means, for each fiscal quarter of the Specified U.S. Borrower ending after the Closing Date, (a) 0.5% per annum, if the Average Revolving Credit Facility Balance during such fiscal quarter is greater than 50% of the Average Aggregate Commitments outstanding during such period, (b) 0.75% per annum, if the Average Revolving Credit Facility Balance during such fiscal quarter is less than or equal to 50% and greater than 25% of the Average Aggregate Commitments outstanding during such period, or (c) 1.00%, if the Average Revolving Credit Facility Balance during such fiscal quarter is less than or equal to 25% of the Average Aggregate Commitments outstanding during such period; provided that, with respect to the fiscal quarter of the Specified U.S. Borrower in which the Closing Date occurs, the “Applicable Commitment Fee Rate” shall be calculated on the basis of the Average Revolving Credit Facility Balance and Average Aggregate Commitments outstanding during the period from the Closing Date through the end of such fiscal quarter.
          “Applicable Percentage” means, (a) with respect to any U.S. Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the U.S. Revolving Credit Facility represented by such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment at such time and (b) with respect to any Canadian Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Canadian Revolving Credit Facility represented by such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment at such time. If the commitment of each Appropriate Lender to make Revolving Credit Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Appropriate Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Appropriate Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
          “Applicable Rate” means, (a) for each of (i) the fiscal quarter of the Specified U.S. Borrower in which the Closing Date occurs and (ii) the first full fiscal quarter of the Specified U.S. Borrower ending after the Closing Date, the applicable percentage per annum set forth below determined by reference to Excess Availability as of the Closing Date (after giving effect to the Transactions) and (b) for each fiscal quarter thereafter, the applicable percentage per annum set forth below determined by reference to Average Excess Availability for the immediately preceding fiscal quarter:

Applicable Rate
		Eurodollar Rate, BA	Base Rate, Canadian
	Average Excess	Rate and Letter of	Base Rate and
Pricing Level	Availability	Credit Fees	Canadian Prime Rate

1	> $200,000,000	3.75%	2.75%

2	> $125,000,000 but ≤	4.00%	3.00%
	$200,000,000

3	> $50,000,000 but ≤	4.25%	3.25%
	$125,000,000

4	≤ $50,000,000	4.50%	3.50%
Any increase or decrease in the Applicable Rate resulting from a change in the Average Excess Availability shall become effective as of the first calendar day of each fiscal quarter. Average Excess Availability shall be calculated by the Administrative Agent based on the Administrative Agent’s records. If the Borrowing Base Certificates (including any required financial information in support thereof) of the Borrowers are not received by the Administrative Agent by the date required pursuant to Section 6.01(f) of this Agreement, then, upon the request of the Required Lenders, the Applicable Rate shall be determined as if the Average Excess Availability for the immediately preceding fiscal quarter is at Level 4 until such time as such Borrowing Base Certificates and supporting information are received.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

          “Application Date” has the meaning specified in Section 2.05(c).
          “Appropriate Lender” means, at any time, (a) (i) with respect to the U.S. Revolving Credit Facility, a Lender that has a Commitment with respect to the U.S. Revolving Credit Facility or holds a U.S. Revolving Credit Loan at such time, (ii) with respect to the U.S. Letter of Credit Sublimit, (A) each U.S. L/C Issuer and (B) if any U.S. Letters of Credit have been issued pursuant to Section 2.01(c), the U.S. Revolving Credit Lenders and (iii) with respect to the U.S. Swing Line Sublimit, (A) the U.S. Swing Line Lender and (B) if any U.S. Swing Line Loans are outstanding pursuant to Section 2.04(A)(a), the U.S. Revolving Credit Lenders and (b) (i) with respect to the Canadian Revolving Credit Facility, a Lender that has a Commitment with respect to the Canadian Revolving Credit Facility or holds a Canadian Revolving Credit Loan at such time, (ii) with respect to the Canadian Letter of Credit Sublimit, (A) each Canadian L/C Issuer and (B) if any Canadian Letters of Credit have been issued pursuant to Section 2.01(d), the Canadian Revolving Credit Lenders and (iii) with respect to the Canadian Swing Line Sublimit, (A) the Canadian Swing Line Lender and (B) if any Canadian Swing Line Loans are outstanding pursuant to Section 2.04(B)(a), the Canadian Revolving Credit Lenders.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Approved Plan of Reorganization” means a plan of reorganization under and in compliance with the provisions of chapter 11 of the Bankruptcy Code in the form of Exhibit N attached hereto, subject only to such changes as are not prohibited by Section 7.18.
          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
          “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
          “Audited Financial Statements” means the audited consolidated balance sheet of the Specified U.S. Borrower and its Subsidiaries for the fiscal year ended December 31, 2008 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Specified U.S. Borrower and its Subsidiaries, including the notes thereto.
          “Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(a)(iii).
          “Availability Period” means, with respect to each Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the applicable Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each applicable Appropriate Lender to make Revolving Credit Loans and of the obligation of the applicable L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
          “Availability Reserve” means, on any date of determination and with respect to the U.S. Borrowing Base or the Canadian Borrowing Base, as the case may be, the sum (without duplication) of (a) reserves for deterioration in the salability of inventory; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) all accrued Royalties, whether or not then due and payable by, in the case of the U.S. Borrowing Base, a U.S. Loan Party or, in the case of the Canadian Borrowing Base, a Canadian Loan Party; (e) the aggregate amount of liabilities secured by Liens upon Eligible Collateral that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the Canadian Priority Payables Reserve; (g) reserves for excess dilution; and (h) such additional reserves, in such amounts and with respect to such matters, as any Collateral Agent in its Credit Judgment may elect to impose from time to time; provided that, after the Closing Date, the Collateral Agents may adjust the apportionment of the Availability Reserve between the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility in their Credit Judgment at such time; and provided further that such Availability Reserve shall not be established or changed except upon not less than five (5) Business Days’ notice to the Borrowers (unless an Event of Default exists in which event no notice shall be required). The Collateral Agents will be available during such period to discuss any such proposed Availability Reserve or change with the Borrowers and without limiting the right of the Collateral Agents to establish or change such Reserves in the Collateral Agents’ Credit Judgment, the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve no longer exists, in a manner and to the extent reasonably satisfactory to each of the Collateral Agents. The amount of any Availability Reserve established by the Collateral Agents shall have a reasonable relationship as determined by the Collateral Agents in their Credit Judgment to the event, condition or other matter that is the basis for the Availability Reserve. Notwithstanding anything herein to the contrary, an Availability Reserve shall not be established to the extent that it would be duplicative of any specific item excluded as ineligible in the definitions of Eligible Collateral, but the Collateral Agents shall retain the right, subject to the requirements of this paragraph, to establish an Availability Reserve with respect to prospective changes in Eligible Collateral that may reasonably be anticipated.
          “Average Aggregate Commitments” means, for any period, the amount obtained by adding the Aggregate Commitments outstanding at the end of each day for the period in question and by dividing such sum by the number of days in such period.
          “Average Canadian Revolving Credit Commitments” means, for any period, the amount obtained by adding the Canadian Revolving Credit Commitments outstanding at the end of each day for the period in question and by dividing such sum by the number of days in such period.
          “Average U.S. Revolving Credit Commitments” means, for any period, the amount obtained by adding the U.S. Revolving Credit Commitments outstanding at the end of each day for the period in question and by dividing such sum by the number of days in such period.
          “Average Excess Availability” means, for any period, the average amount of Excess Availability for each day during such period.
          “Average Revolving Credit Facility Balance” means, for any period, the amount obtained by adding the Outstanding Amount of Loans (less the Outstanding Amount of any Swing Line Loans on such date) and L/C Obligations at the end of each day for the period in question and by dividing such sum by the number of days in such period.

          “BA Rate” means, for the Interest Period of each BA Rate Loan, the rate of interest per annum equal to the higher of (a) 1.75% and (b) the average annual rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day), plus five (5) basis points; provided that if such rate does not appear on the CDOR Page at such time on such date, the rate under this clause (b) for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Toronto time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Administrative Agent is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.
          “BA Rate Loan” means any Canadian Revolving Credit Loan denominated in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate.
          “Bank of America” has the meaning specified in the introductory paragraph hereto.
          “Bank of America-Canada Branch” has the meaning specified in the introductory paragraph hereto.
          “Bank Product” means any of the following products, services or facilities extended to any Loan Party: (a) cash management services provided by Cash Management Banks under Cash Management Agreements; and (b) products provided by Hedge Banks under Secured Hedge Agreements; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 8.03, the applicable Secured Party and the Loan Party must have previously provided written notice to the Administrative Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (the “Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and Loan Party. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists and is continuing, or if a reserve in such amount would cause an Overadvance.
          “Bank Product Amount” has the meaning specified in the definition of “Bank Product”.
          “Bank Product Debt” means Indebtedness and other obligations of a Loan Party relating to Bank Products.
          “Bank Product Reserve” means, with respect to the U.S. Borrowing Base or the Canadian Borrowing Base, the aggregate amount of reserves established by the Collateral Agents from time to time in their Credit Judgment in respect of Bank Product Debt of the U.S. Loan Parties or the Canadian Loan Parties, as the case may be, which shall be at least equal to the sum of all Bank Product Amounts.
          “Bankruptcy Code” means Title 11 of the United States Code.
          “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

          “Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) 1.00% plus the higher of (i) 1.75% and (ii) the Eurodollar Rate for a 30-day Interest Period, as determined on such day and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.
          “BIA” means the Bankruptcy and Insolvency Act (Canada).
          “Bookrunners” means Banc of America Securities LLC, GE Capital Markets, Inc. and Wells Fargo Foothill, LLC.
          “Borrower Agent” has the meaning specified in the introductory paragraph hereto.
          “Borrower Materials” has the meaning specified in Section 6.02.
          “Borrowers” mean the Canadian Borrower and the U.S. Borrowers.
          “Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.
          “Borrowing Base” means any of the U.S. Borrowing Base, the Canadian Borrowing Base and/or the Total Borrowing Base, as the context may require.
          “Borrowing Base Certificate” means a certificate substantially in the form of Exhibit L or such other form as may be agreed to by the Administrative Agent.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, relative to matters with respect to the U.S. Revolving Credit Facility, the state where the Administrative Agent’s Office is located, or relative to matters with respect to the Canadian Revolving Credit Facility, the jurisdiction where the Administrative Agent’s principal Canadian lending Affiliate or branch is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
          “CAM” means the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established pursuant to Section 8.04.
          “CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 8.04.
          “CAM Exchange Date” means the first date after the Closing Date on which there shall occur (a) any Event of Default under clause (f) or (g) of Section 8.01 with respect to a Borrower or (b) an acceleration of Loans pursuant to Section 8.02(b).

          “CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum, without duplication, of (i) the Canadian Revolving Credit Exposure, if any, of such Lender, (ii) the U.S. Revolving Credit Exposure, if any, of such Lender and (iii) the aggregate amount of any other Obligations otherwise owed to such Lender pursuant to the Loan Documents, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate U.S. Revolving Credit Exposure of all the Lenders, (ii) the aggregate Canadian Revolving Exposure of all Lenders and (iii) the aggregate amount of any other Obligations otherwise owed to any of the Lenders pursuant to the Loan Documents, in each case immediately prior to the CAM Exchange Date.
          “Canadian ABL Priority Collateral” means ABL Priority Collateral that is Canadian Collateral.
          “Canadian Account Control Agreements” means, collectively, the Control Agreements entered into by the Canadian Loan Parties in favor of the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent.
          “Canadian Available Cash” means, at any time, unrestricted cash collateral of the Canadian Borrower that (a) does not consist of proceeds of accounts receivable that are otherwise included at such time in the calculation of the Canadian Borrowing Base and (b) is pledged to the Administrative Agent and held in Cash Collateral Accounts at the Administrative Agent. In no event shall any Specified Issuance Proceeds be classified as Canadian Available Cash.
          “Canadian Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America-Canada Branch as its “Base Rate” for loans in Dollars in Canada. The “Canadian Base Rate” is a rate set by Bank of America-Canada Branch based upon various factors including Bank of America-Canada Branch’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and any change in such rate announced by Bank of America-Canada Branch shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Canadian Base Rate Loan” means any Canadian Revolving Credit Loan denominated in Dollars bearing interest computed by reference to the Canadian Base Rate.
          “Canadian Benefit Plans” means all employee benefit plans, programs or arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or its Subsidiaries in respect of its employees or former employees in Canada.
          “Canadian Borrower” has the meaning specified in the introductory paragraph hereto.
          “Canadian Borrowing Base” means, on any date of determination, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with this Agreement) equal to:
          (a) the sum of:
          (i) 85% of the value of the Eligible Receivables of the Canadian Loan Parties (other than any Excluded Subsidiaries);

          (ii) 85% of the NOLV Percentage of the value of the Eligible Inventory of the Canadian Loan Parties (other than any Excluded Subsidiaries); and
          (iii) (x) 100% of Canadian Available Cash up to $25,000,000 (less the amount of U.S. Available Cash included in the calculation of the U.S. Borrowing Base at such time) for purposes of determining whether a Borrowing is permitted or (y) 100% of Canadian Available Cash up to $10,000,000 (less the amount of U.S. Available Cash included in the calculation of the U.S. Borrowing Base at such time) for any other purpose under the Loan Documents (including, without limitation in respect of the determination of whether a Cash Dominion Event or a Covenant Trigger Event exists or compliance with any test set forth in Article VII);
          minus
          (b) the Availability Reserve to the extent attributable to the Canadian Loan Parties in the Collateral Agents’ Credit Judgment on such date, provided that, after the Closing Date, the Collateral Agents may adjust the apportionment of the Availability Reserve between the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility in their Credit Judgment.
          “Canadian Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Canadian Lender or an Affiliate of a Canadian Lender, in its capacity as a party to such Cash Management Agreement, in each case in respect of services provided under such Cash Management Agreement to a Canadian Loan Party.
          “Canadian Collateral” means all of the “Collateral” referred to in the Canadian Collateral Documents and all of the other property that is or is intended under the terms of the Canadian Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Canadian Secured Parties.
          “Canadian Collateral Documents” means, collectively, the Canadian Security Agreement, the Canadian Account Control Agreements, each of the collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, deeds of hypothec, hypothecs, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien securing the Canadian Obligations in favor of the Administrative Agent for the benefit of the Canadian Secured Parties.
          “Canadian Dollar” or “Cdn. $” means Canadian dollars, the lawful currency of Canada.
          “Canadian Excess Availability” means, at any time, the difference between (a) the lesser of (i) the Canadian Revolving Credit Facility and (ii) the Canadian Borrowing Base at such time, as determined from the most recent Borrowing Base Certificate delivered by the Borrower Agent to the Administrative Agent pursuant to Section 6.01(f) hereof minus (b) the Total Canadian Revolving Credit Outstandings.
          “Canadian Guarantee” means, collectively, the Guarantees made by the Canadian Subsidiary Guarantors in favor of the Canadian Secured Parties, each in form and substance reasonably satisfactory to the Administrative Agent, together with each other guarantee and guarantee supplement delivered pursuant to Section 6.12.
          “Canadian Hedge Bank” means any Hedge Bank that is party to a Canadian Secured Hedge Agreement.

          “Canadian L/C Advance” means, with respect to each Canadian Revolving Credit Lender, such Lender’s funding of its participation in any Canadian L/C Borrowing in accordance with its Applicable Percentage.
          “Canadian L/C Borrowing” means an extension of credit resulting from a drawing under any Canadian Letter of Credit which has not been reimbursed on the date when made or refinanced as a Canadian Revolving Credit Borrowing.
          “Canadian L/C Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
          “Canadian L/C Issuer” means Bank of America-Canadian Branch in its capacity as issuer of Canadian Letters of Credit hereunder, any successor thereto in such capacity or any other Canadian Lender (or any Affiliate of a Canadian Lender) that has agreed to act in such capacity.
          “Canadian L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Canadian Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Canadian Letters of Credit, including all Canadian L/C Borrowings. For purposes of computing the amount available to be drawn under any Canadian Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Canadian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “Canadian Lender” means each financial institution listed on Schedule 2.01 as a “Canadian Revolving Credit Lender”, as well as any Person that becomes a “Canadian Revolving Credit Lender” hereunder pursuant to Section 11.06 and, as the context requires, includes the Canadian Swing Line Lender.
          “Canadian Letter of Credit” means any standby letter of credit or commercial letter of credit issued under the Canadian Revolving Credit Facility.
          “Canadian Letter of Credit Sublimit” means an amount equal to $5,000,000. The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Canadian Revolving Credit Facility.
          “Canadian Loan” means an extension of credit by a Lender to the Canadian Borrower under Article II in the form of a Canadian Revolving Credit Loan or a Canadian Swing Line Loan.
          “Canadian Loan Parties” means the Canadian Borrower and the Canadian Subsidiary Guarantors.
          “Canadian Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Canadian Loan Party arising under any Loan Document or otherwise with respect to any Canadian Loan, Canadian Letter of Credit, Canadian Secured Cash Management Agreement or Canadian Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Canadian Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

          “Canadian Overadvance” has the meaning specified in Section 2.01(f).
          “Canadian Overadvance Loan” means a Canadian Revolving Credit Loan made when an Overadvance exists or is caused by the funding thereof.
          “Canadian Payment Account” means the Canadian Dollar account and the Dollar account of the Administrative Agent to which all monies constituting proceeds of Canadian Collateral shall be transferred from time to time.
          “Canadian Pension Plans” means each plan, program or arrangement which is required to be registered as a pension plan under any applicable pension benefits standards or tax statute or regulation in Canada (or any province or territory thereof) maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or its Subsidiaries in respect of its Canadian employees or former employees.
          “Canadian Prime Rate” means, for any day, a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America-Canada Branch as its “Prime Rate.” The “Canadian Prime Rate” is a rate set by Bank of America-Canada Branch based upon various factors including Bank of America-Canada Branch’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and any change in such rate announced by Bank of America-Canada Branch shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Canadian Prime Rate Loan” means any Canadian Revolving Credit Loan denominated in Canadian Dollars bearing interest computed by reference to the Canadian Prime Rate.
          “Canadian Priority Payables” means, at any time, with respect to the Canadian Borrowing Base:
          (a) the amount past due and owing by the Canadian Borrower and any other Canadian Loan Party, or the accrued amount for which each of the Canadian Borrower and any other Canadian Loan Party has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable Law, in respect of (i) pension fund obligations; (ii) employment insurance; (iii) goods and services taxes, sales taxes, harmonized taxes, excise taxes, value added taxes, employee income taxes and other taxes or governmental royalties payable or to be remitted or withheld; (iv) workers’ compensation; (v) wages, vacation pay and amounts payable under the Wage Earner Protection Program Act (Canada); and (vi) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, hypothec, prior claim, lien, trust or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Collateral Documents; and
          (b) the aggregate amount of any other liabilities of the Canadian Borrower and any other Canadian Loan Parties (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, hypothec, prior claim, pledge, lien, charge, right, or claim or other Lien on any Collateral; in each case, pursuant to any applicable Law and which trust, security interest, hypothec, prior claim, pledge, lien, charge, right, claim or Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Collateral Documents.

          “Canadian Priority Payables Reserve” means, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Collateral Agents in their reasonable Credit Judgment in such amount as the Collateral Agents may determine reflects the unpaid or unremitted Canadian Priority Payables by the Canadian Loan Parties, which would give rise to a Lien under applicable Laws with priority over, or pari passu with, the Lien of the Administrative Agent for the benefit of the Canadian Secured Parties.
          “Canadian Protective Advances” has the meaning specified in Section 2.01(g).
          “Canadian Revolving Credit Borrowing” means a borrowing consisting of simultaneous Canadian Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans and BA Rate Loans, having the same Interest Period made by each of the Canadian Revolving Credit Lenders.
          “Canadian Revolving Credit Commitment” means, as to each Canadian Revolving Credit Lender, its obligation to (a) make Canadian Revolving Credit Loans to the Canadian Borrower pursuant to Section 2.01(b), (b) purchase participations in Canadian L/C Obligations, and (c) purchase participations in Canadian Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Canadian Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
          “Canadian Revolving Credit Exposure” means, with respect to any Canadian Revolving Credit Lender at any time, the Outstanding Amount of Canadian Revolving Credit Loans of such Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of Canadian L/C Obligations with respect to Canadian Letters of Credit plus such Lender’s Applicable Percentage of the Outstanding Amount of Canadian Swing Line Loans.
          “Canadian Revolving Credit Facility” means, at any time, the aggregate amount of the Canadian Revolving Credit Lenders’ Canadian Revolving Credit Commitments at such time.
          “Canadian Revolving Credit Lender” means, at any time, any Lender that has a Canadian Revolving Credit Commitment at such time.
          “Canadian Revolving Credit Loan” has the meaning specified in Section 2.01(b) and shall be deemed to include any Canadian Overadvance Loan and Canadian Protective Advance made hereunder.
          “Canadian Revolving Credit Note” means a promissory note made by the Canadian Borrower in favor of a Canadian Revolving Credit Lender evidencing Canadian Revolving Credit Loans or Canadian Swing Line Loans, as the case may be, made by such Canadian Revolving Credit Lender, substantially in the form of Exhibit C-2.
          “Canadian Secured Cash Management Agreement” means any Secured Cash Management Agreement that is entered into by and between any Canadian Loan Party and any Cash Management Bank.
          “Canadian Secured Hedge Agreement” means any Secured Hedge Agreement that is entered into by and between any Canadian Loan Party and any Hedge Bank.

          “Canadian Secured Parties” means, collectively, the Administrative Agent, each Collateral Agent, the Canadian Revolving Credit Lenders, each Canadian L/C Issuer, the Canadian Hedge Banks, the Canadian Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Canadian Obligations owing to which are or are purported to be secured by the Canadian Collateral under the terms of the Collateral Documents.
          “Canadian Security Agreement” means, collectively, the Security Agreements, security agreement supplements and the deeds of hypothec delivered pursuant to Section 4.01 or Section 6.12, in each case in respect of the Canadian Collateral, in each case in form and substance reasonably satisfactory to the Administrative Agent.
          “Canadian Subsidiary” means any direct or indirect Subsidiary of the Specified U.S. Borrower which is incorporated or otherwise organized under the laws of Canada or any province or territory thereof.
          “Canadian Subsidiary Guarantor” means each Canadian Subsidiary listed on Schedule 6.12 and each Person that shall, at any time, execute and deliver a Canadian Guarantee; it being understood that none of the Canadian Borrower or any Canadian Subsidiary Guarantors shall guarantee any of the U.S. Obligations.
          “Canadian Swing Line Borrowing” means a borrowing of a Canadian Swing Line Loan pursuant to Section 2.04(B).
          “Canadian Swing Line Lender” means Bank of America-Canada Branch in its capacity as provider of Canadian Swing Line Loans, or any successor swing line lender hereunder.
          “Canadian Swing Line Loan” has the meaning specified in Section 2.04(B)(a).
          “Canadian Swing Line Sublimit” means an amount equal to $3,000,000. The Canadian Swing Line Sublimit is part of, and not in addition to, the Canadian Revolving Credit Facility.
          “Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations); provided, however, that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition, (b) capital expenditures relating to the construction or acquisition of any property which has been transferred to a Person that is not a Borrower pursuant to a sale-leaseback transaction permitted under Section 7.05(f), (c) a reinvestment of (i) the net cash proceeds of any Disposition of any fixed or capital assets or (ii) any insurance proceeds paid on account of loss or damage to any fixed or capital assets assets, in either case, in fixed or capital assets useful in the business of such Person (d) the purchase price of fixed or capital assets purchased substantially contemporaneously with the trade-in or sale of existing fixed or capital assets to the extent that the gross amount of such purchase price is reduced by the credit granted to the seller of such property (or for the net proceeds of such sale) for the property being traded in or sold at such time, or (f) capitalized interest relating to the construction of any fixed assets.
          “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

          “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
          “Cases” means the voluntary cases commenced by the Specified U.S. Borrower and certain of its Affiliates under the Bankruptcy Code in the Bankruptcy Court on October 21, 2009.
          “Cash Collateral Account” means a blocked deposit account of one or more of the Loan Parties at Bank of America (or its Affiliates or branches or at another commercial bank selected in compliance with Section 6.18) or an account in the name of the Administrative Agent, and in each case under the sole dominion and control of the Administrative Agent and otherwise established in a manner reasonably satisfactory to the Administrative Agent.
          “Cash Collateralize” has the meaning specified in Section 2.03(f).
          “Cash Dominion Event” means either (a) the occurrence and continuance of an Event of Default or (b) the failure of the Loan Parties to maintain Excess Availability of at least the greater of (x) 20% of the Total Borrowing Base and (y) $40,000,000. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (a) so long as such Event of Default is continuing and has not been cured or waived, and/or (b) if the Cash Dominion Event arises under clause (b) of the preceding sentence, until Excess Availability is at least the greater of (x) 20% of the Total Borrowing Base and (y) $40,000,000 for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement.
          “Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrowers or any of their Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America (or Canada) or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America (or Canada, as the case may be) is pledged in support thereof;
     (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;
     (c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;
     (d) Investments, classified in accordance with GAAP as current assets of the Borrowers or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;
     (e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and
     (f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s with maturities of not more than twelve (12) months from the date of acquisition thereof;
provided that instruments equivalent to those referred to in clauses (a) through (f) above denominated in Canadian Dollars which are comparable in credit quality and tenor to those referred to above and customarily used by corporations for short term cash management purposes in Canada shall be permitted under Sections 7.02(a) and 7.05(g) to the extent reasonably required in connection with any business conducted by any Canadian Subsidiary; provided, further, that instruments equivalent to those referred to in clauses (a) through (f) above denominated in local currencies other than Dollars or Canadian Dollars which are comparable in credit quality and tenor to those referred to above and customarily used by corporations for short term cash management purposes in the jurisdiction of the relevant Foreign Subsidiary shall be permitted under Sections 7.02(a) and 7.05(g) to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary.
          “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
          “Cash Management Bank” means a U.S. Cash Management Bank and/or a Canadian Cash Management Bank, as the context may require.
          “CCAA” means the Companies’ Creditors Arrangement Act (Canada), and any rule or regulation issued thereunder.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
          “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any

Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Change of Control” means an event or series of events by which:
          (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than the greater of (i) 35% or more of the Equity Interests of the Specified U.S. Borrower entitled to vote for members of the board of directors or equivalent governing body of the Specified U.S. Borrower on a fully-diluted basis and (ii) the percentage of the then outstanding Equity Interests of the Specified U.S. Borrower entitled to vote for members of the board of directors or equivalent governing body of the Specified U.S. Borrower owned beneficially by the Equity Investors; or
          (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Specified U.S. Borrower cease to be composed of Continuing Directors; or
          (c) any “Change of Control” (or any comparable term) in any document pertaining the Senior Secured Notes or to any Junior Financing with an aggregate outstanding principal amount in excess of the Threshold Amount; or
          (d) the Canadian Borrower shall cease to be a wholly owned Subsidiary of the Specified U.S. Borrower, unless simultaneously with such transaction, the Canadian Obligations (other than contingent Obligations in respect of unasserted indemnity claims) have been paid in full in cash and the Canadian Revolving Credit Commitments are terminated.
          “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
          “Code” means the Internal Revenue Code of 1986.
          “Collateral” means the U.S. Collateral and the Canadian Collateral.
          “Collateral Agents” means Bank of America, General Electric Capital Corporation and Wells Fargo Foothill, LLC, in their capacities as “collateral agents” under this Agreement.
          “Collateral Documents” means the U.S. Collateral Documents and the Canadian Collateral Documents.
          “Commitment Date” has the meaning specified in Section 2.05(c).
          “Commitment Increase” has the meaning specified in Section 2.16(a).
          “Commitment Increase Lender” has the meaning specified in Section 2.16(b).
          “Commitment Letter” means the letter agreement, dated October 9, 2009, among the Specified U.S. Borrower, the Bookrunners and the Initial Lenders.

          “Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans or BA Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
          “Commodity Account Control Agreements” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
          “Confirmation Order” has the meaning specified in Section 4.01(g).
          “Consolidated EBITDA” means, with respect to any specified Person for any period, the sum, without duplication, of: (1) Consolidated Net Income of such Person for such period; plus (2) provision for taxes based on income or profits of such Person and its Subsidiaries for such period (including amounts actually paid pursuant to any tax sharing arrangement relating to combined, consolidated, unitary or similar tax returns to the extent that such amounts do not exceed the amount of taxes attributable to such Person and its Subsidiaries determined as if such Person and its Subsidiaries filed separate tax returns), to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (3) consolidated interest expense of such Person and its Subsidiaries for such period, whether or not paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus (4) depreciation, amortization (including amortization of the step-up in inventory valuation arising from purchase accounting and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus (5) any reasonable expenses, fees or charges related to the Transactions or any acquisition or Investment, in each case to the extent that any such expenses, fees or charges were deducted in computing such Consolidated Net Income; plus (6) other non-recurring cash charges not to exceed in the aggregate $3.0 million in any fiscal year; minus (7) non-cash items increasing such Consolidated Net Income for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any period.
          Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Specified U.S. Borrower shall be added to Consolidated Net Income to compute Consolidated EBITDA of the Specified U.S. Borrower only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Specified U.S. Borrower by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.
          “Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA of the Specified U.S. Borrower and its Subsidiaries, less (ii) the aggregate amount of all Capital Expenditures of or by the Specified U.S. Borrower and its Subsidiaries

less (iii) taxes paid or payable in cash by the Specified U.S. Borrower and its Subsidiaries (net of refunds received or receivable) to (b) the sum of (i) Consolidated Net Cash Interest Charges of the Specified U.S. Borrower and its Subsidiaries, and (ii) the aggregate principal amount of all Mandatory Principal Payments, but excluding (A) any such payments to the extent financed through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.03, (B) any such payments in respect of seller notes, earn-outs or the Existing Credit Facility in each case made before the Closing Date, for the most recently completed Measurement Period and (C) the amount of Consolidated Net Cash Interest Charges and Mandatory Principal Payments attributable to the 2011 Senior Subordinated Notes, the 2014 Senior Subordinated Notes, the 10 3/4% Senior Discount Notes due 2014 of NTK Holdings, Inc. and other Indebtedness of NTK Holdings, Inc. that in each case have been converted into new common equity of the Specified U.S. Borrower or otherwise extinguished pursuant to the Approved Plan of Reorganization; provided that (x) for purposes of determining pro forma compliance with the Consolidated Fixed Charge Coverage Ratio for any Permitted Acquisition of any Person or business and for any Investment in any Person or business under Section 7.02(n)(iii), pro forma effect shall be given to such Permitted Acquisition and Investment (in each case without giving effect to any synergies or cost savings), so long as, solely in the case of any such Permitted Acquisition or Investment for consideration in excess of $10,000,000, the Administrative Agent shall be furnished with audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent, of such Person or business (or if the acquisition is of a business unit, line of business or division of any Person, the audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent, of such Person, so long as the individual activities of the acquired business are clearly reflected in such financial statements (provided that, in the case of any Permitted Acquisition or Investment for consideration of $10,000,000 or less, the Administrative Agent shall be furnished with such financial statements as may be available to the Specified U.S. Borrower and its Subsidiaries with respect to such Person or business or division of such Person), together with a certificate from a financial officer of the Borrower Agent certifying that the Borrower Agent has reviewed the historical financial statements of the business unit, line of business or division and that to the knowledge of the Borrower Agent they reflect proper divisional accounting in relation to the larger business), reasonably satisfactory to the Administrative Agent in all respects, confirming such historical results and (y) in the event that the Specified U.S. Borrower or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Equity Interests or preferred stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Equity Interests or preferred stock and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable Measurement Period.
          “Consolidated Net Cash Interest Charges” means, for any Measurement Period, with respect to any specified Person, the sum, without duplication of: (1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments (other than the amortization of discount or imputed interest arising as a result of purchase accounting), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus (2) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period; plus (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus (4) the product of (a) all dividends and distributions, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Equity Interests of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the issuer (other than Disqualified Equity Interests) or to the issuer or a Subsidiary that is a Guarantor, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus (5) the amortization or expensing of financing fees and debt discount incurred by the issuer and its Subsidiaries including amortization arising from the Transactions and recognized in the applicable period; minus (6) interest income for such period to the extent not deducted in determining Consolidated Net Cash Interest Charges in any previous period and to the extent not included in the calculation of Consolidated EBITDA for such period, but excluding, in each of the forgoing clauses, any fees, costs or expenses related to the Transactions; provided that, for purposes of determining Consolidated Net Cash Interest Charges with respect to any Measurement Period ending in the fiscal quarter in which the Closing Date occurs or any of the first full four fiscal quarters ending thereafter, (i) in the case of calculations made during the fiscal quarter in which the Closing Date occurs, “Consolidated Net Cash Interest Charges” shall refer to Consolidated Net Cash Interest Charges for the period from the Closing Date to the applicable date of determination multiplied by a factor, the numerator of which is 365 and the denominator of which is the number of days in the period from the Closing Date to the applicable date of determination, (ii) in the case of calculations made during the first full fiscal quarter ending after the Closing Date, “Consolidated Net Cash Interest Charges” shall refer to Consolidated Net Cash Interest Charges for the period from the Closing Date to the applicable date of determination multiplied by a factor, the numerator of which is 365 and the denominator of which is the number of days in the period from the Closing Date to the applicable date of determination, (iii) in the case of calculations made during the second full fiscal quarter ending after the Closing Date, “Consolidated Net Cash Interest Charges” shall refer to Consolidated Net Cash Interest Charges for the most recently ended fiscal quarter multiplied by four, (iv) in the case of calculations made during the third full fiscal quarter ending after the Closing Date, “Consolidated Net Cash Interest Charges” shall refer to Consolidated Net Cash Interest Charges of the two most recently ended fiscal quarters multiplied by two and (v) in the case of calculations made during the fourth full fiscal quarter ending after the Closing Date, “Consolidated Net Cash Interest Charges” shall refer to Consolidated Net Cash Interest Charges of the three most recently ended fiscal quarters multiplied by 4/3.
          “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
     (a) the Net Income of any Person that is not a Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that, to the extent not previously included, Consolidated Net Income shall be increased by the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof; provided that accounting adjustments resulting from “fresh start accounting” with respect to the Transactions and fees and expenses paid in connection with the Transactions shall be excluded;
     (b) the Net Income of any Subsidiary that is not a Loan Party shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof (subject to provisions of this clause (2)) during such period, to the extent not previously included therein;
     (c) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;
     (d) the cumulative effect of a change in accounting principles shall be excluded;
     (e) non-cash charges relating to employee benefit or other management compensation plans of any parent company of the Specified U.S. Borrower (to the extent such non-cash charges relate to plans of such parent company for the benefit of members of the Board of Directors of the Specified U.S. Borrower (in their capacity as such) or employees of the Specified U.S. Borrower and its Subsidiaries), the Specified U.S. Borrower or any of its Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of any parent company of the Specified U.S. Borrower (to the extent such non-cash charges relate to plans of such parent company for the benefit of members of the Board of Directors of the Specified U.S. Borrower (in their capacity as such) or employees of the Specified U.S. Borrower and its Subsidiaries), the Specified U.S. Borrower or any of its Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income shall be excluded;
     (f) any non-cash goodwill or other impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 or Statement of Financial Accounting Standards No. 144, and non-cash charges relating to the amortization of intangibles resulting from the application of Statement of Financial Accounting Standards No. 141, shall be excluded;
     (g) any increase in cost of sales as a result of the step-up in inventory valuation arising from applying the purchase method of accounting in accordance with GAAP in connection with any acquisition consummated after the date of this Agreement, net of taxes, shall be excluded;
     (h) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of Statement of Financial Accounting Standards No. 52 shall be excluded; and
     (i) all restructuring charges, including severance, relocation and transition costs, and fees and expenses related to such restructuring, shall be excluded.
          “Continuing Directors” shall mean the directors of the Specified U.S. Borrower on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Specified U.S. Borrower is or was recommended by a majority of the then Continuing Directors or such other director receives or received the vote of the Equity Investors in his or her election by the stockholders of the Specified U.S. Borrower.

          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Control Agreement” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.
          “Covenant Trigger Event” means, at any time, either (a) the occurrence and continuance of an Event of Default or (b) the failure of the Loan Parties to maintain Excess Availability of at least the greater of (x) $40,000,000 and (y) 15% of the Total Borrowing Base. For purposes of this Agreement, the occurrence of a Covenant Trigger Event shall be deemed continuing (a) so long as such Event of Default is continuing and has not been cured or waived and/or (b) if the Covenant Trigger Event arises under clause (b) of the preceding sentence, until Excess Availability is at least the greater of (x) $40,000,000 and (y) 15% of the Total Borrowing Base for thirty (30) consecutive days, in which case a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement. For purposes of determining whether a Covenant Trigger Event shall have occurred and is continuing, no greater than 25% of Excess Availability shall be composed of Canadian Excess Availability and no greater than 25% of the Total Borrowing Base shall be composed of the Canadian Borrowing Base.
          “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
          “Credit Judgment” means the Collateral Agents’ commercially reasonable judgment exercised in good faith, based upon their consideration of any factor that they reasonably believe (a) could materially adversely affect the quantity, quality, mix or value of Collateral (including any applicable Law that may inhibit collection of an Account), the enforceability or priority of the Administrative Agent’s Liens, or the amount that the Collateral Agents and the Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any proceeding under any Debtor Relief Laws involving a Loan Party; or (d) creates or could result in an Event of Default. In exercising such judgment, (i) the Collateral Agents may consider any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral and (ii) the Administrative Agent shall communicate to the Borrower Agent the Collateral Agents’ judgment at the direction of the Collateral Agents (and in the event that the Collateral Agents do not all agree on any action relating to any such matters, the determination shall reflect the position of the Collateral Agent that asserts the most conservative credit judgment on behalf of the Lenders).
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, the BIA, the CCAA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

          “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate, Canadian Base Rate or Canadian Prime Rate, as applicable plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as the case may be, under the Revolving Credit Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan or a BA Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a proceeding under Debtor Relief Laws.
          “Deposit Account Control Agreements” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property owned by any Person, including any sale, assignment, transfer, license, lease or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the issuance of Equity Interests of any Person shall not be considered a Disposition by such Person.
          “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests (other than Disqualified Equity Interests)), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case for clauses (a) through (d), prior to the date that is ninety one (91) days after the Maturity Date; provided that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Specified U.S. Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Specified U.S. Borrower or such Subsidiary in order to satisfy applicable statutory or regulatory obligations; and provided further that any Equity Interest that would constitute a Disqualified Equity Interest solely because the holders thereof have the right to require the Specified U.S. Borrower to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute a Disqualified Equity Interest if the terms of such Equity Interest provide that the Specified U.S. Borrower may not repurchase or redeem any such Equity Interest pursuant to such provisions prior to the repayment in full of the Obligations.
          “Dollar” and “$” mean lawful money of the United States.
          “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuers, as the case may be, at such time on the basis of the Spot Rate in accordance with Section 1.08 .

          “Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.
          “Dominion Account” means any Deposit Account of a Loan Party at Bank of America or its Affiliates or branches or another bank acceptable to the Administrative Agent, in each case which is subject to a Deposit Account Control Agreement.
          “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
          “Eligible Collateral” means, collectively, Eligible Inventory and Eligible Receivables.
          “Eligible Foreign Receivables” means Accounts payable in a currency other than Dollars or Canadian Dollars or arising out of sale to debtors outside of the United States and Canada which in each case are acceptable to the Collateral Agents in their Credit Judgment.
          “Eligible Inventory” means Inventory of the Loan Parties (other than any Excluded Subsidiaries) subject to the Lien of the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, the lowest of its cost and its book value determined in accordance with GAAP and excluding any portion of cost attributable to intercompany profit among the Loan Parties and their Affiliates; provided however that, subject to the ability of the Collateral Agents to establish other criteria of ineligibility in their Credit Judgment or modify the criteria established below, unless otherwise approved by the Collateral Agents in their Credit Judgment, none of the following classes of Inventory shall be deemed to be Eligible Inventory:
     (a) Inventory consisting of “perishable agricultural commodities” within the meaning of the Perishable Agricultural Commodities Act of 1930, or on which a Lien has arisen or may arise in favor of agricultural producers under any comparable Laws;
     (b) Inventory that is obsolete, unusable or otherwise unavailable for sale;
     (c) Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;
     (d) Inventory that fails to meet all standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;
     (e) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrowers or any of their Subsidiaries has received notice of a dispute in respect of any such agreement;
     (f) Inventory (i) with respect to the U.S. Borrowing Base, located outside the United States and (ii) with respect to the Canadian Borrowing Base, located outside of Canada;
     (g) Inventory that is located on premises owned, leased or rented by a customer of any Borrower, or is placed on consignment; provided, that Inventory placed on consignment with an aggregate book value of up to $15,000,000 shall consist of Eligible Inventory if such Inventory is clearly segregated from all Inventory of such customer, all UCC and PPSA filings deemed necessary or desirable by the Administrative Agent have been made, and a reasonably satisfactory Lien Waiver has been delivered to Administrative Agent by such customer;

     (h) Inventory with respect to which the representations and warranties set forth herein, in the U.S. Security Agreement and in the Canadian Security Agreement applicable to such Inventory are not correct;
     (i) Inventory in respect of which the U.S. Security Agreement or the Canadian Security Agreement, as applicable, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien or security interest in favor of the Administrative Agent, on behalf of the applicable Secured Parties, securing the applicable Obligations;
     (j) Inventory subject to any Lien securing any judgment; and
     (k) it is not either (i) otherwise acceptable to or (ii) subject to a reserve acceptable to, the Collateral Agents, in their Credit Judgment.
If the Collateral Agents deem Inventory ineligible in their Credit Judgment (and not based upon the criteria set forth above), then the Collateral Agents shall give the Borrower Agent two (2) Business Days’ prior notice thereof (unless an Event of Default exists, in which event no notice shall be required).
          “Eligible Receivables” means Accounts of the Loan Parties (other than any Excluded Subsidiaries) subject to the Lien of the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person; provided, however, that, for the avoidance of doubt, cash proceeds of any of the Accounts of the Loan Parties do not constitute Eligible Receivables; provided, further, that subject to the ability of the Collateral Agents to establish other criteria of ineligibility in their Credit Judgment or modify the criteria established below, unless otherwise approved by the Collateral Agents in their Credit Judgment, none of the following classes of Accounts shall be deemed to be Eligible Receivables:
     (a) Accounts that do not arise out of sales of goods or rendering of services in the ordinary course of the Borrowers’ or the relevant Subsidiaries’ business;
     (b) Accounts payable other than in Dollars or, in the case of Canadian Loan Parties, Dollars or Canadian Dollars, or that are otherwise on terms other than those normal or customary in the Borrowers’ or the relevant Subsidiaries’ business, except for up to the Dollar Equivalent of $12,000,000 (in the aggregate, taken together with Eligible Foreign Receivables included under clause (j) of this definition) in Eligible Foreign Receivables;
     (c) Accounts arising out of a sale made or services rendered by any Borrower to a Subsidiary of any Borrower or an Affiliate of any Borrower or to a Person Controlled by an Affiliate of any Borrower (including any employees of such Borrower);
     (d) Accounts (i) more than 120 days past the original invoice date (other than (A) up to $6,000,000 of Accounts having extended payment terms which are acceptable to the Collateral Agents in their Credit Judgment and (B) Accounts in respect of which the account debtor has provided a letter of credit reasonably acceptable to the Collateral Agents) or (ii) more than 60 days past the original due date;

     (e) Accounts owing from any Person from which an aggregate amount of more than 50% of the Accounts owing therefrom is more than 120 days past original invoice date or more than 60 days past the date due;
     (f) Accounts owing from any Person that exceed 20% of the net amount of all Eligible Receivables, but only to the extent of such excess;
     (g) Accounts owing from any Person that (i) has disputed liability for any Account owing from such Person or has been placed on credit hold due to past due balances or (ii) has otherwise asserted any claim, demand or liability against a Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise;
     (h) Accounts owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 8.01(f);
     (i) Accounts (i) owing from any Person that is also a supplier to or creditor of a Borrower or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Administrative Agent, (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Borrower or any of its Subsidiaries to discounts on future purchase therefrom, (iii) in respect of which the related invoice(s) has been reversed;
     (j) Accounts arising out of sales to account debtors outside the United States and Canada, except for up to the Dollar Equivalent of $12,000,000 (in the aggregate, taken together with Eligible Foreign Receivables included under clause (b) of this definition) in Eligible Foreign Receivables, unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Administrative Agent and such irrevocable letter of credit is in the possession of the Administrative Agent;
     (k) Accounts arising out of sales on a bill-and-hold, cash in advance or cash on delivery payment terms, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back or Accounts representing any unapplied cash;
     (l) Accounts owing from an account debtor that is an agency, department or instrumentality of the United States or any state thereof or Canada or any province or territory thereof unless the applicable Borrower or its relevant Subsidiary shall have satisfied the requirements of the Assignment of Claims Act of 1940, or the Financial Administration Act (Canada) and any similar state, provincial or territorial legislation and the Administrative Agent is satisfied as to the absence of setoffs, counterclaims and other defenses on the part of such account debtor;
     (m) Accounts with respect to which the representations and warranties set forth herein, in the U.S. Security Agreement and in the Canadian Security Agreement applicable to such Accounts are not correct;
     (n) Accounts in respect of which the applicable Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Obligations;
     (o) Accounts subject to any Lien securing any judgment;

     (p) Accounts relating to the third party billing arrangements with Nordyne, Inc.; and
     (q) it is not either (a) otherwise acceptable to or (b) subject to a reserve acceptable to, the Collateral Agents, in their Credit Judgment.
If the Collateral Agents deem Accounts ineligible in their Credit Judgment (and not based upon the criteria set forth above), then the Collateral Agents shall give the Borrower Agent two (2) Business Days’ prior notice thereof (unless an Event of Default exists, in which event no notice shall be required).
          “Environmental Laws” means any and all applicable federal, state, provincial, territorial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, and the common law relating to pollution or the protection of the environment (including ambient air, indoor air, surface wastes, groundwater, land and subsurface strata), human health and safety as it relates to environmental protection and natural resources including those related to Release or threat of Release, or exposure to, or generation, storage, treatment, transport, handling, distribution or disposal of Hazardous Materials.
          “Environmental Liability” means any liability or costs, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Specified U.S. Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
          “Equity Investors” means the Management Shareholders and their respective Affiliates, Fidelity, Ares, Goldman Sachs Asset Management, L.P. and Capital Research and Management Company.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
          “ERISA Event” means (a) (i) the occurrence of a Reportable Event with respect to a Pension Plan or a Termination Event with respect to a Canadian Pension Plan or (ii) the requirements of

Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Pension Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Pension Plan within the following 30 days; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate; (g) the withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan that is a multiple employer or other plan described in Section 4064(a) of ERISA during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (h) the conditions for imposition of a Lien under Section 303(k) of ERISA or other applicable Laws shall have been met with respect to any Pension Plan or Canadian Pension Plan; or (i) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).
          “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the higher of (a) 1.75% and (b) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the rate under this clause (b) for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
          “Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the Eurodollar Rate.
          “Event of Default” has the meaning specified in Section 8.01.
          “Excess Availability” means the sum of U.S. Excess Availability and Canadian Excess Availability.
          “Excluded Accounts” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.
          “Excluded Subsidiary” means, on any date, (a) any Subsidiary of the Specified U.S. Borrower (i) that, together with its Subsidiaries on a consolidated basis, has less than $250,000 in total assets, (ii) the total assets of which, together with its Subsidiaries on a consolidated basis and all Excluded Subsidiaries as of such date, is less than $2,500,000 and (iii) that does not have any Indebtedness

(including by way of Guarantee) in respect of money borrowed other than Indebtedness hereunder and under the Senior Secured Notes (including by way of Guarantees in respect of the Revolving Credit Facility or the Senior Secured Notes) (it being understood, without limitation to the foregoing, that in no event shall any Subsidiary that provides a Guarantee of the Senior Secured Notes be an Excluded Subsidiary for purposes of Section 6.12) and (b) solely for purposes of Section 6.12, Linear H.K. LLC (so long as Linear H.K. LLC is held directly or indirectly by a Foreign Subsidiary).
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) taxes imposed on or measured by its overall gross or net income (however denominated), and franchise taxes imposed on it (in lieu of gross or net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or L/C Issuer, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Loan Party is located and (c) in the case of a Lender or L/C Issuer, any United States withholding tax or backup withholding tax that (i) is required to be imposed on amounts payable to such Lender or L/C Issuer pursuant to the Laws in force at the time such Lender or L/C Issuer becomes a party hereto or designates a new Lending Office (other than an assignee pursuant to a request by the Borrower Agent under Section 11.13 and other than as assignee Lender pursuant to a CAM Exchange under Section 8.04), except to the extent that such Lender or L/C Issuer (or its assignor, if any) was entitled, at the time of the designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (ii) is attributable to such Lender’s or L/C Issuer’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e).
          “Executive Order” has the meaning specified in Section 5.23(a).
          “Existing Credit Agreement” means the Credit Agreement, dated as of May 20, 2008, among the Borrowers, Bank of America, N.A., as administrative agent and the lender parties and other agents party thereto.
          “Existing Letters of Credit” means the letters of credit listed on Schedule 1.01 and outstanding on the Closing Date.
          “Extraordinary Receipt” means any proceeds of property or casualty insurance and condemnation awards (and payments in lieu thereof) relating to any ABL Priority Collateral of the Loan Parties and their respective Subsidiaries.
          “Facility” means the U.S. Revolving Credit Facility and/or the Canadian Revolving Credit Facility, as the context may require.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

          “Fee Letters” has the meaning specified in the Commitment Letter.
          “Final Order” has the meaning specified in Section 4.01(g).
          “Foreign L/C Issuer” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that is acting in the capacity of an L/C Issuer.
          “Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (including such a Lender when acting in the capacity of an L/C Issuer).
          “Foreign Loan Party” means any Loan Party other than a U.S. Loan Party.
          “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Specified U.S. Borrower or any Subsidiary with respect to employees employed outside the United States.
          “Foreign Subsidiary” means any direct or indirect Subsidiary of the Specified U.S. Borrower that is not a Domestic Subsidiary.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
          “Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
          “Guarantors” means, collectively, the Specified U.S. Borrower, the Subsidiaries of the Specified U.S. Borrower listed on Schedule 6.12 and each other Subsidiary of the Specified U.S. Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.
          “Guaranties” means the U.S. Guaranty and the Canadian Guarantee.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants regulated as such pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, greenhouse gases, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes.
          “Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
          “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
     (a) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;
     (b) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and
     (c) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.
          “Honor Date” has the meaning specified in Section 2.03(b).
          “Incremental Amendment” has the meaning specified in Section 2.16(a).

          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business that are paid before the earlier of (i) 60 days past the date they are due or (ii) 180 days after their creation);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing;
provided that, “Indebtedness” shall not include any post-closing payment adjustments or earn-out, non-competition or consulting obligations existing on the Closing Date or incurred in connection with Investments permitted under Section 7.02(h), (n) or (o) (i) if such obligations are not required to be reflected as a liability on the balance sheet of the applicable Person (but only to the extent reflected in the liabilities section of the balance sheet as opposed to the footnotes thereto) or (ii) if at the time of such Investment, the Specified U.S. Borrower was able to satisfy the tests in Section 7.02(h), (n) or (o), as applicable, after giving pro forma effect to the maximum possible payment that could result from such adjustment, earn-out or other obligation as if paid on the date of consummation of such Investment (as certified to the Administrative Agent in reasonable detail by a Responsible Officer of the Borrower).
          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitees” has the meaning specified in Section 11.04(b).

          “Information” has the meaning specified in Section 11.07.
          “Information Memorandum” means the information memorandum intended to be used by the Bookrunners in connection with the syndication of the Commitments.
          “Initial Lenders” means Bank of America, General Electric Capital Corporation, Wells Fargo Foothill, LLC, Wells Fargo Foothill Canada ULC and PNC Bank, National Association.
          “Intellectual Property Security Agreements” means the U.S. Intellectual Property Security Agreement and the Canadian Intellectual Property Security Agreement.
          “Intercompany Note” means an intercompany note, substantially in the form of Exhibit I, executed by the Specified U.S. Borrower and each of its Subsidiaries and endorsed in blank by each of the U.S. Loan Parties.
          “Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of December 17, 2009, among the Administrative Agent under and as defined in the Existing Credit Agreement, on behalf of the “Revolving Facility Secured Parties” (as defined therein), the Trustee, on behalf of the “Noteholder Secured Parties” (as defined therein), and the U.S. Loan Parties.
          “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan or BA Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan or a BA Rate Loan exceeds 90 days, the respective dates that fall every 30 days after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, Canadian Base Rate Loan, Canadian Prime Rate Loan or Swing Line Loan, the first Business Day of each April, July, October and January and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
          “Interest Period” means, as to each Eurodollar Rate Loan and BA Rate Loan, the period commencing on the date such Eurodollar Rate Loan or BA Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan or BA Rate Loan, and ending on the date 30, 60, 90 or 180 days thereafter, as selected by a Borrower in its Committed Loan Notice or such other period that is 365 days or less requested by a Borrower and consented to by all the Appropriate Lenders; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
          “Inventory” has the meaning specified in the UCC or the PPSA, as applicable, and shall include all goods intended for sale or lease by a Loan Party, or for display or demonstration; all work in process, all raw materials, and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in such Loan Party’s business (but excluding Equipment).
          “Investment” means, as to any Person, any acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of such other Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of such other Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to any return of capital or prepayments or repayments of principal actually received by such Person with respect thereto.
          “IP Rights” has the meaning specified in Section 5.17.
          “IP Security Agreement Supplement” means a supplement delivered in connection with any Intellectual Property Security Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent.
          “IRS” means the United States Internal Revenue Service.
          “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
          “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and a Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
          “Junior Financing” has the meaning specified in Section 7.14.
          “Junior Financing Documentation” means any documentation governing any Junior Financing.
          “Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.
          “L/C Advance” a U.S. L/C Advance and/or a Canadian L/C Advance, as the context may require.
          “L/C Borrowing” means a U.S. L/C Borrowing and/or a Canadian L/C Borrowing, as the context may require.
          “L/C Credit Extension” means a U.S. L/C Credit Extension and/or a Canadian L/C Credit Extension, as the context may require.

          “L/C Issuer” means any U.S. L/C Issuer and/or any Canadian L/C Issuer, as the context may require.
          “L/C Obligations” means the U.S. L/C Obligations and/or the Canadian L/C Obligations, as the context may require.
          “Lender” means a U.S. Lender and/or a Canadian Lender, as the context may require.
          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.
          “Letter of Credit” means a U.S. Letter of Credit and/or a Canadian Letter of Credit, as the context may require.
          “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.
          “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
          “Letter of Credit Fee” has the meaning specified in Section 2.03(h).
          “Letter of Credit Sublimit” means the U.S. Letter of Credit Sublimit and/or the Canadian Letter of Credit Sublimit, as the context may require.
          “License” means any license or agreement under which a Loan Party is authorized to use IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property or any other conduct of its business.
          “Licensor” means any Person from whom a Loan Party obtains the right to use any IP Rights.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, statutory or deemed trust, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).
          “Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, by which: (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises for an agreed upon period of time to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to the Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Administrative Agent upon request; and (d) for any Collateral subject to a Licensor’s IP Rights, the Licensor grants to the Administrative Agent the right, vis-à-vis such Licensor, to enforce the Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the IP Rights, whether or not a default exists under any applicable License.
          “Loan” means a U.S. Loan and/or a Canadian Loan, as the context may require.
          “Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranties, (d) the Intercreditor Agreement, (e) the Collateral Documents, (f) the Fee Letters and (g) each Issuer Document.
          “Loan Parties” means, collectively, each Borrower and each Guarantor.
          “Management Shareholders” means the members of management of the Specified U.S. Borrower or its Subsidiaries who are investors, directly or indirectly, in the Specified U.S. Borrower as of the Closing Date.
          “Mandatory Principal Payments” means all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding Indebtedness for borrowed money of any Borrower or Guarantor.
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Specified U.S. Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrowers or any Guarantor to perform its obligations under any loan documentation to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any Loan Document to which it is a party; provided, that accounting adjustments that result from “fresh start accounting” with respect to the Transactions shall not in and of itself constitute a Material Adverse Effect hereunder; provided, further, that the consummation of the Transactions shall not constitute a Material Adverse Effect hereunder.
          “Material Foreign Subsidiary” has the meaning specified in Section 6.12(d).
          “Material Real Estate” means any parcel of real property that is fee owned by a U.S. Loan Party, other than any parcel of real property (i) for which the greater of the cost and the book value is less than $2,500,000, or (ii) which property is subject to a Lien permitted by Section 7.01(j), (q) or (w) which prohibits the granting of a Lien to the Administrative Agent.
          “Maximum Rate” has the meaning specified in Section 11.09.
          “Maturity Date” means, with respect to each of the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility, the earlier of (a) October 21, 2013 and (b) the date that is 95 days before the stated maturity date (after giving effect to any extensions, renewals, refinancings or replacements thereof) of the Senior Secured Notes; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
          “Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Specified U.S. Borrower.

          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Mortgage” has the meaning specified in Section 4.01(a)(vi).
          “Mortgage Policy” has the meaning specified in Section 4.01(a)(vi)(B).
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
          “Net Cash Proceeds” means, with respect to any Disposition of ABL Priority Collateral by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (iii) income and transfer Taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction in connection therewith (including pursuant to any tax sharing arrangement relating to combined, consolidated, unitary or similar tax returns to the extent that such income and transfer Taxes do not exceed the amount of Taxes attributable to such Person and its Subsidiaries determined as if such Person and its Subsidiaries filed separate tax returns); provided that, if the amount of any estimated Taxes pursuant to subclause (iii) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds.
          “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Disposition or (b) the disposition of any other assets by such Person or any of its Subsidiaries (other than in the ordinary course of business) or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; (2) any extraordinary or nonrecurring gains, losses or charges, together with any related provision for taxes on such gain, loss or charge; (3) all adjustments resulting from “fresh start accounting” with respect to the Transactions, including depreciation and amortization expense and adjustments to inventory and fees and expenses and other charges paid or recorded; and (4) all cash and non-cash restructuring charges, gains and losses of the Borrowers incurred in connection with the Transactions, including (i) any fees, expenses or charges related to or arising from the restructuring of the Borrowers in connection with the Cases, including, without limitation, all fees, expenses or charges incurred or reimbursed by the Borrowers (including those of the Borrowers, the informal committees of holders of the Borrowers’ public indebtedness, the committee appointed to represent the interests of equity holders in the Cases, any witnesses retained by the Borrowers in the Cases and the respective legal and financial advisors of such parties), whether incurred in connection with the planning, negotiation, structuring or implementation of the Approved Plan of Reorganization, and whether incurred prior to the petition date of the Cases, during the pendency of the Cases or after the effective date of the Cases, and (ii) any severance, relocation and transition costs, together with any related provision for Taxes on such gains, losses, charges, fees, expenses and costs, in each case incurred in connection with the Transactions; provided that, for the avoidance of doubt, clause (4) shall not exclude any cash restructuring charges (including severance costs) incurred in connection with the ongoing business of the Specified U.S. Borrower and its Subsidiaries which are not related to the Transactions.
          “NOLV Percentage” means the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Loan Parties’ Inventory performed by an appraiser and on terms satisfactory to the Administrative Agent.
          “Non-Excluded Parties” means the Loan Parties and their Subsidiaries, in each case excluding Excluded Subsidiaries and Foreign Subsidiaries that are not Canadian Subsidiaries.
          “Non-Extension Notice Date” has the meaning specified in Section 2.03(a)(iii).
          “Note” means a U.S. Revolving Credit Note and/or a Canadian Revolving Credit Note, as the context may require.
          “Not Otherwise Applied” means, with reference to any amount of net cash proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Senior Secured Notes and (b) was not previously applied in determining the permissibility of a transaction (including, without limitation, the making of an Investment, Restricted Payment, capital expenditure or refinancing of Junior Financing) under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount.
          “NPL” means the National Priorities List under CERCLA.
          “Obligations” means the U.S. Obligations and the Canadian Obligations.
          “OFAC” has the meaning specified in Section 5.23(b)(v).
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Original Currency” has the meaning specified in Section 11.19.
          “Other Taxes” means all present or future stamp or documentary taxes or any other excise, property intangible, mortgage recording or similar taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Outstanding Amount” means (a) with respect to Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by a Borrower of Unreimbursed Amounts.
          “Overadvance” means a U.S. Overadvance and/or a Canadian Overadvance, as the context may require.
          “Overadvance Loan” means a U.S. Overadvance Loan and/or a Canadian Overadvance Loan, as the context may require.
          “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, each applicable L/C Issuer or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Bank of America-Canada Branch in the Canadian interbank market for Canadian Dollars to major banks in such interbank market.
          “Participant” has the meaning specified in Section 11.06(d).
          “Payment Item” means each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.
          “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years. For greater certainty, “Pension Plan” does not include any Canadian Pension Plan.
          “Perfection Certificate” shall mean certificates in the form of Exhibit M-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
          “Perfection Certificate Supplement” shall mean a perfection certificate supplement in form and substance reasonably satisfactory to the Administrative Agent.
          “Permitted Acquired Debt” has the meaning specified in Section 7.03(b)(xvii).
          “Permitted Acquisition” has the meaning specified in Section 7.02(h).
          “Permitted Encumbrances” has the meaning specified in the Mortgages.
          “Permitted Equity Issuance” means any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of the Specified U.S. Borrower (or capital contributions in respect thereof) to the extent permitted hereunder.

          “Permitted Refinancing” means, with respect to any Person, any modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder (to the extent such commitments could be drawn at the time of such refinancing in compliance with this Agreement) or as otherwise permitted pursuant to Section 7.03, (b) such modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension (A) has a final maturity date (i) that occurs at least 181 days after the Maturity Date or (ii) that is equal to or later than the final maturity date of the Indebtedness being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended, (B) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended and (C) has no scheduled amortization or payments of principal prior to 181 days after the Maturity Date or, if the Indebtedness being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended is subject to scheduled amortization or payments of principal, prior to any such scheduled amortization or payments of principal, (c) if the Indebtedness being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended Indebtedness are not materially, taken as a whole, less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended or are on market terms for similar issuances at the time of such modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension (as determined in the Administrative Agent’s reasonable discretion), (e) such modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension is incurred and/or guaranteed by only the Persons who are the obligors on the Indebtedness being modified, amended, restated, amended and restated, refinanced, refunded, renewed or extended, and (f) at the time thereof, no Default shall have occurred and be continuing; and provided further that, in connection with any Permitted Refinancing with respect to which the Intercreditor Agreement is amended, supplemented or otherwise modified, such amendments, supplements or other modifications shall be reasonably satisfactory to the Administrative Agent.
          “Permitted Seller Notes” has the meaning specified in Section 7.03(b)(xvii).
          “Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Specified U.S. Borrower that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions (i) no less favorable to the Lenders than the terms and conditions customary for senior subordinated debt securities of comparable issuers issued in the capital markets at such time and placed by nationally recognized investment banks, in each case as reasonably determined by the Collateral Agents or (ii) reasonably acceptable to the Collateral Agents, (b) will not mature prior to the date that is six months after the Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (d) of this definition), (c) has no scheduled amortization or payments of principal prior to the Maturity Date and

(d) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, than provisions (i) customary for senior subordinated debt securities of comparable issuers issued in the capital markets at such time and placed by nationally recognized investment banks, in each case as reasonably determined by the Collateral Agents or (ii) reasonably acceptable to the Collateral Agents; provided any such Indebtedness shall constitute Permitted Subordinated Indebtedness only if both before and after giving effect to the issuance or incurrence thereof, no Default or Event of Default shall have occurred and be continuing.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate. For greater certainty, “Plan” does not include any Canadian Benefit Plan or Canadian Pension Plan.
          “Platform” has the meaning specified in Section 6.02.
          “Pledged Debt” means any pledged “Pledged Debt” defined in any Security Agreement and all other indebtedness from time to time owed to the Loan Parties (including, without limitation, all promissory notes or instruments, if any, evidencing such indebtedness) and required to be pledged by the Loan Parties pursuant to the Loan Documents.
          “Pledged Equity” means any pledged “Pledged Equity” defined in any Security Agreement and all other Equity Interests from time to time acquired, owned or held by the Loan Parties (including, without limitation, the certificates, if any, representing such Equity Interests) and required to be pledged by the Loan Parties pursuant to the Loan Documents.
          “PPE Financing” means any financing of equipment, Capitalized Lease or purchase money debt, in each case that is not secured by any ABL Priority Collateral and that would be permitted by Section 7.03(b)(vi) (but without giving effect to the proviso thereto).
          “PPSA” means the Personal Property Security Act of Ontario; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the PPSA as in effect in a Canadian jurisdiction other than Ontario, or the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          “Protective Advance” has the meaning specified in Section 2.01(g).
          “Public Lender” has the meaning specified in Section 6.02.
          “Real Estate Collateral Deliverables” has the meaning specified in Section 4.01(a)(vi).
          “Register” has the meaning specified in Section 11.06(c).
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

          “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, seeping, or placing into the environment.
          “Rent and Charges Reserve” means (a) with respect to the U.S. Borrowing Base, the aggregate of (i) all past due rent and other amounts owing by a U.S. Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory or could assert a Lien on any Eligible Inventory and (ii) a reserve equal to two months rent that could be payable to any such Person, unless such Person has executed a Lien Waiver and (b) with respect to the Canadian Borrowing Base, the aggregate of (i) all past due rent and other amounts owing by a Canadian Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory or could assert a Lien on any Eligible Inventory and (ii) a reserve equal to two months rent that could be payable to any such Person, unless such Person has executed a Lien Waiver.
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
          “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
          “Required Canadian Lenders” means, as of any date of determination, Canadian Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Canadian Outstandings (with the aggregate amount of each Canadian Revolving Credit Lender’s risk participation and funded participation in Canadian L/C Obligations and Canadian Swing Line Loans being deemed “held” by such Canadian Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Canadian Revolving Credit Commitments; provided that the unused Canadian Revolving Credit Commitment of, and the portion of the Total Canadian Outstandings held or deemed held by, any Defaulting Lender and any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Canadian Lenders.
          “Required Initial Lenders” means the Initial Lenders holding more than 75% of the commitments for the Facilities provided under the Commitment Letter.
          “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Appropriate Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender and any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.
          “Required U.S. Lenders” means, as of any date of determination, U.S. Revolving Credit Lenders holding more than 50% of the sum of the (a) Total U.S. Outstandings (with the aggregate amount of each U.S. Revolving Credit Lender’s risk participation and funded participation in U.S. L/C Obligations and U.S. Swing Line Loans being deemed “held” by such U.S. Revolving Credit Lender for purposes of this definition) and (b) aggregate unused U.S. Revolving Credit Commitments; provided that the unused U.S. Revolving Credit Commitment of, and the portion of the Total U.S. Outstandings held or deemed held by, any Defaulting Lender and any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required U.S. Lenders.

          “Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
          “Revolving Credit Borrowing” means a U.S. Revolving Credit Borrowing and/or a Canadian Revolving Credit Borrowing, as the context may require.
          “Revolving Credit Commitment” means a U.S. Revolving Credit Commitment and/or a Canadian Revolving Credit Commitment, as the context may require.
          “Revolving Credit Facility” means the U.S. Revolving Credit Facility and/or the Canadian Revolving Credit Facility, as the context may require.
          “Revolving Credit Lender” means a U.S. Revolving Credit Lender and/or a Canadian Revolving Credit Lender, as the context may require.
          “Revolving Credit Loan” has a U.S. Revolving Credit Loan and/or a Canadian Revolving Credit Loan, as the context may require.
          “Revolving Credit Note” means a U.S. Revolving Credit Note and/or a Canadian Revolving Credit Note, as the context may require.
          “Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Second Currency” has the meaning specified in Section 11.19.
          “Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between a Loan Party and any Cash Management Bank.
          “Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.
          “Secured Parties” means the U.S. Secured Parties and the Canadian Secured Parties.

          “Securities Act” means the Securities Act of 1933.
          “Security Agreement” means the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.
          “Security Agreement Supplement” means a supplement delivered in connection with any Security Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent.
          “Securities Account Control Agreement” has the meaning specified in the U.S. Security Agreement and/or the Canadian Security Agreement, as the context may require.
          “Senior Secured Notes” means the senior secured notes of the Specified U.S. Borrower in an aggregate principal amount of up to $750,000,000 plus any additional principal amounts thereunder arising from the capitalization of interest thereon pursuant to the Approved Plan of Reorganization, issued pursuant to the Senior Secured Notes Documents and any exchange notes issued in exchange therefor, in each case, pursuant to the Senior Secured Notes Indenture.
          “Senior Secured Notes Documents” means the Senior Secured Notes Indenture, the Senior Secured Notes and all other agreements, instruments and other documents pursuant to which the Senior Secured Notes have been or will be issued or otherwise setting forth the terms of the Senior Secured Notes.
          “Senior Secured Notes Indenture” means the Indenture, dated as of December 17, 2009, among the Specified U.S. Borrower, as “Issuer” and U.S. Bank National Association, as Trustee.
          “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Specified Issuance Proceeds” means the net cash proceeds of (a) Permitted Equity Issuances and (b) the issuance of Permitted Subordinated Indebtedness by the Specified U.S. Borrower, in each case held in a segregated account pending application in accordance with the terms of this Agreement.
          “Specified U.S. Borrower” has the meaning specified in the introductory paragraph hereto.
          “Solidary Claim” has the meaning specified in Section 9.01(c).
          “Spot Rate” has the meaning specified in Section 1.08.

          “Subordination Provisions” has the meaning specified in Section 8.01(m).
          “Subsidiary” of a Person means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture, or limited liability company) of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a Controlling general partner or otherwise Controls such entity. Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Specified U.S. Borrower.
          “Supermajority Lenders” means, as of any date of determination, Lenders holding more than 66 2/3% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Appropriate Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender and any Affiliated Lender shall in each case be excluded for purposes of making a determination of Supermajority Lenders.
          “Supplemental Collateral Agent” has the meaning specified in Section 9.05(a).
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement (as defined below), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

          “Swing Line Borrowing” means a U.S. Swing Line Borrowing and/or a Canadian Swing Line Borrowing, as the context may require.
          “Swing Line Lender” means the U.S. Swing Line Lender and/or the Canadian Swing Line Lender, as the context may require.
          “Swing Line Loan” means a U.S. Swing Line Loan and/or a Canadian Swing Line Loan, as the context may require.
          “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(A)(b) or 2.04(B)(b), which, if in writing, shall be substantially in the form of Exhibit B.
          “Swing Line Sublimit” means the U.S. Swing Line Sublimit and/or the Canadian Swing Line Sublimit, as the context may require.
          “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, remittances, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Termination Event” means (a) the whole or partial withdrawal of any Canadian Loan Party from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of a trustee to administer, any Canadian Pension Plan.
          “Term Priority Collateral” means the “Noteholder First Lien Collateral” (as defined in the Intercreditor Agreement).
          “Threshold Amount” means $25,000,000.
          “Total Borrowing Base” means the sum of the U.S. Borrowing Base and the Canadian Borrowing Base.
          “Total Canadian Outstandings” means the aggregate Outstanding Amount of all Canadian Loans and all Canadian L/C Obligations.

          “Total Canadian Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Canadian Revolving Credit Loans, Canadian Swing Line Loans and Canadian L/C Obligations.
          “Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
          “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
          “Total U.S. Outstandings” means the aggregate Outstanding Amount of all U.S. Loans and all U.S. L/C Obligations.
          “Total U.S. Revolving Credit Outstandings” means the aggregate Outstanding Amount of all U.S. Revolving Credit Loans, U.S. Swing Line Loans and U.S. L/C Obligations.
          “Transactions” means, collectively, (a) the events and circumstances giving rise to, and the commencement and administration of, the Cases, the confirmation of the Approved Plan of Reorganization and the consummation of each of the transactions contemplated thereby to occur on the Effective Date (as defined therein) thereof, (b) the execution and effectiveness of the Loan Documents, (c) on the Closing Date, the making of Loans and extension of Revolving Credit Commitments by the Lenders hereunder, (d) the repayment of all Indebtedness under the Existing Credit Agreement and termination of all commitments thereunder, and (e) the payment of all fees, costs and expenses in respect of, and to the extent permitted by, the foregoing.
          “Trustee” means U.S. Bank National Association, in its capacity as trustee under the Senior Secured Notes Indenture.
          “Type” means, with respect to a Loan, its character as a Base Rate Loan, Canadian Base Rate Loan, Canadian Prime Rate Loan, BA Rate Loan or a Eurodollar Rate Loan.
          “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          “United States” and “U.S.” mean the United States of America.
          “Unreimbursed Amount” has the meaning specified in Section 2.03(b)(i).
          “U.S. Account Control Agreements” means, collectively, the Control Agreements entered into by the U.S. Loan Parties in favor of the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent.
          “U.S. ABL Priority Collateral” means ABL Priority Collateral that is U.S. Collateral.
          “U.S. Available Cash” means, at any time, unrestricted cash collateral of the Specified U.S. Borrower that (a) does not consist of proceeds of accounts receivable that are otherwise included at such time in the calculation of the U.S. Borrowing Base and (b) is pledged to the Administrative Agent and held in Cash Collateral Accounts at the Administrative Agent. In no event shall any Specified Issuance Proceeds be classified as U.S. Available Cash.
          “U.S. Borrowers” means the Specified U.S. Borrower, the Subsidiaries of the Specified U.S. Borrower listed on the signature pages to this Agreement as “Borrowers” and each Domestic Subsidiary that becomes a “Guarantor” hereunder after the Closing Date.
          “U.S. Borrowing Base” means, on any date of determination, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with this Agreement) equal to:
          (a) the sum of:
          (i) 85% of the value of the Eligible Receivables of the U.S. Borrowers (other than any Excluded Subsidiaries);
          (ii) 85% of the NOLV Percentage of the value of the Eligible Inventory of the U.S. Borrowers (other than any Excluded Subsidiaries); and
          (iii) (x) 100% of U.S. Available Cash up to $25,000,000 (less the amount of Canadian Available Cash included in the calculation of the Canadian Borrowing Base at such time) for purposes of determining whether a Borrowing is permitted or (y) 100% of U.S. Available Cash up to $10,000,000 (less the amount of Canadian Available Cash included in the calculation of the Canadian Borrowing Base at such time) for any other purpose under the Loan Documents (including, without limitation in respect of the determination of whether a Cash Dominion Event or a Covenant Trigger Event exists or compliance with any test set forth in Article VII);
          minus
          (b) the Availability Reserve to the extent attributable to the U.S. Borrowers in the Collateral Agents’ Credit Judgment on such date, provided that, after the Closing Date, the Collateral Agents may adjust the apportionment of the Availability Reserve between the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility in their Credit Judgment.
          “U.S. Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a U.S. Lender or an Affiliate of a U.S. Lender, in its capacity as a party to such Cash Management Agreement, in each case in respect of services provided under such Cash Management Agreement to a U.S. Loan Party.
          “U.S. Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the U.S. Collateral Documents and all of the other property that is or is intended under the terms of the U.S. Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the U.S. Secured Parties.
          “U.S. Collateral Documents” means, collectively, the U.S. Security Agreement, the U.S. Intellectual Property Security Agreement, the Mortgages, the U.S. Account Control Agreements, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the U.S. Secured Parties.

          “U.S. Excess Availability” means, at any time, the difference between (a) the lesser of (i) (A) the U.S. Revolving Credit Facility and (ii) the U.S. Borrowing Base at such time, as determined from the most recent Borrowing Base Certificate delivered by the Borrower Agent to the Administrative Agent pursuant to Section 6.01(f) hereof minus (b) the Total U.S. Revolving Credit Outstandings.
          “U.S. Guaranty” means, collectively, the Guarantees made by the Specified U.S. Borrower and the U.S. Subsidiary Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F-1, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
          “U.S. Hedge Bank” means any Hedge Bank that is party to a U.S. Secured Hedge Agreement.
          “U.S. Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(vii).
          “U.S. L/C Advance” means, with respect to each U.S. Revolving Credit Lender, such Lender’s funding of its participation in any U.S. L/C Borrowing in accordance with its Applicable Percentage.
          “U.S. L/C Borrowing” means an extension of credit resulting from a drawing under any U.S. Letter of Credit which has not been reimbursed on the date when made or refinanced as a U.S. Revolving Credit Borrowing.
          “U.S. L/C Credit Extension” means, with respect to any U.S. Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
          “U.S. L/C Issuer” means Bank of America in its capacity as issuer of U.S. Letters of Credit hereunder, any successor thereto in such capacity or any other Lender (or any Affiliate of a Lender) that has agreed to act in such capacity.
          “U.S. L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding U.S. Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of U.S. Letters of Credit, including all U.S. L/C Borrowings. For purposes of computing the amount available to be drawn under any U.S. Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a U.S. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “U.S. Lender” means each financial institution listed on Schedule 2.01 as a “U.S. Revolving Credit Lender”, as well as any Person that becomes a “U.S. Revolving Credit Lender” hereunder pursuant to Section 2.16 or 11.06 and, as the context requires, includes the U.S. Swing Line Lender.
          “U.S. Letter of Credit” means any commercial or standby letter of credit issued under the U.S. Revolving Credit Facility and shall include the Existing Letters of Credit.
          “U.S. Letter of Credit Sublimit” means an amount equal to $60,000,000. The U.S. Letter of Credit Sublimit is part of, and not in addition to, the U.S. Revolving Credit Facility.

          “U.S. Loan” means an extension of credit by a Lender to the Specified U.S. Borrower under Article II in the form of a U.S. Revolving Credit Loan or a U.S. Swing Line Loan.
          “U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.
          “U.S. Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any U.S. Loan Party arising under any Loan Document or otherwise with respect to any U.S. Loan, U.S. Letter of Credit, U.S. Secured Cash Management Agreement or U.S. Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any U.S. Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “U.S. Overadvance” has the meaning specified in Section 2.01(e).
          “U.S. Overadvance Loan” means a U.S. Revolving Credit Loan made when an Overadvance exists or is caused by the funding thereof.
          “U.S. Payment Account” means the account of the Administrative Agent to which all monies constituting proceeds of U.S. Collateral shall be transferred from time to time.
          “U.S. Protective Advance” has the meaning specified in Section 2.01(g).
          “U.S. Revolving Credit Borrowing” means a borrowing consisting of simultaneous U.S. Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the U.S. Revolving Credit Lenders.
          “U.S. Revolving Credit Commitment” means, as to each U.S. Revolving Credit Lender, its obligation to (a) make U.S. Revolving Credit Loans to the Specified U.S. Borrower pursuant to Section 2.01(a), (b) purchase participations in U.S. L/C Obligations, and (c) purchase participations in U.S. Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; provided, that at any time that the Total Canadian Revolving Credit Outstandings exceed 100% of the Canadian Revolving Credit Commitments, the U.S. Revolving Credit Commitments shall be temporarily reduced by the amount of such excess until such excess is reduced to zero.
          “U.S. Revolving Credit Exposure” means, with respect to any U.S. Revolving Credit Lender at any time, the Outstanding Amount of such Lender’s U.S. Revolving Credit Loans plus such Lender’s Applicable Percentage of the Outstanding Amount of U.S. L/C Obligations with respect to U.S. Letters of Credit plus such Lender’s Applicable Percentage of the Outstanding Amount of U.S. Swing Line Loans.
          “U.S. Revolving Credit Facility” means, at any time, the aggregate amount of the U.S. Revolving Credit Lenders’ U.S. Revolving Credit Commitments at such time.

          “U.S. Revolving Credit Lender” means, at any time, any Lender that has a U.S. Revolving Credit Commitment at such time.
          “U.S. Revolving Credit Loan” has the meaning specified in Section 2.01(a) and shall be deemed to include any U.S. Overadvance Loan and U.S. Protective Advance made hereunder.
          “U.S. Revolving Credit Note” means a promissory note made by the Specified U.S. Borrower in favor of a U.S. Revolving Credit Lender evidencing U.S. Revolving Credit Loans or U.S. Swing Line Loans, as the case may be, made by such U.S. Revolving Credit Lender, substantially in the form of Exhibit C-1.
          “U.S. Secured Cash Management Agreement” means any Secured Cash Management Agreement that is entered into by and between any U.S. Loan Party and any Cash Management Bank.
          “U.S. Secured Hedge Agreement” means any Secured Hedge Agreement that is entered into by and between any U.S. Loan Party and any Hedge Bank.
          “U.S. Secured Parties” means, collectively, the Administrative Agent, each Collateral Agent, the U.S. Revolving Credit Lenders, each U.S. L/C Issuer, the U.S. Hedge Banks, the U.S. Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, the Canadian Secured Parties and the other Persons the U.S. Obligations owing to which are or are purported to be secured by the U.S. Collateral under the terms of the Collateral Documents.
          “U.S. Security Agreement” means the U.S. Security Agreement substantially in the form of Exhibit G-1 (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12 in respect of the U.S. Collateral).
          “U.S. Subsidiary Guarantor” means each Domestic Subsidiary listed on Schedule 6.12 and each Person that shall, at any time, execute and deliver a U.S. Guaranty.
          “U.S. Swing Line Borrowing” means a borrowing of a U.S. Swing Line Loan pursuant to Section 2.04.
          “U.S. Swing Line Lender” means Bank of America in its capacity as provider of U.S. Swing Line Loans, or any successor swing line lender hereunder.
          “U.S. Swing Line Loan” has the meaning specified in Section 2.04(A)(a).
          “U.S. Swing Line Sublimit” means an amount equal to $20,000,000. The U.S. Swing Line Sublimit is part of, and not in addition to, the U.S. Revolving Credit Facility.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between the date of determination and the making of each such payment; by (b) the then outstanding principal amount of such Indebtedness.

          1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms of the Loan Documents, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC or the PPSA to the extent the same are used or defined therein. For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Collateral Document) and for all other purposes pursuant to which the interpretation or construction of a Collateral Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property,” (ii) “real property” shall be deemed to include “immovable property” and an “easement” shall be deemed to include a “servitude,” (iii) “tangible property” shall be deemed to include “corporeal property,” (iv) “intangible property” shall be deemed to include “incorporeal property,” (v) “security interest” and “mortgage” shall be deemed to include a “hypothec,” (vi) all references to filing, registering or recording financing statements or other required documents under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, and all references to releasing any Lien shall be deemed to include a release, discharge and mainlevee of a hypothec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary.”
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.
          1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
          1.06 Timing of Payment or Performance. Unless otherwise specified herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.
          1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
          1.08 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars (including for calculations of

Excess Availability). For purposes of this Section 1.08, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
          1.09 Collateral Agents. In the event that, with respect to any matter herein or in any other Loan Document that requires or permits a decision, exercise of discretion or other determination by the Collateral Agents (including matters relating to Availability Reserves and other matters affecting the calculation of any Borrowing Base), the Collateral Agents do not all agree on such determination, the same shall reflect the determination of the Collateral Agent that asserts the most conservative Credit Judgment on behalf of the Lenders. Any Collateral Agent may in its sole discretion resign from acting in such capacity upon written notice to the Administrative Agent, the other Collateral Agents (if any) and the Borrower Agent. In the event that there shall exist no Person acting in the capacity of Collateral Agent, any references herein and the other Loan Documents to the Collateral Agents shall be deemed to refer to the Administrative Agent.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
          2.01 The Loans.
          (a) U.S. Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each U.S. Revolving Credit Lender severally agrees to make loans (each such loan, a “U.S. Revolving Credit Loan”) in Dollars to the Specified U.S. Borrower, as Borrower Agent, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s U.S. Revolving Credit Commitment; provided, however, that after giving effect to any U.S. Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment and (iii) the Total U.S. Revolving Credit Outstandings shall not exceed the lesser of (x) the U.S. Revolving Credit Facility and (y) the U.S. Borrowing Base. Within the limits of each U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Specified U.S. Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). U.S. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein
          (b) Canadian Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Canadian Revolving Credit Lender severally agrees to make loans (each such loan, a “Canadian Revolving Credit Loan”) in Dollars and Canadian Dollars to the Canadian Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Canadian Revolving Credit Commitment; provided, however, that after giving effect to any Canadian Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the Canadian Revolving Credit

Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans shall not exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment and (iii) the Total Canadian Revolving Credit Outstandings shall not exceed the lesser of (x) the Canadian Revolving Credit Facility and (y) the Canadian Borrowing Base. Within the limits of each Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Canadian Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Canadian Revolving Credit Loans denominated in Dollars may be Canadian Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Canadian Revolving Credit Loans denominated in Canadian Dollars may be Canadian Prime Rate Loans or BA Rate Loans, as further provided herein.
          (c) U.S. Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) each U.S. L/C Issuer agrees, in reliance upon the agreements of the U.S. Revolving Credit Lenders set forth in this Section 2.01(c) and Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue U.S. Letters of Credit for the account of the Specified U.S. Borrower or its Subsidiaries, and to amend or extend U.S. Letters of Credit previously issued by it, in accordance with Section 2.03(a), and (2) to honor drawings under the U.S. Letters of Credit; and (B) the U.S. Revolving Credit Lenders severally agree to participate in U.S. Letters of Credit issued for the account of the Specified U.S. Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any U.S. L/C Credit Extension with respect to any U.S. Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the lesser of (I) the Revolving Credit Facility and (II) the Total Borrowing Base at such time, (x) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment, (y) the Total U.S. Revolving Credit Outstandings shall not exceed the lesser of (I) the U.S. Revolving Credit Facility and (II) the U.S. Borrowing Base, and (z) the Outstanding Amount of the U.S. L/C Obligations shall not exceed the U.S. Letter of Credit Sublimit. Each request by the Specified U.S. Borrower for the issuance or amendment of a U.S. Letter of Credit shall be deemed to be a representation by the Specified U.S. Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Specified U.S. Borrower’s ability to obtain U.S. Letters of Credit shall be fully revolving, and accordingly the Specified U.S. Borrower may, during the foregoing period, obtain U.S. Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) No U.S. L/C Issuer shall issue any U.S. Letter of Credit if:
     (A) subject to Section 2.03(a)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required U.S. Lenders have approved such expiry date; or

     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.
     (iii) No U.S. L/C Issuer shall be under any obligation to issue any U.S. Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such U.S. L/C Issuer from issuing such Letter of Credit, or any Law applicable to such U.S. L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such U.S. L/C Issuer shall prohibit, or request that such U.S. L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such U.S. L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such U.S. L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such U.S. L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such U.S. L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of such U.S. L/C Issuer applicable to letters of credit generally;
     (C) [reserved];
     (D) such Letter of Credit is to be denominated in a currency other than Dollars; or
     (E) a default of any U.S. Revolving Credit Lender’s obligations to fund under Section 2.03(b) exists or any U.S. Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless such U.S. L/C Issuer has entered into reasonably satisfactory arrangements with the Specified U.S. Borrower or such Defaulting Lender to eliminate such U.S. L/C Issuer’s risk with respect to such Defaulting Lender.
     (iv) No U.S. L/C Issuer shall amend any Letter of Credit if such U.S. L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) No U.S. L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such U.S. L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) Each U.S. L/C Issuer shall act on behalf of the U.S. Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each U.S. L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such U.S. L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such U.S. L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such U.S. L/C Issuer.
     (d) Canadian Letter of Credit Commitment.

     (i) Subject to the terms and conditions set forth herein, (A) each Canadian L/C Issuer agrees, in reliance upon the agreements of the Canadian Revolving Credit Lenders set forth in this Section 2.01(d) and Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Canadian Letters of Credit for the account of the Canadian Borrower or any of its Canadian Subsidiaries, and to amend or extend Canadian Letters of Credit previously issued by it, in accordance with Section 2.03(a), and (2) to honor drawings under the Canadian Letters of Credit; and (B) the Canadian Revolving Credit Lenders severally agree to participate in Canadian Letters of Credit issued for the account of the Canadian Borrower or any of its Canadian Subsidiaries and any drawings thereunder; provided that after giving effect to any Canadian L/C Credit Extension with respect to any Canadian Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the lesser of (I) the Revolving Credit Facility and (II) the Total Borrowing Base at such time, (x) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans shall not exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment, (y) the Total Canadian Revolving Credit Outstandings shall not exceed the lesser of (I) the Canadian Revolving Credit Facility and (II) the Canadian Borrowing Base, and (z) the Outstanding Amount of the Canadian L/C Obligations shall not exceed the Canadian Letter of Credit Sublimit. Each request by the Canadian Borrower for the issuance or amendment of a Canadian Letter of Credit shall be deemed to be a representation by the Canadian Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Canadian Borrower’s ability to obtain Canadian Letters of Credit shall be fully revolving, and accordingly the Canadian Borrower may, during the foregoing period, obtain Canadian Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) No Canadian L/C Issuer shall issue any Canadian Letter of Credit if:
     (A) subject to Section 2.03(a)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Canadian Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.
     (iii) No Canadian L/C Issuer shall be under any obligation to issue any Canadian Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Canadian L/C Issuer from issuing such Letter of Credit, or any Law applicable to such Canadian L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Canadian L/C Issuer shall prohibit, or request that such Canadian L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Canadian L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Canadian L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date and which such Canadian L/C Issuer in good faith deems applicable to it, or shall impose upon such Canadian L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Canadian L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of such Canadian L/C Issuer applicable to letters of credit generally;
     (C) [reserved];
     (D) such Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars; or
     (E) a default of any Canadian Revolving Credit Lender’s obligations to fund under Section 2.03(b) exists or any Canadian Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless such Canadian L/C Issuer has entered into reasonably satisfactory arrangements with the Canadian Borrower or such Defaulting Lender to eliminate such Canadian L/C Issuer’s risk with respect to such Defaulting Lender.
     (iv) No Canadian L/C Issuer shall amend any Letter of Credit if such Canadian L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) No Canadian L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such Canadian L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) Each Canadian L/C Issuer shall act on behalf of the Canadian Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Canadian L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Canadian L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such Canadian L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Canadian L/C Issuer.
          (e) U.S. Overadvances. If the aggregate Outstanding Amount of the U.S. Revolving Credit Loans exceed the U.S. Borrowing Base (“U.S. Overadvance”) at any time, the excess amount shall be payable by U.S. Borrowers on demand by the Administrative Agent, but all such excess U.S. Revolving Credit Loans shall nevertheless constitute U.S. Obligations secured by the U.S. Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required U.S. Lenders, the Administrative Agent may require the U.S. Revolving Credit Lenders to honor requests for U.S. Overadvance Loans and to forbear from requiring the U.S. Borrowers to cure a U.S. Overadvance, when no other Event of Default is known to the Administrative Agent, as long as (i) the U.S. Overadvance does not continue for more than 90 consecutive days (and no U.S. Overadvance may exist for at least five consecutive days thereafter before further U.S. Overadvance Loans are required), and (ii) the U.S. Overadvance is not known by the Administrative Agent to exceed, when taken together with all Canadian Overadvances and all Protective Advances, (x) if the U.S. Excess Availability shall be less than zero when such U.S. Overadvance is made, $10,000,000 at any time outstanding or (y) otherwise, $15,000,000 at any time outstanding. In no event shall U.S. Overadvance Loans be required that would cause (A) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S.

Revolving Credit Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans to exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment or (B) the Total U.S. Revolving Credit Outstandings to exceed (x) the U.S. Revolving Credit Facility minus (y) the Availability Reserve to the extent attributable to the U.S. Loan Parties in the Collateral Agents’ Credit Judgment at such time. Any funding of a U.S. Overadvance Loan or sufferance of a U.S. Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms. At the Administrative Agent’s discretion, U.S. Overadvance Loans made under this Section 2.01(e) may be made in the form of U.S. Swing Line Loans in accordance with Section 2.04(A).
          (f) Canadian Overadvances. If the aggregate Outstanding Amount of the Canadian Revolving Credit Loans exceed the Canadian Borrowing Base (“Canadian Overadvance”) at any time, the excess amount shall be payable by the Canadian Borrower on demand by the Administrative Agent, but all such excess Canadian Revolving Credit Loans shall nevertheless constitute Canadian Obligations secured by the Canadian Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by the Required Canadian Lenders, the Administrative Agent may require the Canadian Revolving Credit Lenders to honor requests for Canadian Overadvance Loans and to forbear from requiring the Canadian Borrower to cure a Canadian Overadvance, when no other Event of Default is known to the Administrative Agent, as long as (i) the Canadian Overadvance does not continue for more than 90 consecutive days (and no Canadian Overadvance may exist for at least five consecutive days thereafter before further Canadian Overadvance Loans are required), and (ii) the Canadian Overadvance is not known by the Administrative Agent to exceed, when taken together with all U.S. Overadvances and all Protective Advances, (x) if the Canadian Excess Availability shall be less than zero when such Canadian Overadvance is made, $10,000,000 at any time outstanding or (y) otherwise, $15,000,000 at any time outstanding. In no event shall Canadian Overadvance Loans be required that would cause (A) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans to exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment or (B) the Total Canadian Revolving Credit Outstandings to exceed (x) the Canadian Revolving Credit Facility minus (y) the Availability Reserve to the extent attributable to the Canadian Loan Parties in the Collateral Agents’ Credit Judgment at such time. Any funding of a Canadian Overadvance Loan or sufferance of a Canadian Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms. At the Administrative Agent’s discretion, Canadian Overadvance Loans made under this Section 2.01(f) may be made in the form of Canadian Swing Line Loans in accordance with Section 2.04(B).
          (g) Protective Advances. The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 4.02 are not satisfied, to make U.S. Revolving Credit Loans (any such U.S. Revolving Credit Loans made pursuant to this Section 2.01(g), “U.S. Protective Advances”) or to cause to be made through Bank of America-Canada Branch as its sub-agent Canadian Revolving Credit Loans (any such Canadian Revolving Credit Loans made pursuant to this Section 2.01(g), “Canadian Protective Advances” and, together with the U.S. Protective Advances, the “Protective Advances”) (a) in an aggregate amount not to exceed, when taken together with all U.S. Overadvances and all Canadian Overadvances, (x) if the U.S. Excess Availability shall be less than zero when any such U.S. Protective Advance is made, or if the Canadian Excess Availability shall be less than zero when any such Canadian Protective Advance is made, $10,000,000 at any time outstanding or (y)

otherwise, $15,000,000 at any time outstanding, in each case if the Administrative Agent reasonably deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses. Protective Advances shall constitute Obligations secured by the Collateral and shall be entitled to all of the benefits of the Loan Documents. Immediately upon the making of a Protective Advance, each applicable Appropriate Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent a risk participation in such Protective Advance in an amount equal to the product of such applicable Revolving Credit Lender’s Applicable Percentage times the amount of such Protective Advance. The Supermajority Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall Protective Advances cause the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans to exceed such Lender’s Commitment.
          2.02 Borrowings, Conversions and Continuations of Loans.
          (a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans or BA Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans or of any conversion of Eurodollar Rate Loans or BA Rate Loans to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as the case may be, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans; provided, however, that if the applicable Borrower wishes to request Eurodollar Rate Loans or BA Rate Loans having an Interest Period other than 30, 60, 90 or 180 days in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans shall be in a principal amount of $5,000,000 or Cdn. $5,000,000, as applicable, or a whole multiple of $1,000,000 or Cdn. $1,000,000, as applicable, in excess thereof. Except as provided in Sections 2.03(b), 2.04(A)(c) and 2.04(B)(c), each Borrowing of or conversion to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans shall be in a principal amount of $500,000 or Cdn. $500,000, as applicable, or a whole multiple of $100,000 or Cdn. $100,000, as applicable, in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether a Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans or BA Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) if applicable, the currency of the Borrowing, continuation or conversion. If a Borrower fails to specify a Type of Loan in a Committed Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans (in the case of U.S. Revolving Credit Loans), Canadian Base Rate Loans (in the case of Canadian Revolving Credit Loans denominated in Dollars) or Canadian Prime Rate Loans (in the case of Canadian Revolving Credit Loans denominated in Canadian Dollars). Any such automatic conversion to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans or BA Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or BA Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of 30 days. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan or a BA Rate Loan.
          (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by a Borrower, there are L/C Borrowings outstanding under the applicable Facility, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.
          (c) Except as otherwise provided herein, a Eurodollar Rate Loan and a BA Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan or BA Rate Loan. During the existence of an Event of Default, (i) no Loans to the U.S. Borrowers may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required U.S. Lenders and (ii) no Loans to the Canadian Borrower may be requested as, converted to or continued as Eurodollar Rate Loans or BA Rate Loans without the consent of the Required Canadian Lenders.
          (d) The Administrative Agent shall promptly notify the applicable Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans and BA Rate Loans upon determination of such interest rate. At any time that Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the applicable Lenders of any change in Bank of America’s or Bank of America – Canada Branch’s, as applicable, base rate or prime rate used in determining the Base Rate, Canadian Base Rate or Canadian Prime Rate, as applicable, promptly following the public announcement of such change.

          (e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Revolving Credit Facility.
          2.03 Letters of Credit.
          (a) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Appropriate Lender under the applicable Facility, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each U.S. Letter of Credit, each U.S. Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable U.S. L/C Issuer a risk participation in such U.S. Letter of Credit in an amount equal to the product of such U.S. Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit. Immediately upon the issuance of each Canadian Letter of Credit, each Canadian Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Canadian L/C Issuer a risk participation in such Canadian Letter of Credit in an amount equal to the product of such Canadian Revolving Credit Lender’s Applicable Percentage times the Outstanding Amount of such Letter of Credit.
     (iii) If a Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders under the applicable Facility shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Appropriate Lender under the applicable Facility or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (b) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the applicable Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender under the applicable Facility of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans (in the case of U.S. Letters of Credit) or Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable (in the case of Canadian Letters of Credit) to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, but subject to the amount of the unutilized portion of the Revolving Credit Commitments under the applicable Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(b)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. In the case of a Letter of Credit denominated in a currency other than Dollars, the applicable Borrower shall reimburse the applicable L/C Issuer in such currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, such Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in a currency other than Dollars, the applicable L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.
     (ii) Each Appropriate Lender under the applicable Facility shall upon any notice pursuant to Section 2.03(b)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Dollar Equivalent of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(b)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, as applicable, to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans (or Canadian Base Rate Loans or Canadian Prime Rate Loans, as the case may be) because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(b)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each applicable Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(b) to reimburse the applicable L/C Issuer for any amount drawn under any applicable Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.
     (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(b) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice ). No such making of an L/C

Advance shall relieve or otherwise impair the obligation of a Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Appropriate Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(b) by the time specified in Section 2.03(b)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an L/C Issuer submitted to any Appropriate Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(b)(vi) shall be conclusive absent manifest error.
     (c) Repayment of Participations.
     (i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Appropriate Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(b)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by an L/C Issuer in its discretion), each Appropriate Lender under the applicable Facility shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
          (d) Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuers for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this

Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, interim receiver, monitor or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of its Subsidiaries.
          The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
          (e) Role of L/C Issuer. Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders under the applicable Facility or the Required U.S. Lenders or Required Canadian Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          (f) Cash Collateral. Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the applicable Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all applicable L/C Obligations. Sections 2.05 and 8.02(c)set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver or hypothecate to the Administrative Agent, for the benefit of the applicable L/C Issuers and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Appropriate Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America or Bank of America – Canada Branch, as applicable. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all applicable L/C Obligations, the applicable Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.
          (g) Applicability of ISP and UCP. Unless otherwise expressly agreed by an L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
          (h) Letter of Credit Fees. The U.S. Borrowers shall pay to the Administrative Agent for the account of each U.S. Revolving Credit Lender in accordance with its Applicable Percentage, and the Canadian Borrower shall pay to the Administrative Agent for the account of each Canadian Revolving Credit Lender in accordance with its Applicable Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) for each U.S. Letter of Credit or Canadian Letter of Credit, as applicable, equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
          (i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day of each April, July, October and January in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the applicable Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
          (j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
          (k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, each applicable Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
          2.04 Swing Line Loans.
          (A)
          (a) The U.S. Swing Line. Subject to the terms and conditions set forth herein, the U.S. Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04(A), to make loans (each such loan, a “U.S. Swing Line Loan”) in Dollars to the Specified U.S. Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the U.S. Swing Line Sublimit, notwithstanding the fact that such U.S. Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of U.S. Revolving Credit Loans and U.S. L/C Obligations of the Lender acting as U.S. Swing Line Lender, may exceed the amount of such Lender’s U.S. Revolving Credit Commitment; provided, however, that after giving effect to any U.S. Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment and (iii) the Total U.S. Revolving Credit Outstandings shall not exceed the lesser of (x) the U.S. Revolving Credit Facility and (y) the U.S. Borrowing Base; and provided further that the Specified U.S. Borrower shall not use the proceeds of any U.S. Swing Line Loan to refinance any outstanding U.S. Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Specified U.S. Borrower may borrow under this Section 2.04(A), prepay under Section 2.05, and reborrow under this Section 2.04(A). Each U.S. Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a U.S. Swing Line Loan, each U.S. Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. Swing Line Lender a risk participation in such U.S. Swing Line Loan in an amount equal to the product of such U.S. Revolving Credit Lender’s Applicable Percentage times the amount of such U.S. Swing Line Loan.
          (b) Borrowing Procedures. Each U.S. Swing Line Borrowing shall be made upon the Specified U.S. Borrower’s irrevocable notice to the U.S. Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the U.S. Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the U.S. Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Specified U.S. Borrower. Promptly after receipt by the U.S. Swing Line Lender of any telephonic Swing Line Loan Notice, the U.S. Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the U.S. Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the U.S. Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any U.S. Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed U.S. Swing Line Borrowing (A) directing the U.S. Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(A)(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the U.S. Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Specified U.S. Borrower.
          (c) Refinancing of U.S. Swing Line Loans.
     (i) The U.S. Swing Line Lender at any time in its sole and absolute discretion (but at least once per week) may request, on behalf of the Specified U.S. Borrower (which hereby irrevocably authorizes the U.S. Swing Line Lender to so request on its behalf), that each U.S. Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of U.S. Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the U.S. Revolving Credit Facility and the conditions set forth in Section 4.02. The U.S. Swing Line Lender shall furnish the Specified U.S. Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each U.S. Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the U.S. Swing Line Lender at the Administrative Agent’s Office not later than 3:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(A)(c)(ii), each U.S. Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Specified U.S. Borrower in such amount. The Administrative Agent shall remit the funds so received to the U.S. Swing Line Lender.

     (ii) If for any reason any U.S. Swing Line Loan cannot be refinanced by such a U.S. Revolving Credit Borrowing in accordance with Section 2.04(A)(c)(i), the request for Base Rate Loans submitted by the U.S. Swing Line Lender as set forth herein shall be deemed to be a request by the U.S. Swing Line Lender that each of the U.S. Revolving Credit Lenders fund its risk participation in the relevant U.S. Swing Line Loan and each U.S. Revolving Credit Lender’s payment to the Administrative Agent for the account of the U.S. Swing Line Lender pursuant to Section 2.04(A)(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any U.S. Revolving Credit Lender fails to make available to the Administrative Agent for the account of the U.S. Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(A)(c) by the time specified in Section 2.04(A)(c)(i), the U.S. Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the U.S. Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the U.S. Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s U.S. Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the U.S. Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans or to purchase and fund risk participations in U.S. Swing Line Loans pursuant to this Section 2.04(A)(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the U.S. Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans pursuant to this Section 2.04(A)(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any U.S. Revolving Credit Lender has purchased and funded a risk participation in a U.S. Swing Line Loan, if the U.S. Swing Line Lender receives any payment on account of such Swing Line Loan, the U.S. Swing Line Lender will distribute to such U.S. Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the U.S. Swing Line Lender.
     (ii) If any payment received by the U.S. Swing Line Lender in respect of principal or interest on any U.S. Swing Line Loan is required to be returned by the U.S. Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the U.S. Swing Line Lender in its discretion), each U.S. Revolving Credit Lender shall pay to the U.S. Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Administrative Agent will make such demand upon the request of the U.S. Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the U.S. Obligations and the termination of this Agreement.
          (e) Interest for Account of U.S. Swing Line Lender. The U.S. Swing Line Lender shall be responsible for invoicing the Specified U.S. Borrower for interest on the U.S. Swing Line Loans. Until each U.S. Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04(A) to refinance such Revolving Credit Lender’s Applicable Percentage of any U.S. Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the U.S. Swing Line Lender.
          (f) Payments Directly to U.S. Swing Line Lender. The Specified U.S. Borrower shall make all payments of principal and interest in respect of the U.S. Swing Line Loans directly to the U.S. Swing Line Lender.
          (B)
          (a) The Canadian Swing Line. Subject to the terms and conditions set forth herein, the Canadian Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04(B), to make loans (each such loan, a “Canadian Swing Line Loan”) in Dollars and Canadian Dollars to the Canadian Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Canadian Swing Line Sublimit, notwithstanding the fact that such Canadian Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Canadian Revolving Credit Loans and Canadian L/C Obligations of the Lender acting as Canadian Swing Line Lender, may exceed the amount of such Lender’s Canadian Revolving Credit Commitment; provided, however, that after giving effect to any Canadian Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Total Borrowing Base at such time, (ii) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans shall not exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment and (iii) the Total Canadian Revolving Credit Outstandings shall not exceed the lesser of (x) the Canadian Revolving Credit Facility and (y) the Canadian Borrowing Base; and provided further that the Canadian Borrower shall not use the proceeds of any Canadian Swing Line Loan to refinance any outstanding Canadian Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Canadian Borrower may borrow under this Section 2.04(B), prepay under Section 2.05, and reborrow under this Section 2.04(B). Each Canadian Swing Line Loan denominated in Dollars shall bear interest only at a rate based on the Canadian Base Rate. Each Canadian Swing Line Loan denominated in Canadian Dollars shall bear interest only at a rate based on the Canadian Prime Rate. Immediately upon the making of a Canadian Swing Line Loan, each Canadian Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian Swing Line Lender a risk participation in such Canadian Swing Line Loan in an amount equal to the product of such Canadian Revolving Credit Lender’s Applicable Percentage times the amount of such Canadian Swing Line Loan.
          (b) Borrowing Procedures. Each Canadian Swing Line Borrowing shall be made upon the Canadian Borrower’s irrevocable notice to the Canadian Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Canadian Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date, and shall specify (i) the amount and currency to be borrowed and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Canadian Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Canadian Borrower. Promptly after receipt by the Canadian Swing Line Lender of any telephonic Swing Line Loan Notice, the Canadian Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Canadian Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Canadian Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Canadian Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Canadian Swing Line Borrowing (A) directing the Canadian Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(B)(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Canadian Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Canadian Borrower.
          (c) Refinancing of Canadian Swing Line Loans.
     (i) The Canadian Swing Line Lender at any time in its sole and absolute discretion (but at least once per week) may request, on behalf of the Canadian Borrower (which hereby irrevocably authorizes the Canadian Swing Line Lender to so request on its behalf), that each Canadian Revolving Credit Lender make a Canadian Base Rate Loan or Canadian Prime Rate Loan, as applicable, in an amount equal to such Lender’s Applicable Percentage of the amount of Canadian Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Canadian Base Rate Loans and Canadian Prime Rate Loans, but subject to the unutilized portion of the Canadian Revolving Credit Facility and the conditions set forth in Section 4.02. The Canadian Swing Line Lender shall furnish the Canadian Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Canadian Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Canadian Swing Line Lender at the Administrative Agent’s Office not later than 3:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(B)(c)(ii), each Canadian Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan or Canadian Prime Rate Loan, as the case may be, to the Canadian Borrower in such amount. The Administrative Agent shall remit the funds so received to the Canadian Swing Line Lender.
     (ii) If for any reason any Canadian Swing Line Loan cannot be refinanced by such a Canadian Revolving Credit Borrowing in accordance with Section 2.04(B)(c)(i), the request for Canadian Base Rate Loans or Canadian Prime Rate Loans submitted by the Canadian Swing Line Lender as set forth herein shall be deemed to be a request by the Canadian Swing Line Lender that each of the Canadian Revolving Credit Lenders fund its risk participation in the relevant Canadian Swing Line Loan and each Canadian Revolving Credit Lender’s payment to the Administrative Agent for the account of the Canadian Swing Line Lender pursuant to Section 2.04(B)(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Canadian Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Canadian Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(B)(c) by the time specified in Section 2.04(B)(c)(i), the Canadian Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Canadian Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Canadian Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Canadian Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Canadian Revolving Credit Lender’s obligation to make Canadian Revolving Credit Loans or to purchase and fund risk participations in Canadian Swing Line Loans pursuant to this Section 2.04(B)(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Canadian Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Canadian Revolving Credit Lender’s obligation to make Canadian Revolving Credit Loans pursuant to this Section 2.04(B)(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.
          (d) Repayment of Participations.
     (i) At any time after any Canadian Revolving Credit Lender has purchased and funded a risk participation in a Canadian Swing Line Loan, if the Canadian Swing Line Lender receives any payment on account of such Swing Line Loan, the Canadian Swing Line Lender will distribute to such Canadian Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Canadian Swing Line Lender.
     (ii) If any payment received by the Canadian Swing Line Lender in respect of principal or interest on any Canadian Swing Line Loan is required to be returned by the Canadian Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Canadian Swing Line Lender in its discretion), each Canadian Revolving Credit Lender shall pay to the Canadian Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Canadian Prime Rate. The Administrative Agent will make such demand upon the request of the Canadian Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Canadian Obligations and the termination of this Agreement.
          (e) Interest for Account of Canadian Swing Line Lender. The Canadian Swing Line Lender shall be responsible for invoicing the Canadian Borrower for interest on the Canadian Swing Line Loans. Until each Canadian Revolving Credit Lender funds its Canadian Base Rate Loan or Canadian Prime Rate Loan, as the case may be, or risk participation pursuant to this Section 2.04(B) to refinance such Revolving Credit Lender’s Applicable Percentage of any Canadian Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Canadian Swing Line Lender.

          (f) Payments Directly to Canadian Swing Line Lender. The Canadian Borrower shall make all payments of principal and interest in respect of the Canadian Swing Line Loans directly to the Canadian Swing Line Lender.
          2.05 Prepayments. (a) Optional.
     (i) Subject to the last sentence of this Section 2.05(a)(i), the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans or BA Rate Loans and (2) one Business Day prior to any date of prepayment of Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans; (B) any prepayment of Eurodollar Rate Loans or BA Rate Loans shall be in a principal amount of $5,000,000 or Cdn. $5,000,000, as applicable, or a whole multiple of $1,000,000 or Cdn. $1,000,000, as applicable, in excess thereof; and (C) any prepayment of Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans shall be in a principal amount of $500,000 or Cdn. $500,000, as applicable, or a whole multiple of $100,000 or Cdn. $100,000, as applicable, in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans or BA Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan or a BA Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
     (ii) The applicable Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (b) Mandatory.
     (i) If the Specified U.S. Borrower or any of its Domestic Subsidiaries directly or indirectly Disposes of any property comprising U.S. ABL Priority Collateral pursuant to Sections 7.05(l) or (o) which results in the realization by such Person of Net Cash Proceeds, the Borrowers shall prepay an aggregate principal amount of Revolving Credit Loans and Cash Collateralize L/C Obligations equal to the lesser of (x) 100% of such Net Cash Proceeds and (y) Total Outstandings, within two (2) Business Days of receipt thereof by such Person (such prepayments to be applied as set forth in clause (xi) below.
     (ii) If the Specified U.S. Borrower or any of its Subsidiaries directly or indirectly Disposes of any property pursuant to Sections 7.05(l) or (o) comprising Canadian ABL Priority Collateral which results in the realization by such Person of Net Cash Proceeds, the Canadian

Borrower shall prepay an aggregate principal amount of Canadian Revolving Credit Loans and Cash Collateralize Canadian L/C Obligations equal to the lesser of (x) 100% of such Net Cash Proceeds and (y) Total Canadian Outstandings, within two (2) Business Days of receipt thereof by such Person (such prepayments to be applied as set forth in clause (xi) below).
     (iii) Upon any Extraordinary Receipt received by or paid to or for the account of the Specified U.S. Borrower or any of its Domestic Subsidiaries in respect of U.S. ABL Priority Collateral, and not otherwise included in clause (i) of this Section 2.05(b), the Borrowers shall prepay an aggregate principal amount of Revolving Credit Loans and Cash Collateralize L/C Obligations equal to the lesser of (x) 100% of such Net Cash Proceeds and (y) Total Outstandings, within two (2) Business Days of receipt thereof by the Specified U.S. Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (xi) below).
     (iv) Upon any Extraordinary Receipt received by or paid to or for the account of the Specified U.S. Borrower or any of its Subsidiaries in respect of Canadian ABL Priority Collateral, and not otherwise included in clause (ii) of this Section 2.05(b), the Canadian Borrower shall prepay an aggregate principal amount of Canadian Revolving Credit Loans and Cash Collateralize Canadian L/C Obligations equal to the lesser of (x) 100% of such Net Cash Proceeds and (y) Total Canadian Outstandings, within two (2) Business Days of receipt thereof by the Specified U.S. Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (xi) below).
     (v) If for any reason the Total Revolving Credit Outstandings at any time exceed the lesser of (x) the Borrowing Base at such time (except as a result of Overadvance Loans or Protective Advances permitted under Sections 2.01(e), (f) and (g)) and (y) the Revolving Credit Facility at such time, the Borrowers shall immediately prepay their respective Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize their respective L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess. If for any reason the Total U.S. Revolving Credit Outstandings at any time exceed the lesser of (x) the U.S. Borrowing Base at such time (except to the extent constituting U.S. Overadvance Loans permitted under Section 2.01(e) or U.S. Protective Advances permitted under Section 2.01(g)) and (y) the U.S. Revolving Credit Facility at such time, the U.S. Borrowers shall immediately prepay U.S. Revolving Credit Loans, U.S. Swing Line Loans and U.S. L/C Borrowings and/or Cash Collateralize the U.S. L/C Obligations (other than the U.S. L/C Borrowings) in an aggregate amount equal to such excess. If for any reason the Total Canadian Revolving Credit Outstandings at any time exceed the lesser of (x) the Canadian Borrowing Base at such time (except to the extent constituting Canadian Overadvance Loans permitted under Section 2.01(f) or Canadian Protective Advances permitted under Section 2.01(g)) and (y) the Canadian Revolving Credit Facility at such time, the Canadian Borrower shall immediately prepay Canadian Revolving Credit Loans, Canadian Swing Line Loans and Canadian L/C Borrowings and/or Cash Collateralize the Canadian L/C Obligations (other than the Canadian L/C Borrowings) in an aggregate amount equal to such excess.
     (vi) If, as a result of any negative fluctuations in the Dollar Equivalent of Canadian Dollars (or other foreign currencies in which outstanding Letters of Credit may be denominated), the Total Canadian Revolving Credit Outstandings exceeds 110% of the aggregate amount of the Canadian Revolving Credit Commitments as then in effect, the Canadian Borrower shall, if requested (through the Administrative Agent) by the Required Canadian Lenders prepay the Canadian Revolving Credit Loans (or Cash Collateralize the Canadian Letters of Credit) within three (3) Business Days following such Borrower’s receipt of such request in such amounts as shall be necessary so that after giving effect thereto the Total Canadian Revolving Credit Outstandings does not exceed the Canadian Revolving Credit Commitments.
     (vii) If for any reason the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender (including, for this purpose, such Lender’s Applicable Percentage of the aggregate Outstanding Amount of all U.S. Overadvance Loans and all U.S. Protective Advances), plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans exceed such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment, the U.S. Borrowers shall immediately prepay U.S. Revolving Credit Loans, U.S. Swing Line Loans and U.S. L/C Borrowings and/or Cash Collateralize the U.S. L/C Obligations (other than the U.S. L/C Borrowings) in an aggregate amount equal to such excess.
     (viii) If for any reason the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender (including, for this purpose, such Lender’s Applicable Percentage of the aggregate Outstanding Amount of all Canadian Overadvance Loans and all Canadian Protective Advances), plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans exceed such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment, the Canadian Borrower shall immediately prepay Canadian Revolving Credit Loans, Canadian Swing Line Loans and Canadian L/C Borrowings and/or Cash Collateralize the Canadian L/C Obligations (other than the Canadian L/C Borrowings) in an aggregate amount equal to such excess.
     (ix) If for any reason the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (including, for this purpose, such Lender’s Applicable Percentage of the aggregate Outstanding Amount of all Overadvance Loans and all Protective Advances), plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans exceed such Lender’s Commitment, then in each case the Borrowers shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.
     (x) (A) If any U.S. Overadvance Loan shall remain outstanding for 90 consecutive days, the U.S. Borrowers shall immediately prepay such U.S. Overadvance Loan and (B) if any Canadian Overadvance Loan shall remain outstanding for 90 consecutive days, the Canadian Borrower shall immediately prepay such Canadian Overadvance Loan.
     (xi) Prepayments of each Revolving Credit Facility made pursuant to this Section 2.05(b) shall be applied as follows:
     (A) with respect to prepayments resulting from any Disposition of, or the receipt of any Extraordinary Receipts in respect of, any U.S. ABL Priority Collateral, such prepayments, first, shall be applied ratably to pay accrued and unpaid interest in respect of the outstanding U.S. L/C Borrowings and the outstanding U.S. Swing Line Loans (including U.S. Overadvance Loans and U.S. Protective Advances) then being prepaid, second, shall be applied ratably to prepay the principal of any U.S. Overadvance Loans and U.S. Protective Advances, if any, third, shall be applied ratably to the outstanding U.S. Revolving Credit Loans (including Swing Line Loans), and, fourth, shall be used to Cash Collateralize the remaining U.S. L/C Obligations; and the amount remaining, if any, after the prepayment in full of all U.S. L/C Borrowings, U.S. Swing Line Loans and U.S. Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining U.S. L/C Obligations in full, in each case under the U.S. Revolving Credit Facility, shall be applied to the Canadian Revolving Credit Facility, in the order set forth in Section 2.05(b)(xi)(B); and thereafter, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time, and the Cash Collateralization of the remaining L/C Obligations in full under each Revolving Credit Facility, may be retained by the Borrowers for use in the ordinary course of its business; provided that, upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from any Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the applicable Revolving Credit Lenders, as applicable; and
     (B) with respect to prepayments resulting from any Disposition of, or the receipt of any Extraordinary Receipts in respect of, any Canadian ABL Priority Collateral, such prepayments, first, shall be applied ratably to pay accrued and unpaid interest in respect of the outstanding Canadian L/C Borrowings and the outstanding Canadian Swing Line Loans (including Canadian Overadvance Loans and Canadian Protective Advances) then being prepaid, second, shall be applied ratably to prepay the principal of any Canadian Overadvance Loans and Canadian Protective Advances, if any, third, shall be applied ratably to the outstanding Canadian Revolving Credit Loans (including Swing Line Loans), and, fourth, shall be used to Cash Collateralize the remaining Canadian L/C Obligations; and the amount remaining, if any, after the prepayment in full of all Canadian L/C Borrowings, Canadian Swing Line Loans and Canadian Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining Canadian L/C Obligations in full, in each case under the Canadian Revolving Credit Facility, may be retained by the Canadian Borrower for use in the ordinary course of its business; provided that, upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from any Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the applicable Revolving Credit Lenders, as applicable.
          (c) Anything contained in Section 2.05(b) to the contrary notwithstanding, (i) if, following the occurrence of any “Asset Sale” (as such term or any similar term is defined in any Junior Financing Document) by any Loan Party or any of its Subsidiaries, any Loan Party or Subsidiary is required to commit by a particular date (a “Commitment Date”) to apply or cause its Subsidiaries to apply an amount equal to any of the “Net Proceeds” (as such term or any similar term is defined in the applicable Junior Financing Document) thereof in a particular manner, or to apply by a particular date (an “Application Date”) an amount equal to any such “Net Proceeds” in a particular manner, in either case in order to excuse such Loan Party or Subsidiary from being required to make an “Asset Sale Offer” (as such term or any similar term is defined in the applicable Junior Financing Document) in connection with such “Asset Sale”, and such Loan Party or Subsidiary shall have failed to so commit or to so apply an amount equal to such “Net Proceeds” at least 60 days before the applicable Commitment Date or Application Date, as the case may be, or (ii) if any Loan Party or Subsidiary at any other time shall have failed to apply or commit or cause to be applied an amount equal to any such “Net Proceeds”, and, within 60 days thereafter assuming no further application or commitment of an amount equal to such “Net Proceeds” any Loan Party or Subsidiary would otherwise be required to make an “Asset Sale Offer” in respect thereof, then in either such case, to the extent permitted by any such Junior Financing Document, the Specified U.S. Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to such “Net Proceeds” to be applied to the payment of the Loans and L/C Borrowings and to Cash Collateralize the remaining L/C Obligations under the Facility or Facilities to which such property relates, in the manner set forth in Section 2.05(b) in such amounts as shall excuse such Loan Party or Subsidiary from making any such “Asset Sale Offer”. This Section 2.05(c) is subject in all respects, insofar as it relates to the Term Priority Collateral, to the Intercreditor Agreement and the rights of the holders of the Senior Secured Notes.
          2.06 Termination or Reduction of Commitments.
          (a) Optional. The Specified U.S. Borrower may, upon notice to the Administrative Agent, terminate the U.S. Revolving Credit Facility, the U.S. Letter of Credit Sublimit, the U.S. Swing Line Sublimit, or from time to time permanently reduce the U.S. Revolving Credit Facility, the U.S. Letter of Credit Sublimit, or the U.S. Swing Line Sublimit; and the Canadian Borrower may, upon notice to the Administrative Agent, terminate the Canadian Revolving Credit Facility, the Canadian Letter of Credit Sublimit or the Canadian Swing Line Sublimit, or from time to time permanently reduce the Canadian Revolving Credit Facility, the Canadian Letter of Credit Sublimit or the Canadian Swing Line Sublimit provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be, (A) in the case of the Canadian Swing Line Sublimit and the Canadian Letter of Credit Sublimit, in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (B) in the case of the U.S. Swing Line Sublimit, in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (C) in other cases, in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the U.S. Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total U.S. Revolving Credit Outstandings would exceed the U.S. Revolving Credit Facility, (B) the U.S. Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of U.S. L/C Obligations not fully Cash Collateralized hereunder would exceed the U.S. Letter of Credit Sublimit, (C) the U.S. Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of U.S. Swing Line Loans would exceed the U.S. Swing Line Sublimit, (D) the Canadian Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Canadian Revolving Credit Outstandings would exceed the Canadian Revolving Credit Facility, (E) the Canadian Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Canadian L/C Obligations not fully Cash Collateralized hereunder would exceed the Canadian Letter of Credit Sublimit, (E) the Canadian Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Canadian Swing Line Loans would exceed the Canadian Swing Line Sublimit or (F) the U.S. Revolving Credit Facility while the Canadian Revolving Credit Facility remains in effect.
          (b) Mandatory.
     (i) If after giving effect to any reduction or termination of U.S. Revolving Credit Commitments under this Section 2.06, the U.S. Letter of Credit Sublimit or the U.S. Swing Line Sublimit exceeds the U.S. Revolving Credit Facility at such time, the U.S. Letter of Credit Sublimit and/or the U.S. Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
     (ii) If after giving effect to any reduction or termination of Canadian Revolving Credit Commitments under this Section 2.06, the Canadian Letter of Credit Sublimit or the Canadian Swing Line Sublimit exceeds the Canadian Revolving Credit Facility at such time, the

Canadian Letter of Credit Sublimit and/or the Canadian Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
          (c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of any Letter of Credit Sublimit, any Swing Line Sublimit or any Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the applicable Revolving Credit Facility accrued until the effective date of any termination of such Revolving Credit Facility shall be paid on the effective date of such termination.
          2.07 Repayment of Loans.
          (a) Revolving Credit Loans. The U.S. Borrowers shall repay to the U.S. Revolving Credit Lenders on the Maturity Date for the U.S. Revolving Credit Facility the aggregate principal amount of all U.S. Revolving Credit Loans outstanding on such date. The Canadian Borrower shall repay to the Canadian Revolving Credit Lenders on the Maturity Date for the Canadian Revolving Credit Facility the aggregate principal amount of all Canadian Revolving Credit Loans outstanding on such date.
          (b) Swing Line Loans. The U.S. Borrowers shall repay each U.S. Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the U.S. Revolving Credit Facility. The Canadian Borrower shall repay each Canadian Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Canadian Revolving Credit Facility.
          2.08 Interest.
          (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each BA Rate Loan under the Canadian Revolving Credit Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the BA Rate for such Interest Period plus the Applicable Rate; (iii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iv) each Canadian Base Rate Loan under the Canadian Revolving Credit Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Base Rate plus the Applicable Rate; (v) each Canadian Prime Rate Loan under the Canadian Revolving Credit Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate; (vi) each U.S. Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans; and (vii) each Canadian Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Base Rate (for Canadian Swing Line Loans denominated in Dollars) or the Canadian Prime Rate (for Canadian Swing Line Loans denominated in Canadian Dollars) plus the Applicable Rate for Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable.
          (b)
     (i) Upon the occurrence and during the continuation of any Event of Default under Section 8.01(a), (b) (as a result of any breach of any provision contained in Article VII), (f) or (g),

the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):
          (a) Commitment Fee. The U.S. Borrowers shall pay to the Administrative Agent for the account of each U.S. Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Commitment Fee Rate divided by three hundred and sixty-five (365) days and multiplied by the number of days in the fiscal quarter and then multiplied by the amount, if any, by which the Average Revolving Credit Facility Balance with respect to the U.S. Revolving Credit Facility for such fiscal quarter (or portion thereof that the U.S. Revolving Credit Commitments are in effect) is less than the Average U.S. Revolving Credit Commitments outstanding during such period; provided that, if the aggregate U.S. Revolving Credit Commitments are terminated in full on a day other than the first day of a fiscal quarter, then any such fee payable for the fiscal quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period; and provided further that, with respect to the fiscal quarter in which the Closing Date occurs, any such fee payable for such fiscal quarter shall be based upon the number of days that have elapsed during the period from the Closing Date through the end of such fiscal quarter. The Canadian Borrower shall pay to the Administrative Agent for the account of each Canadian Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Commitment Fee Rate divided by three hundred and sixty-five (365) days and multiplied by the number of days in the fiscal quarter and then multiplied by the amount, if any, by which the Average Revolving Credit Facility Balance with respect to the Canadian Revolving Credit Facility for such fiscal quarter (or portion thereof that the Canadian Revolving Credit Commitments are in effect) is less than the Average Canadian Revolving Credit Commitments outstanding during such period; provided that, if the aggregate Canadian Revolving Credit Commitments are terminated in full on a day other than the first day of a fiscal quarter, then any such fee payable for the fiscal quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period; and provided further that, with respect to the fiscal quarter in which the Closing Date occurs, any such fee payable for such fiscal quarter shall be based upon the number of days that have elapsed during the period from the Closing Date through the end of such fiscal quarter. The commitment fees shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the Closing Date, on the last day of the Availability Period for the Revolving Credit Facility (and, if applicable, thereafter on demand). The commitment fee shall be calculated quarterly in arrears and if there is any change in the Applicable Commitment Fee Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Commitment Fee Rate for each period during which such Applicable Commitment Fee Rate was in effect, with effect from the date of the change in such rate pursuant to the definition of Applicable Commitment Fee Rate. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.
          (b) Other Fees.

     (i) The Borrowers shall pay to the Initial Lenders, the Bookrunners and the Collateral Agents for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
          2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
          (a) All computations of fees, interest for Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans when the Base Rate, Canadian Base Rate and/or Canadian Prime Rate is determined by Bank of America’s or Bank or America-Canada Branch’s, as applicable, “prime rate” or “base rate”, and BA Rate Loans shall be made on the basis of a year of 365 days and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. For the purposes of the Interest Act (Canada), (i) whenever any interest or fees under this Agreement or any other Loan Document is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and (z) divided by 360, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
          (b) If, as a result of any restatement of or other adjustment to the financial statements of the Specified U.S. Borrower or for any other reason, the Borrowers or the Lenders determine that (i) Average Excess Availability as calculated by a Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Average Excess Availability would have resulted in a higher Applicable Rate for such period, the applicable Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any such Borrower under any Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. If, with respect to (i) the fiscal quarter of the Specified U.S. Borrower in which the Closing Date occurs and (ii) the first full fiscal quarter of the Specified U.S. Borrower ending after the Closing Date, the Applicable Rate had been in each case calculated on the basis of Average Excess Availability for such period (instead of Excess Availability as of the Closing Date) and such calculation would have resulted in a higher Applicable Rate for such period, the Borrowers shall, on the last day of such period, pay to the Administrative Agent for the account of the applicable Lenders or L/C Issuers, as the case may be, an amount equal to the excess of (X) the amount of interest and fees that would have been paid for each such period if the Applicable Margin had been in each case calculated on the basis of Average Excess Availability for such period (instead of Excess Availability as of the Closing Date) over (Y) the amount of interest and fees actually paid for each such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under

Section 2.03(b)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
          2.11 Evidence of Debt.
          (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to any Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
          (b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
          2.12 Payments Generally; Administrative Agent’s Clawback.
          (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the Appropriate Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars or Canadian Dollars, as the case may be, and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
          (b)
     (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans or BA Rate Loans (or, in the case of any Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
          A notice of the Administrative Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
          (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
          (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
          (f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder and the relevant Borrower has not specified the application of such funds, such funds shall be applied (in each case with respect to the applicable Facility or Facilities) (i) first, toward payment of interest and fees then due hereunder (other than in respect of Bank Product Debt), ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, toward payment of the principal amount of any Overadvance Loans, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties and (iii) third, toward payment of principal, L/C Borrowings and other Obligations (other than in respect of Bank Product Debt) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, L/C Borrowings and other Obligations then owing to such parties; provided, however, that the proceeds from the foreclosure of any Collateral shall be applied as set forth in the Intercreditor Agreement; provided, further, that this Section 2.12(f) is subject in all respects to Section 8.03.
          2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that prior to the CAM Exchange Date, each Lender shall only purchase participations in Loans, L/C Obligations and Swing Line Loans under the Facility with respect to which they hold a Commitment; and provided further that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
          Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
          2.14 Nature of Obligations.
          (a) Each of the U.S. Borrowers acknowledges that (a) it will directly or indirectly realize material benefits from the commitments, working capital loans and other extensions of credit provided by the Lenders under the U.S. Revolving Credit Facility, including liquidity for ongoing operations, intercompany credit support and other credit availability necessary in the conduct of its business and (b) such benefits are an essential component of its continuing financial well-being. Accordingly, in consideration of such benefits and other valuable consideration, including credit accommodations provided or otherwise made available by the Specified U.S. Borrower, each of the U.S. Borrowers agrees that all U.S. Obligations of each U.S. Borrower under or in respect of this Agreement or any other Loan Document shall be deemed incurred for the joint benefit of all U.S. Borrowers and shall be joint and several obligations of all the U.S. Borrowers. The parties further agree that no Foreign Loan Party shall be liable for any U.S. Obligation.
          (b) Each U.S. Borrower waives presentment to, demand of payment from and protest to the other U.S. Borrowers of any of the U.S. Obligations, and also waives notice of acceptance of its Obligations and notice of protest for nonpayment. The Obligations of a U.S. Borrower hereunder shall not be affected by (i) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against the other U.S. Borrowers under the provisions of this Agreement or any of the other Loan Documents or otherwise; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement; or (iii) the failure of any Lender to exercise any right or remedy against any other U.S. Borrower.
          (c) Each U.S. Borrower further agrees that its agreement hereunder constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any other U.S. Borrower or any other Person.
          (d) The Obligations of each U.S. Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations of the other U.S. Borrowers or otherwise. Without limiting the generality of the foregoing, the Obligations of each U.S. Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations of the other U.S. Borrowers, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of such Borrower as a matter of law or equity.
          (e) Each U.S. Borrower further agrees that its Obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation of the other U.S. Borrowers is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the occurrence of any event described in Sections 8.01(f)or (g) in respect of such Borrower, any of the other U.S. Borrowers or otherwise.
          (f) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any U.S. Borrower by virtue hereof, upon the failure of a U.S. Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each other U.S. Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid U.S. Obligations, and thereupon each U.S. Revolving Credit Lender shall, in a reasonable manner, assign the amount of the U.S. Obligations of the other U.S. Borrowers owed to it and paid by such Borrower pursuant to this guarantee to such Borrower, such assignment to be pro tanto to the extent to which the Obligations in question were discharged by such Borrower, or make such disposition thereof as such Borrower shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).
          (g) Upon payment by a U.S. Borrower of any amount as provided above, all rights of such Borrower against another U.S. Borrower, as the case may be, arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the U.S. Obligations to the U.S. Revolving Credit Lenders.
          (h) Each U.S. Borrower, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that the agreement and the Obligations of each U.S. Borrower hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the agreement and the Obligations of each U.S. Borrower hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the U.S. Borrowers hereby irrevocably agree that the Obligations of each U.S. Borrower hereunder shall be limited to the maximum amount as will result in the Obligations of such U.S. Borrower hereunder not constituting a fraudulent transfer or conveyance. Each U.S. Borrower hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party, such U.S. Borrower will contribute, to the maximum extent permitted by law, such amounts to each other U.S. Borrower so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.
          2.15 Borrower Agent. Each Borrower hereby irrevocably appoints the Specified U.S. Borrower, and the Specified U.S. Borrower agrees to act under this Agreement, as the agent and representative of itself and each other Borrower for all purposes under this Agreement, including requesting Borrowings, executing and delivering Notes as agent on behalf of the Borrowers in favor of the Lenders, selecting whether any Loan or portion thereof is to bear interest as a Base Rate Loan, a Canadian Base Rate Loan, a Canadian Prime Rate Loan, a BA Rate Loan or a Eurodollar Rate Loan, and receiving account statements and other notices and communications to Borrowers (or any of them) from the Administrative Agent. The Administrative Agent may rely, and shall be fully protected in relying, on any Committed Loan Notice, disbursement instructions, reports, information, Borrowing Base Certificate or any other notice or communication made or given by the Borrower Agent, whether in its own name, on behalf of any Borrower or on behalf of “the Borrowers,” and the Administrative Agent shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such Committed Loan Notice, instruction, report, information, Borrowing Base Certificate or other notice or communication from the Borrower Agent, nor shall any joint and several character of the Borrowers’ liability for the Obligations be affected.
          2.16 Commitment Increase.
          (a) The Borrower Agent may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of the U.S. Revolving Credit Commitments (each such increase, a “Commitment Increase”); provided that (i) no Default or Event of Default shall exist or would exist after giving effect to any Commitment Increase, (ii) all fees and expenses owing to the Administrative Agent and the relevant Lenders in respect of such Commitment Increase shall have been paid, (iii) each Commitment Increase shall be on the same terms and conditions (including interest rate margins but excluding any upfront fees) as the U.S. Revolving Credit Facility before giving effect thereto, (iv) each Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in clause (v) below) and (v) after giving effect to any and all of the Commitment Increases, the U.S. Revolving Credit Facility shall not exceed $300,000,000. Each notice from the Borrower Agent pursuant to this Section 2.16 shall set forth the requested amount of the relevant Commitment Increases. Commitment Increases may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide a portion of any Commitment Increase) or by any other Eligible Assignee. Commitments in respect of Commitment Increases shall become U.S. Revolving Credit Commitments (or in the case of a Commitment Increase to be provided by an existing U.S. Revolving Credit Lender, an increase in such Lender’s applicable U.S. Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to Schedule 2.01 (with a joinder agreement in the case of any Eligible Assignee providing any portion of such Commitment Increases), executed by (x) the Administrative Agent and in the case of an Eligible Assignee, each U.S. L/C Issuer and each U.S. Swing Line Lender, the consent of each of which is not to be unreasonably withheld or delayed, (y) each Lender and Eligible Assignee agreeing to provide any portion of a Commitment Increase and (z) the Loan Parties, and reaffirmations of the Loan Documents executed by the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.16. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment).
          (b) Upon each increase in the U.S. Revolving Credit Commitments pursuant to this Section 2.16, (x) each U.S. Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each U.S. Revolving Credit Lender providing a portion of the Commitment Increase (each a “Commitment Increase Lender”) in respect of such increase, and each such Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such U.S. Revolving Credit Lender’s participations hereunder in outstanding U.S. Letters of Credit and U.S. Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in U.S. Letters of Credit and (ii) participations hereunder in U.S. Swing Line Loans held by each U.S. Revolving Credit Lender (including each such Commitment Increase Lender)

will equal the percentage of the aggregate U.S. Revolving Credit Commitments of all U.S. Revolving Credit Lenders represented by such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment and (y) if, on the date of such increase, there are any U.S. Revolving Credit Loans outstanding, portions of such U.S. Revolving Credit Loans shall on the date of the effectiveness of such Commitment Increase be prepaid with the proceeds of additional U.S. Revolving Credit Loans made by the Commitment Increase Lenders (such that after giving effect to such prepayment, the percentage of the U.S. Revolving Credit Loans held by each U.S. Revolving Credit Lender will equal the percentage of the aggregate U.S. Revolving Credit Commitments of all U.S. Revolving Credit Lenders represented by such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment after giving effect to such Commitment Increase), which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any other amounts payable to any Lender in accordance with Section 3.05. The Administrative Agent and the U.S. Revolving Credit Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. This Section 2.16 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
          3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
     (i) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be.
     (ii) If any Borrower or the Administrative Agent shall be required by the Code or other applicable Law to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) such Borrower or the Administrative Agent shall withhold or make such deductions as are determined by such Borrower or the Administrative Agent to be required, (B) such Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or other applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made
          (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Tax Indemnifications.
     (i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and do hereby, jointly and severally, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by any Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and do hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii)of this subsection. A certificate as to the amount of any such payment or liability delivered to the applicable Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 Business Days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent and amounts paid by the Borrowers pursuant to clause (c)(i) above as a result of the failure of such Lender or L/C Issuer to pay any amount owed to the Administrative Agent pursuant to this clause (c)(ii)) incurred by or asserted against a Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent or any Borrower, as the case may be, under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
          (d) Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent.
          (e) Status of Lenders; Tax Documentation.
     (i) Each Lender and L/C Issuer shall deliver to the applicable Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such Borrower or the Administrative

Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s or L/C Issuer’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender or L/C Issuer by such Borrower pursuant to this Agreement or otherwise to establish such Lender’s or L/C Issuer’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing, if a Borrower is a “United States person” within the meaning of Section 7701(a)(30) of the Code:
     (A) any Lender or L/C Issuer that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to such Borrower and the Administrative Agent duly executed, properly completed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender or L/C Issuer is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender (except in connection with a CAM Exchange (in which case such Foreign Lender shall comply with this Section 3.01(e)(ii)(B) to the extent practicable)) or Foreign L/C Issuer that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Foreign L/C Issuer becomes a Lender (other than as a result of a CAM Exchange) under this Agreement, on or prior to the date on which any such form of certification expires or becomes obsolete, and after the occurrence of any event requiring a change in the most recent form or certification previously delivered, but only if such Foreign Lender or Foreign L/C Issuer is legally entitled to do so, whichever of the following is applicable:
     (I) duly executed, properly completed originals of Internal Revenue Service Form W-8BEN or any successor thereto claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) duly executed, properly completed originals of Internal Revenue Service Form W-8ECI or any successor thereto,
     (III) duly executed, properly completed originals of Internal Revenue Service Form W-8IMY or any successor thereto and all required supporting documentation claiming (to the extent legally able to do so) exemption from or reduction in United States federal withholding tax,
     (IV) in the case of a Foreign Lender or Foreign L/C Issuer claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender or Foreign L/C Issuer is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly executed, properly completed originals of Internal Revenue Service Form W-8BEN, or

     (V) duly executed, properly completed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
     (iii) Each Lender (except an assignee Lender pursuant to a CAM Exchange under Section 8.04 (in which case any such Lender shall comply with this Section 3.01(e)(iii) to the extent practicable)) or L/C Issuer shall promptly (A) notify the applicable Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender or L/C Issuer, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that such Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender or L/C Issuer.
          (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its reasonable discretion, that it has received a refund (or credit against other taxes payable) of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (or credit against other taxes payable) (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit), provided that such Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer if the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
          3.02 Illegality. If any Lender determines in good faith that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans or BA Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate or BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the applicable Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or BA Rate Loans or to convert Base Rate Loans or Canadian Base Rate Loans to Eurodollar Rate Loans or Canadian Prime Rate Loans to BA Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans or BA Rate Loans of such Lender to Base Rate Loans, Canadian Base

Rate Loans or Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans or BA Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or BA Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.
          3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a BA Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate or the BA Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or BA Rate Loan, (c) the Reuters Screen CDOR Page is not available for the timely determination of the BA Rate, and the BA Rate cannot otherwise be determined in a timely manner in accordance with the definition of “BA Rate”, or (d) the Eurodollar Rate or BA Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or BA Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the applicable Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans or BA Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BA Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, in the amount specified therein.
          3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;
     (ii) subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan or BA Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or
     (iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans or BA Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan or BA Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the applicable Borrower shall be conclusive absent manifest error. Each applicable Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that a Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof); provided further that, a Borrower shall not be required to compensate a Lender or an L/C Issuer for increased costs or reductions suffered more than nine months after such Change in Law, except that in the case of any such change having retroactive effect, such period shall be extended until nine months after the Lender becomes aware of such change.
          (e) Reserves on Eurodollar Rate Loans. Each applicable Borrower shall pay to each Appropriate Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided a Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

          3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any conversion, payment or prepayment of any Loan other than a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan on the date or in the amount notified by the applicable Borrower;
     (c) any assignment of a Eurodollar Rate Loan or BA Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 11.13; or
     (d) the occurrence of a CAM Exchange pursuant to Section 8.04;
including any loss of anticipated profits (but excluding the Applicable Rate) and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by each Borrower to the Appropriate Lenders under this Section 3.05, each Appropriate Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
          3.06 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Appropriate Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Borrower is required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, such Borrower may replace such Lender in accordance with Section 11.13.

          3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
          4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
          (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or in “pdf” or similar format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement in sufficient number for distribution to the Administrative Agent, each Lender and each Borrower;
     (ii) a Note executed by each applicable Borrower in favor of each Lender requesting a Note;
     (iii) the Intercreditor Agreement duly executed by the Administrative Agent, the Trustee and the U.S. Loan Parties;
     (iv) the U.S. Guaranty duly executed by the Specified U.S. Borrower and each U.S. Subsidiary Guarantor;
     (v) the U.S. Security Agreement duly executed by each U.S. Loan Party, together with:
     (A) subject to the Intercreditor Agreement, certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,
     (B) proper Financing Statements in form appropriate for filing under the UCC and/or PPSA of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the U.S. Security Agreement, covering the Collateral described in the U.S. Security Agreement,
     (C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,
     (D) evidence of the completion of all other actions, recordings and filings of or with respect to the U.S. Security Agreement that the Administrative

Agent may deem necessary or desirable in order to perfect the Liens created thereby,
     (E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the U.S. Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements); and
     (F) the U.S. Perfection Certificate, along with completed Schedules thereto, duly executed by the Specified U.S. Borrower;
provided, that, notwithstanding anything in this Section 4.01(a)(v) to the contrary, solely with respect to any non-U.S. Collateral, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date without undue burden or expense and without the taking of any action that goes beyond commercial reasonableness, then the delivery of documents and instruments for perfection of such security interests shall not constitute a condition precedent to the availability of the Facilities to the U.S. Borrowers, and the Loan Parties hereby agree to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests within the earlier of 30 days after the Closing Date and the time at which any such non-U.S. Collateral becomes perfected in respect of the Senior Secured Notes.
     (vi) deeds of trust, trust deeds, deeds to secure debt, and mortgages, in substantially the form of Exhibit H (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance satisfactory to the Administrative Agent and covering the properties listed on Schedule 4.01(a)(vi) (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate U.S. Loan Party, together with:
     (A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid (junior only to the Liens securing the Senior Secured Notes) and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,
     (B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (including zoning endorsements) and in amounts acceptable to the Administrative Agent in its reasonable discretion (such amount not to exceed the value of the property in cases where tie-in endorsements are available or, if not available, 10% of the value of such property), issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable, and with respect to any property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality or, if not available, a zoning report from Planning and Zoning Resources Corporation, in each case satisfactory to the Administrative Agent in its reasonable discretion,
     (C) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day of the initial Credit Extension, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent, provided that notwithstanding anything in this clause (C) to the contrary, to the extent that the Mortgage Policies for the properties listed on Schedule 4.01(a)(vi) hereto include no survey exception without the need to comply with this clause (C), this clause (C) shall not apply with respect to such property,
     (D) a favorable opinion of local counsel to the Loan Parties in the states in which the Properties are located, addressed to the Administrative Agent and each Lender, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent and its counsel with respect to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (E) evidence of the insurance required by the terms of the Mortgages; and
     (F) such other consents and agreements and confirmations as the Administrative Agent may deem reasonably necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken;
provided, that, notwithstanding anything in this Section 4.01(a)(vi) to the contrary, no mortgages, title insurance policies, surveys or other customary documentation relating to real property Collateral (the “Real Estate Collateral Deliverables”), will be delivered prior to or on the Closing Date and the delivery of such Real Estate Collateral Deliverable shall not constitute a condition precedent to the availability of the Facilities, and the Loan Parties hereby agree to deliver such Real Estate Collateral Deliverable (including related legal opinions as to matters of (i) enforceability and perfection of the Mortgages and any related fixture filings, and (ii) corporate formalities, as the Administrative Agent may request) within the earlier of 60 days after the Closing Date and the time at which any such real property Collateral secures, or Real Estate Collateral Deliverable is delivered in respect of, the Senior Secured Notes; provided further that in each case, the Administrative Agent may, in its reasonable discretion, grant extensions of such time period.
     (vii) an intellectual property security agreement, in substantially the form of Exhibit B to the U.S. Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “U.S. Intellectual Property Security Agreement”), duly executed by each U.S. Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the U.S. Intellectual Property Security Agreement has been taken;
     (viii) the Canadian Guarantee duly executed by each Canadian Subsidiary Guarantor;
     (ix) the Canadian Security Agreement duly executed by each Canadian Loan Party, together with:
     (A) evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Canadian Security Agreement have been taken (including receipt of duly executed payoff letters and UCC-3 and PPSA termination or discharge statements, if applicable); and
     (B) the Canadian Perfection Certificate, along with completed Schedules thereto, duly executed by the Canadian Borrower;
     (x) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (xi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (xii) a favorable opinion of Weil, Gotshal & Manges LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Required Lenders, with respect to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (xiii) a favorable opinion of Borden Ladner Gervais LLP, or such other local counsel to the Loan Parties in Canada, addressed to the Administrative Agent and each Canadian Lender, in form and substance reasonably satisfactory to the Required Lenders, with respect to such matters concerning the Canadian Loan Parties and the Canadian Loan Documents as the Required Lenders may reasonably request;
     (xiv) favorable opinions of local counsel to the Loan Parties in the United States, addressed to the Administrative Agent and each Lender, in each case in form and substance reasonably satisfactory to the Required Lenders, with respect to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (xv) a certificate signed by a Responsible Officer of each of the Specified U.S. Borrower and the Canadian Borrower certifying (A) that the conditions specified in Sections 4.02(a),(b) and (d) have been satisfied and (B) that there has been no event or circumstance since July 4, 2009 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (xvi) the Lenders shall have received: (A) audited consolidated financial statements of the Specified U.S. Borrower and its subsidiaries for the three fiscal years ended most recently prior to the Closing Date, and unaudited consolidated financial statements of the Specified U.S. Borrower and its subsidiaries for any interim quarterly periods that have ended since the most recent of such audited financial statements, which in each case, (1) shall be reasonably satisfactory in form and substance to the Lenders and (2) shall not be materially inconsistent with the information heretofore provided; and (B) forecasts prepared by management of the Specified U.S. Borrower and its subsidiaries, each in form reasonably satisfactory to the Lenders, of balance sheets, income statements and cash flow statements for each year commencing with the first fiscal year following the Closing Date for the term of the Facilities (it being understood that the financial statements made available to the Lenders prior to November 13, 2009 are reasonably satisfactory in form and substance to the Lenders and are not materially inconsistent with the information provided to the Lenders prior to November 13, 2009);
     (xvii) the Administrative Agent shall have received certification as to the consolidated financial condition and Solvency of each Borrower and each Guarantor, individually and together with its Subsidiaries, taken as a whole (after giving effect to the Transactions and the incurrence of indebtedness related thereto), from the chief financial officer of the Specified U.S. Borrower;
     (xviii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral (and the Lenders shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Loan Parties and their subsidiaries); and

     (xix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lenders or any Lender reasonably may require.
          (b) (i) All accrued fees required to be paid to the Administrative Agent, the Collateral Agents (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent and the Collateral Agents) and the Bookrunners on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.
          (c) Receipt of all governmental, shareholder and third party consents and approvals necessary in connection with the Transactions and the related financings and other transactions contemplated hereby.
          (d) There shall not have occurred since July 4, 2009 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
          (e) The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.
          (f) To the extent not set forth in the Approved Plan of Reorganization or different from what is described in the Approved Plan of Reorganization, the corporate structure, capital structure, cash management system, ownership, pension and tax structure/treatment and governing documents of the Borrowers and the Guarantors shall be reasonably satisfactory to the Administrative Agent and the Lenders.
          (g) The Bankruptcy Court shall have entered an order or orders, in form and substance reasonably satisfactory to the Collateral Agents and Required Initial Lenders, confirming the Approved Plan of Reorganization (the “Confirmation Order”), and such Confirmation Order shall have become a final order, which shall not have been reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, stay, new trial, re-argument or rehearing thereof has been sought, (A) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a stay, new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (B) the time to take any further appeal, petition for certiorari, or move for a stay, new trial, reargument or rehearing shall have expired (such order or orders, a “Final Order”); provided that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment. Without limitation, the Confirmation Order shall authorize and approve the Facilities (including the full amount of the Facilities) and the making of Loans hereunder, the granting of the security interests in connection herewith, and the payment of all fees provided for pursuant to and in respect of the Facilities.
          (h) The “Effective Date” of the Approved Plan of Reorganization, as defined therein, shall occur simultaneously with the effectiveness of the Facilities and be effective without waiver by any of the Debtors (as defined in the Approved Plan of Reorganization) of any condition of the Approved Plan of Reorganization or any related transaction (with the exception of such transactions contemplated by the terms of the Approved Plan of Reorganization to occur after the Closing Date), in each case unless the same is not adverse to the interests of the Lenders, as reasonably determined by the Required Initial Lenders, without the prior written consent of the Required Initial Lenders, and each of the documents to be entered into in connection with the Approved Plan of Reorganization shall be reasonably satisfactory to the Collateral Agents.
          (i) Immediately after giving effect to the Transactions, (i) Excess Availability shall not be less than $40,000,000 and (ii) the sum of Canadian Available Cash plus U.S. Available Cash plus Excess Availability, less the amounts of Canadian Available Cash and U.S. Available Cash included in the calculation of Excess Availability, shall not be less than $100,000,000.
          (j) The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
          (k) The interest and fees under the Existing Credit Agreement shall have been paid as accrued on a current basis during the continuation of the Cases. All obligations under the Existing Credit Agreement except for contingent indemnification obligations for which no claim has been made shall have been paid in full in cash. After giving effect to the Transactions and the other transactions contemplated hereby, the Specified U.S. Borrower and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities, (b) the Senior Secured Notes and (c) other Indebtedness permitted hereunder.
          (l) The Schedules hereto shall be reasonably acceptable to the Collateral Agents.
          (m) The Senior Secured Notes shall have been issued on the terms and conditions set forth in the Approved Plan of Reorganization and to the extent not set forth in the Approved Plan of Reorganization, on terms and conditions reasonably satisfactory to the Required Initial Lenders.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     (d) (i) The lesser of (A) the Total Borrowing Base and (B) the Revolving Credit Facility, exceeds the Outstanding Amount of the Revolving Credit Loans, Swing Line Loans and L/C Obligations at such time, after giving effect to such Credit Extension, (ii) the lesser of (A) the U.S. Borrowing Base and (B) the U.S. Revolving Credit Facility, exceeds the Outstanding Amount of the U.S. Revolving Credit Loans, U.S. Swing Line Loans and U.S. L/C Obligations at such time, after giving effect to such Credit Extension and (iii) the lesser of (A) the Canadian Borrowing Base and (B) the Canadian Revolving Credit Facility, exceeds the Outstanding Amount of the Canadian Revolving Credit Loans, Canadian Swing Line Loans and Canadian L/C Obligations at such time, after giving effect to such Credit Extension.
          Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
          5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person (i) duly organized or formed and, except in the case of Excluded Subsidiaries and Foreign Subsidiaries (other than Canadian Subsidiaries), validly existing and (ii) in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except in each case referred to in clause (a)(ii) (solely with respect to Subsidiaries that are not Loan Parties) or (c) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

          5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by any Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent (which filings are disclosed in the Perfection Certificate) or (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.
          5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto and thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.
          5.05 Financial Statements; No Material Adverse Effect.
          (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Specified U.S. Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
          (b) The unaudited consolidated balance sheet of the Specified U.S. Borrower and its Subsidiaries dated October 3, 2009, and the related consolidated statements of income or operations, stockholder’s investment and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied through the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Specified U.S. Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
          (c) Since October 3, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Effect.
          (d) The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Specified U.S. Borrower and its Subsidiaries for, and as of the end of, each fiscal year commencing after December 31, 2008 and ending on or prior to December 31, 2012 made available to the Administrative Agent prior to the Closing Date were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonably believed by the Specified U.S. Borrower to have been reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that actual results may vary from such forecasts and that such variations may be material.

          (e) The consolidated forecasted balance sheets, statements of income and cash flows of the Specified U.S. Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonably believed by the Specified U.S. Borrower to have been reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that actual results may vary from such forecasts and that such variations may be material.
          5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Specified U.S. Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          5.07 No Default. None of the Specified U.S. Borrower or any Subsidiary is in default under any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.08 Ownership of Property; Liens.
          (a) Each Loan Party and each of its Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by clauses (a), (b), (c), (d), (e), (g), (h), (i), (j), (k), (n)(ii), (o), (p), (q), (r), (s), (t), (v), (w), (y) and (z) of Section 7.01.
          (b) Set forth on Schedule 5.08(b)is a complete and accurate list of all real property owned by any U.S. Loan Party or any of its Subsidiaries located in the United States and material to the conduct of the business of the U.S. Loan Parties, as of the Closing Date, showing as of the date hereof the street address (to the extent available), county or other relevant jurisdiction, state and record owner.
          (c) Set forth on Schedule 5.08(c)(i) is a complete and accurate list of all leases of domestic and Canadian real property material to the conduct of the business of the Loan Parties located in the U.S. or Canada under which any Loan Party or any of its Subsidiaries is the lessee as of the Closing Date, showing as of the date hereof the street address, county or other relevant jurisdiction (to the extent available), state, lessor and lessee.
          5.09 Environmental Compliance. Except as specifically disclosed on Schedule 5.09,
          (a) Each Loan Party and each of its Subsidiaries, and each of their operations and properties is, and for the past three years, has been, in compliance with all applicable Environmental Laws except to the extent any non-compliance could not reasonably be expected to result in liabilities, costs and expenses in excess of (i) as of the Closing Date, $10,000,000 and (ii) at any time after the Closing Date, $25,000,000.
          (b) Except as could not reasonably be expected to result in liabilities, costs and expenses in excess of (i) as of the Closing Date, $10,000,000 and (ii) at any time after the Closing Date, $25,000,000, there are no pending actions, claims, notices of violation or potential responsibility, or proceedings alleging liability under or non-compliance with any Environmental Law on the part of any Loan Party or any of its Subsidiaries.

          (c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of any Loan Party formerly, owned or operated by any Loan Party or any of its Subsidiaries is listed or to the knowledge of any Loan Party proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, territorial, municipal or local list; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries in each case, that would reasonably be expected to result in a material liability; (iii) there is no asbestos or asbestos-containing material in friable form or condition on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been Released on, under or from any property currently or, to their knowledge, formerly owned or operated by any Loan Party or any of its Subsidiaries except for such releases, discharges or disposal that were in material compliance with Environmental Laws.
          (d) None of the properties of the Loan Parties contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of or (ii) could give rise to liability under, Environmental Laws, which violations and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
          (e) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or response or other corrective action relating to any actual or threatened Release of Hazardous Materials at, on, under or from any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any such investigations, assessments, responses or other actions that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (f) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which would not reasonably expected to result in a Material Adverse Effect.
          5.10 Insurance. The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Specified U.S. Borrower and its Subsidiaries) with such deductibles and covering such risks as are customarily carried by prudent companies engaged in similar businesses and owning similar properties in localities where each Loan Party or the applicable Subsidiary operates and as required by Section 6.07 and Section 6.18(b)(iii).
          5.11 Taxes. Each Loan Party and its Subsidiaries have filed all federal, provincial, state, territorial, foreign and other tax returns and reports required to be filed, and have paid or made provision for all federal, provincial, state, territorial and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days, (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) the failure of which to file or pay could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          5.12 ERISA Compliance.

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or has been established pursuant to a prototype plan that has received a favorable opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending or, to the knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (c) (i) Except with respect to a Reportable Event arising as a result of the Cases, no ERISA Event has occurred within the prior 2 years or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (vi) the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $80,000,000 the fair market value of the assets of all such underfunded Pension Plans; except, with respect to each of the foregoing clauses of this Section 5.12(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (d) Except where noncompliance would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable Governmental Authorities, and neither the Specified U.S. Borrower nor any Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.
          5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, each Loan Party has no Subsidiaries other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01 and consensual Liens under Sections 7.01(n), (o), (p) and (q). As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 5.13.
          5.14 Margin Regulations; Investment Company Act.

          (a) The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no Credit Extension will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Borrowers do not own any margin stock.
          (b) None of the Specified U.S. Borrower, any Person Controlling the Specified U.S. Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
          5.15 Disclosure. No report, financial statement, certificate or other information (including, without limitation, the Information Memorandum) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that (i) no representation is made with respect to general economic or industry information and (ii) with respect to projected financial information, the Specified U.S. Borrower represents only that such information was prepared in good faith based upon assumptions reasonably believed by the Specified U.S. Borrower to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.
          5.16 Compliance with Laws. Each Loan Party and its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          5.17 Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights and other intellectual property rights (collectively, “IP Rights”) and franchises and operating licenses that are reasonably necessary for the operation of their respective businesses, without, to the knowledge of the Borrowers, conflict with the rights of any other Person, except to the extent such conflicts or failures to own or possess such rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any intellectual property rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          5.18 Solvency. Each Loan Party that is not an Excluded Subsidiary is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
          5.19 Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute,

drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty that could reasonably be expected to have a Material Adverse Effect.
          5.20 Perfection, Etc. All filings and other actions necessary or desirable to perfect and protect the Liens in the Collateral created under the Collateral Documents and to render such Liens opposable to third parties have been or will be, during the periods required by the Loan Documents, duly made or taken and are in full force and effect, and the Collateral Documents are effective to create in favor of (i) the Administrative Agent for the benefit of the U.S. Secured Parties and (ii) the Administrative Agent for the benefit of the Canadian Secured Parties, a valid and, together with such filings and other actions, perfected first priority (in the case of ABL Priority Collateral) or second priority (in the case of Term Priority Collateral) Lien in the U.S. Collateral and the Canadian Collateral, respectively, securing the payment of the Secured Obligations (in the case of the U.S. Collateral) and the Canadian Obligations (in the case of the Canadian Collateral), subject to Liens permitted by Section 7.01. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created under the Loan Documents and permitted by Section 7.01.
          5.21 [Reserved].
          5.22 Tax Shelter Regulations. The Specified U.S. Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Specified U.S. Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Specified U.S. Borrower so notifies the Administrative Agent, the Specified U.S. Borrower acknowledges that one or more of the Lenders may treat its Loans and/or its interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, may maintain the lists and other records required by such Treasury Regulation.
          5.23 Anti-Terrorism Law.
          (a) No Loan Party and, to the knowledge of the Borrowers, none of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 or the Proceeds of Crime (Money-Laundering) and Terrorist Financing Act (Canada).
          (b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
     (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) to the knowledge of the Loan Parties, a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

     (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign Governmental Authority.
          (c) No Loan Party and, to the knowledge of the Borrowers, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          5.24 Accounts. Without limiting the provisions of Section 5.15 or the statements contained in any Borrowing Base Certificate, each Borrower hereby represents and warrants that the statements in each Borrowing Base Certificate are or will be when such Borrowing Base Certificate is delivered true and correct in all respects. The Administrative Agent may rely, in determining which Accounts are Eligible Receivables, on all statements and representations made by the Borrowers with respect thereto. Each Borrower warrants, with respect to each Account at the time it is shown as an Eligible Receivables in a Borrowing Base Certificate, that:
     (a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;
     (b) it arises out of a completed, bona fide sale and delivery of goods or performance of services in the ordinary course of business, and substantially in accordance with any purchase order, contract or other document relating thereto;
     (c) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to the Administrative Agent on request;
     (d) it is not subject to any offset, Lien (other than the Administrative Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the ordinary course of business and disclosed to the Administrative Agent; and it is absolutely owing by the Account Debtor, without any other contingency in any respect;
     (e) no purchase order, agreement, document or applicable Law effectively restricts assignment of the Account to the Administrative Agent (after giving effect to the provisions of the UCC or the PPSA, as applicable), and the applicable Borrower is the sole payee or remittance party shown on the invoice;
     (f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the ordinary course of business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to the Administrative Agent hereunder; and
     (g) to the best of each Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the

Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to a proceeding under any Debtor Relief Laws, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
          5.25 Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations of each Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and Canadian Benefit Plans and any funding agreements therefor have been performed in a timely fashion, except where (i) the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) no Lien (other than Liens permitted pursuant to Section 7.01) is created thereby. No Termination Event has occurred that could reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans by any Loan Party or its Affiliates except where such withdrawals or applications could not reasonably be expected to have a Material Adverse Effect. There are no material outstanding disputes involving any Loan Party or its Affiliates concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans except where such disputes could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 5.25 hereto based on the most recent actuarial valuations filed with Government Authorities, each of the Canadian Pension Plans was fully funded on a solvency basis as of the date of such actuarial valuations.
ARTICLE VI
AFFIRMATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any contingent indemnification obligation as to which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit as to which arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made) shall remain outstanding, each of the Specified U.S. Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:
          6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:
     (a) as soon as available, but in any event within one hundred and five (105) days after the end of each fiscal year of the Specified U.S. Borrower (or, if earlier, the date on which the Specified U.S. Borrower’s Form 10 or 10-K would be required to be filed with the SEC (after giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Specified U.S. Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholder’s investment, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young, LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

     (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Specified U.S. Borrower (or, if later, if a Form 12b-25 has been duly filed with the SEC, the date on which the Specified U.S. Borrower’s Form 10 or 10-Q would be required to be filed with the SEC (after giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Specified U.S. Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in stockholders’ investment, and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Specified U.S. Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Specified U.S. Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
     (c) as soon as available, but in any event within thirty (30) days after the end of each of the first 11 months of each fiscal year of the Specified U.S. Borrower, a consolidated balance sheet of the Specified U.S. Borrower and its Subsidiaries as of the end of such month, and the related consolidated statements of income or operations, for such month, in the form customarily prepared by management of the Specified U.S. Borrower for delivery to investors;
     (d) at the time of delivery of the financial statements provided for in Sections 6.01(a) and (b) above, a management’s discussion and analysis of the financial condition and results of operation for such fiscal quarter or fiscal year, as the case may be, as compared to the previous fiscal period; provided that a copy of the Specified U.S. Borrower’s Form 10 or 10-K or Form 10-Q for the applicable period shall be deemed to satisfy such requirement;
     (e) as soon as available, but in any event no later than seventy-five (75) days after the end of each fiscal year, forecasts prepared by management of the Specified U.S. Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements of the Specified U.S. Borrower and its Subsidiaries. All forecasts delivered hereunder shall be prepared on an annual basis for the fiscal year following such fiscal year then ended);
     (f) On or before the 20th day after the end of each fiscal month of the Specified U.S. Borrower (unless such monthly Borrowing Base Certificate shall not be required to be furnished pursuant to the second succeeding sentence), the Borrower Agent shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate in respect of each of the U.S. Borrowing Base and the Canadian Borrowing Base, prepared as of the close of business of the previous month and at such other times as the Administrative Agent may request. All calculations of Excess Availability in any Borrowing Base Certificate shall originally be made by the Borrowers and certified by a Responsible Officer of each of the Specified U.S. Borrower and the Canadian Borrower, provided that the Collateral Agents may from time to time review and adjust any such calculation in their Credit Judgment to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve. Upon the occurrence and during the continuation of a Cash Dominion Event, or if otherwise requested by any of the Collateral Agents in its discretion, the Borrowers shall deliver to the Collateral Agents a weekly Borrowing Base Certificate within five (5) Business Days after the end of each calendar week (each calendar week deemed, for purposes hereof, to end on a Friday), updated to reflect each Borrowing Base as of the close of business on the last Business Day of the immediately preceding calendar week (it being understood that inventory amounts shown in such Borrowing Base Certificate will be based on the inventory amount for the most recently ended month and that the amount of Eligible Receivables shown in such Borrowing Base Certificate will be based on the amount of gross receivables set forth in the most recent biweekly report, less the amount of ineligible receivables reported for the most recently ended month) unless the Collateral Agents otherwise agree; provided that to the extent the weekly Borrowing Base Certificate for the last week of a calendar month shall include calculations for such month, no monthly Borrowing Base Certificate shall be required to be delivered for such month. Borrowing Base Certificates shall be delivered with such inventory back-up data, borrowing base validating information, supporting documentation and additional reports with respect to the U.S. Borrowing Base and the Canadian Borrowing Base as any of the Collateral Agents shall reasonably request.
          6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Collateral Agents:
     (a) to the extent available, no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default resulting from non-compliance with Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event (provided that the Specified U.S. Borrower shall use commercially reasonable efforts to obtain such certificate);
     (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Specified U.S. Borrower including (x) calculations demonstrating compliance with the Consolidated Fixed Charge Coverage Ratio, whether or not a Covenant Trigger Event has occurred and is continuing and (y) during each Covenant Trigger Event, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP and (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b);
     (c) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Specified U.S. Borrower, (ii) copies of all annual, regular, periodic and special reports and registration statements which the Specified U.S. Borrower (and any direct or indirect parent entity) may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and (iii) a copy of any final “management letter” received by any Loan Party from its certified public accountants identifying any significant deficiencies in the design or operation of internal controls which could materially adversely affect the Specified U.S. Borrower’s ability to record, process, summarize and report financial data, and the management’s responses thereto (provided that such disclosure by the Specified U.S. Borrower is authorized by such accountants (and the Specified U.S. Borrower agrees to request that such certified public accountants permit such disclosure));
     (d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) from, or statements or reports furnished to, any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Junior Financing Documentation or the Senior Secured Notes, in each case, in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;
     (e) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;
     (f) promptly after the assertion or occurrence thereof, notice of any occurrence, event or action that could result in a material Environmental Liability on the part of any Loan Party or any of its Subsidiaries or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit;
     (g) concurrently with any delivery of financial statements under Section 6.01(a), a certificate of a Responsible Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;
     (h) promptly after U.S. Borrower has notified the Administrative Agent of any intention by U.S. Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;
     (i) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Loan Party or ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (v) each annual information return to be filed in accordance with the applicable pension standards legislation in connection with each Canadian Pension Plan;
     (j) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as any Administrative Agent or any Lender may from time to time reasonably request; and
     (k) promptly after the application of net cash proceeds of any transaction or event in the manner contemplated by clause (b) of the definition of “Not Otherwise Applied”, a description of such application.
          Documents required to be delivered pursuant to Section 6.01(a), (b), (c), (d) or (e) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Specified U.S. Borrower posts such documents, or provides a link thereto on the Specified U.S. Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Specified U.S. Borrower’s behalf on IntraLinks/

IntraAgency or another relevant website, if any, to which each Lender and each Administrative Agent have access (whether a commercial, third-party website or whether sponsored by an Administrative Agent); provided that (i) the Specified U.S. Borrower shall deliver paper or electronic copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering such copies is given by the each Administrative Agent or such Lender and (ii) the Specified U.S. Borrower shall notify (which may be by facsimile or electronic mail) each Administrative Agent of the posting of any such documents and provide to each Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance U.S. Borrower shall be required to provide paper or electronic copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Bookrunners will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent, the Bookrunners, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Bookrunners shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
          6.03 Notices. Promptly after obtaining knowledge thereof notify the Administrative Agent for further distribution to each Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any other litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws and or in respect of IP Rights, or (iv) the occurrence of any ERISA Event or similar event of noncompliance with respect to a Foreign Plan; and

     (c) of the (i) occurrence of any Disposition of Collateral for which a Borrower is required to make a mandatory prepayment pursuant to Section 2.05 or (ii) receipt of any Extraordinary Receipt for which a Borrower is required to make a mandatory prepayment pursuant to Section 2.05.
          Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Specified U.S. Borrower setting forth details of the occurrence referred to therein and stating what action the Specified U.S. Borrower or other applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
          6.04 Payment of Obligations. Pay, discharge or otherwise satisfy within 30 days after the date when the same shall become due (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless and to the extent that (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary or (ii) the failure to pay the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless and to the extent that (i) such claims are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary or (ii) the failure to pay the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.05 Preservation of Existence, Etc. (a) Except in the case of Excluded Subsidiaries and Foreign Subsidiaries that are not Canadian Subsidiaries, preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05 or, with respect to Subsidiaries that are not Loan Parties, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
          6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, except to the extent, in the case of each of clauses (a) and (b), that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          6.07 Maintenance of Insurance. Maintain (a) with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Specified U.S. Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons and (b) without limitation to the foregoing the insurance arrangements in respect of the Collateral required by the Security Agreements. If any portion of any building on real property subject to any Mortgage is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then the applicable Loan Party (or its relevant Subsidiary) shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.
          6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
          6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of the Specified U.S. Borrower or such Subsidiary, as the case may be, to enable the preparation of the financial statements in accordance with GAAP.
          6.10 Inspections; Appraisals.
          (a) Permit the Administrative Agent from time to time, subject (except when an Event of Default has occurred and is continuing) to reasonable notice and normal business hours, to visit and inspect the properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither the Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.
          (b) Reimburse the Administrative Agent for all charges, costs and expenses of the Administrative Agent in connection with (i) examinations of any Loan Party’s books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate, up to twice per fiscal year; and (ii) appraisals of Inventory up to twice per fiscal year (or, in each case with respect to clauses (i) and (ii) three times per fiscal year if the third audit and/or appraisal occurs during a period when Excess Availability is less than 25% of the Total Borrowing Base); provided, however, that if an examination or appraisal is initiated while an Event of Default has occurred and is continuing, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers specifically agree to pay the Administrative Agent’s then standard charges for each day that an employee of the Administrative Agent or its branches or Affiliates is engaged in any examination activities, and shall pay the standard charges of the Administrative Agent’s internal appraisal group. This Section shall not be construed to limit the Administrative Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.
          6.11 Use of Proceeds. The Borrowers will use the proceeds of each Credit Extension (i) to refinance and replace the Existing Credit Agreement, (ii) for working capital and other general corporate purposes of the Specified U.S. Borrower and its Subsidiaries, (iii) for the payment of fees and expenses incurred in connection with the Transactions and (iv) to pay all other amounts expressly permitted under the Approved Plan of Reorganization.
          6.12 Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition of any new direct or indirect Subsidiaries (other than Excluded Subsidiaries) by any U.S.

Loan Party or upon any Domestic Subsidiary ceasing to meet the definition of an Excluded Subsidiary or upon the acquisition of any Material Real Estate, or, subject to the terms of the Intercreditor Agreement, upon the granting of any Lien to secure the Senior Secured Notes (in which case if the assets covered thereby do not constitute ABL Priority Collateral the provisions of this Section shall be deemed to refer to a second-priority security interest junior to the Lien securing the Senior Secured Notes on the terms set forth in the Intercreditor Agreement), the Borrower Agent shall promptly notify the Administrative Agent thereof and if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, then the applicable Loan Parties shall, in each case at the applicable Borrower’s expense:
     (i) in connection with the formation or acquisition of a Subsidiary (other than an Excluded Subsidiary) or upon any Domestic Subsidiary which was an Excluded Subsidiary ceasing for any reason to meet the definition thereof, within thirty (30) days after such formation, acquisition, or change of status or such longer period as the Administrative Agent may agree in its sole discretion, (A) cause each such Subsidiary that is not a Foreign Subsidiary (or a Subsidiary of a Foreign Subsidiary) to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) subject to Section 6.12(d), deliver all certificates representing the Pledged Equity of each such Subsidiary directly owned by a U.S. Loan Party, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank, and all instruments evidencing the Pledged Debt of each such Subsidiary owned by a U.S. Loan Party, indorsed in blank to the Administrative Agent, together with, if requested by the Administrative Agent, supplements to the U.S. Security Agreement with respect to the pledge of any Equity Interests or Indebtedness; provided that no U.S. Loan Party shall be required to pledge any Equity Interests in any Foreign Subsidiary which, when aggregated with all of the other Equity Interests in such Foreign Subsidiary pledged by any U.S. Loan Party, would result in more than 66% of the total combined voting power of all classes of Equity Interests in a Foreign Subsidiary entitled to vote being pledged to the Administrative Agent, on behalf of the Secured Parties, under the Loan Documents,
     (ii) within ten (10) days after such request, formation or acquisition, or such longer period as the Administrative Agent may agree in its sole discretion, furnish to the Administrative Agent a Perfection Certificate Supplement,
     (iii) within thirty (30) days after such request, formation or acquisition or change of status, or such longer period as the Administrative Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not a Foreign Subsidiary (or a Subsidiary of a Foreign Subsidiary) to duly execute and deliver, to the Administrative Agent Mortgages encumbering Material Real Estate, Security Agreement Supplements, IP Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the U.S. Security Agreement, IP Security Agreement and Mortgages), securing payment of all the Obligations and constituting Liens on all such properties of the type that would be covered by the U.S. Collateral Documents,
     (iv) within thirty (30) days after such request, formation, acquisition or change of status, or such longer period, not to exceed an additional sixty (60) days, as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is not a Foreign Subsidiary (or a Subsidiary of a Foreign Subsidiary) to take, whatever action (including, without limitation, the recording of Mortgages on Material Real Estate, the filing of UCC or PPSA financing statements, the giving of notices and the endorsement of notices on title documents and delivery of stock and membership interest certificates and the delivery of fully-executed Deposit Account Control Agreements, Securities Account Control Agreements and Commodity Account Control Agreements) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid, subsisting and perfected Liens on the properties purported to be subject to the Mortgages on Material Real Estate, Security Agreement Supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12,
     (v) within thirty (30) days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree in its sole discretion, deliver to the Administrative Agent, signed copies of opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters in relation to compliance with this Section 6.12(a) as the Administrative Agent may reasonably request,
     (vi) as promptly as practicable after the request of the Administrative Agent, to the applicable Administrative Agent with respect to each parcel of real property on which Mortgages on Material Real Estate that is the subject of such request, title insurance in scope, form and substance reasonably satisfactory to the applicable Administrative Agent and, to the extent available, land surveys and environmental assessment reports, and
     (vii) at any time upon the reasonable request of the Administrative Agent, promptly, or such longer period as the Administrative Agent may agree in its sole discretion, execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security agreements.
          (b) Upon the formation or acquisition of any new direct or indirect Subsidiaries that are Canadian Subsidiaries (other than Excluded Subsidiaries) by any Canadian Loan Party, the Canadian Borrower shall promptly notify the Administrative Agent thereof and the Canadian Borrower shall, subject to applicable Laws, in each case, at the Canadian Borrower’s expense:
     (i) in connection with the formation or acquisition of a Subsidiary that is not an Excluded Subsidiary, within thirty (30) days after such formation, acquisition or change of status or such longer period as the Administrative Agent may agree in its sole discretion, cause each such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Canadian Loan Parties’ obligations under the Loan Documents,
     (ii) within ten (10) days after such request, formation, acquisition or change of status, or such longer period as the Administrative Agent may agree in its sole discretion, furnish to each Administrative Agent a Perfection Certificate Supplement,
     (iii) within thirty (30) days after such request, formation or acquisition or change of status, or such longer period as the Administrative Agent may agree in its sole discretion, duly execute and deliver (if it has not already done so), and cause each such Subsidiary that is a Canadian Subsidiary to duly execute and deliver, to the Administrative Agent new Canadian Security Agreements and/or supplements thereto and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Canadian Security Agreement), securing payment of all the Canadian Obligations under the Loan Documents and constituting Liens on all such properties of the type that would be covered by the Canadian Collateral Documents,
     (iv) within thirty (30) days after such request, formation, acquisition or change of status, or such longer period, not to exceed an additional sixty (60) days, as the Administrative Agent may agree in its sole discretion, take, and cause such Canadian Subsidiary or its parent to take (if it has not already done so), whatever action (including, without limitation, the filing of PPSA or UCC financing statements and other similar filings in all applicable jurisdictions) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid, subsisting and perfected Liens on the assets of the type constituting ABL Priority Collateral purported to be subject to the Canadian Security Agreement and other security agreements delivered pursuant to this Section 6.12(b), and
     (v) within thirty (30) days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree in its sole discretion, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Canadian Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters in relation to compliance with this Section 6.12(b) as the Administrative Agent may reasonably request;
          (c) At any time upon the reasonable request of the Administrative Agent, promptly or such longer period as the Administrative Agent may agree in its sole discretion, execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, hypothecs, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements.
          (d) Notwithstanding the foregoing, (x) the Administrative Agent shall not perfect its Lien in any assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of perfecting such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Secured Parties of the security afforded thereby, (y) the Loan Parties shall not be required to take any action to pledge any Equity Interests of a Foreign Subsidiary under the laws of a jurisdiction other than the United States or any state thereof, the District of Columbia or Canada or any province or territory thereof, unless such Foreign Subsidiary (i) is pledged to secure the Senior Secured Notes or (ii) has either (A) gross revenues (on a consolidated basis with its Subsidiaries) for the most recently ended period of four consecutive fiscal quarters equal to or greater than 2.5% of the consolidated gross revenues of the Specified U.S. Borrower and its Subsidiaries for such period or (B) total assets (on a consolidated basis with its Subsidiaries) at the end of the most recently completed fiscal quarter equal to or greater than 2.5% of consolidated total assets of the Specified U.S. Borrower and its Subsidiaries as at such date (any such Subsidiary described in the forgoing clauses (i) and (ii), a “Material Foreign Subsidiary”) and (z) in no event shall any Loan Party be required to take any action in order to pledge any Equity Interests of any Subsidiary organized under the laws of the People’s Republic of China.
          6.13 Compliance with Environmental Laws.
          (a) Except, in each case, to the extent that the failure to do so could not reasonably be expected to result in liabilities, costs and expenses in excess of $25,000,000, (i) comply, and take all commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address Hazardous Materials at, on, under or emanating from any of its properties, in accordance with the requirements of all applicable Environmental Laws.
          (b) If a Default caused by reason of a breach of Section 5.09 or Section 6.13(a) shall have occurred and be continuing for more than 20 days without the Borrowers and their Subsidiaries commencing activities reasonably necessary to cure such Default or contest, in good faith, the asserted basis for such Event of Default, at the written request of the Administrative Agent, provide to the Lenders within 45 days after such request (or such longer period as the Administrative Agent may agree in its sole discretion), at the expense of the Loan Party, an environmental assessment report for any property owned or operated by any Borrower or any of its Subsidiaries, including, where appropriate, any soil and/or groundwater sampling, reasonably relating to any matters that are the subject of such Default, prepared by an environmental consulting firm of the Borrowers’ reasonable selection and in a form reasonably acceptable to the applicable Administrative Agent and indicating as relevant the presence or absence of Hazardous Materials and the estimated cost to address any non-compliance with or conduct any response or other corrective action with respect to such Hazardous Material required under any Environmental Law.
          6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder or (C) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document, and cause each of its Subsidiaries to do so.
          6.15 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property of the Loan Parties material to the business of the Loan Parties, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any receipt of any notice of material default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such material default, and cause each of its Subsidiaries to do so, except, in any case, (a) where the failure to do so, either individually or in the aggregate, could not be reasonably likely to result in a Material Adverse Effect or (b) for terminations, lapses and amendments in the ordinary course of business.
          6.16 [Reserved].
          6.17 Designation as Senior Debt. Designate all Obligations as “Designated Senior Indebtedness” under, and as defined in, all Junior Financing Documentation.

          6.18 Collateral Administration.
          (a) Administration of Accounts.
          (i) Records and Schedules of Accounts. Each Loan Party shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may request. The Borrower Agent shall also provide to the Administrative Agent, on or before the 20th day of each month, a detailed aged trial balance of all Loan Party Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Administrative Agent may reasonably request. If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Receivables, the Borrower Agent shall notify the Administrative Agent of such occurrence promptly (and in any event within three Business Days) after any Loan Party has knowledge thereof.
          (ii) Taxes. If an Account of any Loan Party includes a charge for any Taxes, the Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party if such Loan Party does not do so and to charge the Borrowers therefor; provided, however, that neither the Administrative Agent nor the Lenders shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.
          (iii) Account Verification. Whether or not a Default or Event of Default or a Cash Dominion Event exists, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of the Loan Party by mail, telephone or otherwise. The Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.
          (iv) Maintenance of Accounts. The Loan Parties shall maintain one or more Dominion Accounts, each pursuant to a lockbox or other arrangement acceptable to Administrative Agent. The Loan Parties shall enter into Deposit Account Control Agreements with each bank at which a Deposit Account (other than an Excluded Account) is maintained by which such bank shall, upon the occurrence and during the continuation of a Cash Dominion Event, immediately transfer to the U.S. Payment Account all monies deposited to a Dominion Account constituting proceeds of U.S. Collateral and to the Canadian Payment Account all monies deposited to a Dominion Account constituting proceeds of Canadian Collateral. All funds deposited in each Dominion Account shall be subject to the Administrative Agent’s Lien. The Loan Parties shall obtain the agreement (in favor of and in form and content reasonably satisfactory to the Administrative Agent) by each bank at which a Dominion Account is maintained to waive any offset rights against the funds deposited into such Dominion Account, except offset rights in respect of charges incurred in the administration of such Dominion Account. The Administrative Agent and the Lenders shall not assume any responsibility to any Loan Party for such lockbox arrangement or, upon the occurrence and during the continuation of a Cash Dominion Event, any Dominion Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

          (v) Collection of Accounts; Proceeds of Collateral. All Payment Items received by any Loan Party in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by such Loan Party as trustee of an express trust for the Administrative Agent’s benefit; such Loan Party shall immediately deposit same in kind in a Dominion Account for application to the applicable Obligations in accordance with the terms of this Agreement and the applicable Security Agreement. The Administrative Agent retains the right at all times that an Event of Default exists to notify Account Debtors of any Loan Party that Accounts have been assigned to the Administrative Agent and to collect Accounts directly in its own name and to charge to the Borrowers the collection costs and expenses incurred by the Administrative Agent or Lenders, including reasonable attorneys’ fees. Upon the occurrence and during the continuation of a Cash Dominion Event, all monies properly deposited in the U.S. Payment Account shall be deemed to be voluntary prepayments of U.S. Obligations and applied in accordance with Section 2.05(b)(xi)(A) to reduce outstanding Obligations and all monies properly deposited in the Canadian Payment Account shall be deemed to be voluntary prepayments of Canadian Obligations and applied in accordance with Section 2.05(b)(xi)(B) to reduce outstanding Canadian Obligations.
          (vi) Asset Sales Proceeds Accounts. Neither the Specified U.S. Borrower nor any of its Subsidiaries shall deposit any funds or credit any amounts into any “Asset Sales Proceeds Account” (as defined in the Intercreditor Agreement), other than proceeds of “Noteholder Collateral” (as defined in the Intercreditor Agreement).
          (b) Administration of Inventory.
          (i) Records and Reports of Inventory. Each Loan Party shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to the Collateral Agents inventory and reconciliation reports in form reasonably satisfactory to the Collateral Agents, on such periodic basis as any of the Collateral Agents may request. Each Loan Party shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by any of the Collateral Agents when an Event of Default exists) or periodic cycle counts consistent with historical practices, and shall provide to the Collateral Agents a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as any Collateral Agent may reasonably request. The Collateral Agents may participate in and observe each physical count.
          (ii) Returns of Inventory. No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the ordinary course of business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; and (c) the Collateral Agents are promptly notified if the aggregate value of all Inventory returned in any month exceeds $5,000,000.
          (iii) Acquisition, Sale and Maintenance. The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
          6.19 Maintenance of Cash Management System.
          (a) The applicable schedule to the Perfection Certificate sets forth all Deposit Accounts maintained by the Loan Parties, including all Dominion Accounts. Each Loan Party shall be the sole account holder of each Deposit Account (other than an Excluded Account) and shall not allow any other Person (other than the Administrative Agent) to have control over or a Lien on (except for any nonconsensual Liens permitted under Section 7.01(m) or (u)) a Deposit Account (other than an Excluded Account) or any property deposited therein.
          (b) Within ninety (90) days after the Closing Date (or such later date as may be agreed to by the Administrative Agent), the Loan Parties shall deliver to the Administrative Agent Deposit Account Control Agreements, Securities Account Control Agreements and Commodity Account Control Agreements for all of the Deposit Accounts, Securities Accounts and Commodity Accounts, respectively, of the Loan Parties (other than Excluded Accounts), duly executed by each applicable Loan Party and the applicable depositary bank or securities intermediary, or shall have otherwise taken all actions necessary to establish the Administrative Agent’s control of and Lien on each such account in a manner reasonably acceptable to the Administrative Agent.
          (c) Upon the occurrence and during the continuation of a Cash Dominion Event, the Loan Parties shall cause any and all funds and financial assets held in or credited to each deposit account and each securities account to be swept into the U.S. Payment Account or Canadian Payment Account, as applicable, on a daily basis (or at other frequencies as agreed by the Administrative Agent).
ARTICLE VII
NEGATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any contingent indemnification obligation as to which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit as to which arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made) shall remain outstanding, each Borrower shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly:
          7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or authorize the filing under the UCC, the PPSA, the Civil Code of Quebec or similar law of any jurisdiction a financing statement or similar filing or registration that names the Borrowers or any of their respective Subsidiaries as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement or similar filing or registration, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens securing the Senior Secured Notes and any Permitted Refinancing thereof, subject to the terms of the Intercreditor Agreement;
     (c) Liens existing on the Closing Date and listed on Schedule 7.01 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof; provided that in the case of this clause (i), individual PPE Financing provided by one lender or its Affiliates may be cross-collateralized to other PPE Financing provided by such lender or its Affiliates on customary terms and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is not prohibited by Section 7.03;

     (d) Liens for Taxes, assessments or governmental charges which are not required to be paid pursuant to Section 6.04;
     (e) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, processors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Lien, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (f) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (including obligations in respect of letters of credit or bank guarantees issued in lieu of such pledges or deposits), other than any Lien imposed by ERISA or in respect of a required contribution to Canadian Pension Plans, (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations (including obligations in respect of letters of credit or bank guarantees supporting such reimbursement or indemnification obligations) owing to insurance carriers providing property, casualty or liability insurance to the Specified U.S. Borrower or any of its Subsidiaries and (iii) Liens on (A) the unearned portion of any insurance premiums securing the financing of insurance premiums in the ordinary course of business and (B) insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto in the ordinary course of business; provided, that, to the extent that such proceeds constitute proceeds of or payments in respect of ABL Priority Collateral, the consent of the Collateral Agents shall have been obtained;
     (g) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including obligations in respect of letters of credit or bank guarantees issued in lieu of such pledges or deposits) incurred in the ordinary course of business and not in connection with Indebtedness for money borrowed;
     (h) zoning restrictions, easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;
     (i) Liens securing judgments not constituting an Event of Default under Section 8.01(h);
     (j) Liens securing Indebtedness permitted under Section 7.03(b)(vi); provided that (i) such Liens attach concurrently with or within one hundred eighty (180) days after the purchase, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases; provided that in the case of clauses (ii) and (iii) individual PPE Financing provided by one lender or its Affiliates may be cross-collateralized to other PPE Financing provided by such lender or its Affiliates on customary terms;

     (k) leases, licenses, subleases or sublicenses in respect of property (other than property constituting ABL Priority Collateral) granted to others in the ordinary course of business and not interfering in any material respect with the business of the Specified U.S. Borrower or any of its Subsidiaries;
     (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (m) Liens (i) that are customary rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (B) relating to pooled deposit or sweep accounts of the Specified U.S. Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Specified U.S. Borrower or any Subsidiary or (ii) that are rights of set-off relating to purchase orders and other agreements entered into with customers of the Specified U.S. Borrower or any Subsidiary in the ordinary course of business;
     (n) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(h), (n) and (o) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
     (o) Liens on property of any Foreign Subsidiary (other than a Canadian Subsidiary) securing Indebtedness of such Foreign Subsidiary to the extent permitted under Section 7.03(b)(vii) (which may include the Equity Interests of such Foreign Subsidiary to the extent not pledged under the Loan Documents);
     (p) Liens not extending to any ABL Priority Collateral in favor of the Specified U.S. Borrower or a Subsidiary of the Specified U.S. Borrower securing Indebtedness permitted under Section 7.03(b)(v); provided that if such Liens are on any property of a U.S. Loan Party, such Liens are in favor of a U.S. Loan Party and if such Liens are on any property of a Canadian Loan Party, such Liens are in favor of a Loan Party;
     (q) Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof); provided that, in the case of this clause (ii), individual PPE Financing provided by one lender or its Affiliates may be cross-collateralized to other PPE Financing provided by such lender or its Affiliates on customary terms and (iii) the Indebtedness secured thereby is permitted under Section 7.03(b)(vi) or Section 7.03(b)(xvii) (and is permitted to be secured);
     (r) Liens not extending to any ABL Priority Collateral arising from precautionary UCC or PPSA financing statement (or the foreign equivalent thereof) filings regarding operating leases entered into by the Specified U.S. Borrower or any of its Subsidiaries as lessees in the ordinary course of business;

     (s) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease or license agreement in the ordinary course of business permitted by this Agreement;
     (t) Liens not extending to any ABL Priority Collateral arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Specified U.S. Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;
     (u) Liens not extending to any ABL Priority Collateral encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
     (v) Permitted Encumbrances;
     (w) other Liens securing Indebtedness and other obligations outstanding in an aggregate principal amount not to exceed $37,500,000 (none of which shall be secured by Liens on the ABL Priority Collateral);
     (x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;
     (y) the Lien against the real property located at 1620 Mid-American Industrial Court, Boonville, Missouri; and
     (z) Liens on property rented to, or leased by, any Subsidiary pursuant to a sale-leaseback transaction permitted under Section 7.05(f).
          7.02 Investments. Make or hold any Investments, except:
     (a) Investments held by the Specified U.S. Borrower or such Subsidiary in Cash Equivalents;
     (b) loans or advances to officers, directors or employees of the Specified U.S. Borrower and its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;
     (c) Investments (i) by the Specified U.S. Borrower or any of its Subsidiaries in any U.S. Loan Party (including any new Subsidiary which becomes a U.S. Loan Party), (ii) by any Canadian Loan Party (x) in any other Canadian Loan Party and (y) in any Foreign Subsidiary that is a Subsidiary but not a Loan Party in an amount not to exceed $5,000,000 at any time outstanding (or, if Excess Availability at the time any such Investment is made and after giving effect thereto would be 15% or more of the Total Borrowing Base, additional amounts but not to exceed $25,000,000 in the aggregate at anytime outstanding), (iii) by any Subsidiary that is not a Loan Party in any other Subsidiary, (iv) by the Specified U.S. Borrower or any Subsidiary that is a Loan Party in any Subsidiary that is not a U.S. Loan Party in an aggregate amount not to exceed $5,000,000 at any time outstanding or, if Excess Availability at the time any such Investment is made and after giving effect thereto would be 15% or more of the Total Borrowing Base, additional amounts not to exceed $25,000,000 in the aggregate at any time outstanding) and (v) by the Specified U.S. Borrower or any Subsidiary in any Foreign Subsidiary consisting of

(A) the contribution of Equity Interests of any other Foreign Subsidiary held directly by the Specified U.S. Borrower or such Subsidiary in exchange for Indebtedness, Equity Interests or a combination thereof of the Foreign Subsidiary to which such contribution is made, provided that if such Equity Interests are of a Canadian Loan Party, such contribution is to a Canadian Loan Party; or (B) the exchange of Equity Interests in any Foreign Subsidiary for Indebtedness of such Foreign Subsidiary;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;
     (e) to the extent constituting Investments, transactions expressly permitted under Sections 7.01, 7.03(b)(iii), (iv) or (v) (other than subclause (C)(2) thereof), 7.04, 7.05 (other than clauses (b), (d), (g), (h), (l) and (o) thereof) and 7.06;
     (f) Investments existing on the Closing Date and set forth on Schedule 7.02 and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 7.02;
     (g) Investments in Swap Contracts permitted under Section 7.03;
     (h) at any time not less than 60 days after the Closing Date, the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or at least 80% of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by the Specified U.S. Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(h) (each, a “Permitted Acquisition”):
     (i) each applicable Loan Party and any such newly created or acquired Subsidiary shall comply with the applicable requirements of Section 6.12;
     (ii) the board of directors of such acquired Person or its selling equity holders in existence at the time such purchase or acquisition is commenced shall have approved such purchase or other acquisition;
     (iii) immediately before and immediately after giving effect to any such purchase or other acquisition, (A) no Default shall have occurred and be continuing and the pro forma Consolidated Fixed Charge Coverage Ratio shall be at least 1.2:1.0 and (B) on a pro forma basis, the Average Excess Availability for the 60 day periods both prior to and following the transaction shall be at least 20% of the Total Borrowing Base (it being agreed that unless the Collateral Agents shall otherwise agree in their sole discretion, (1) Inventory and Accounts to be acquired in a Permitted Acquisition shall be included in the pro forma calculation of the Total Borrowing Base for purposes of complying with this clause (iii)(B), so long as such inclusion is based upon the Borrowers’ good faith estimate in accordance with existing eligibility criteria for calculating the Total Borrowing Base and (2) no Inventory or Accounts acquired in a Permitted Acquisition shall be included in the Borrowing Base until the Collateral Agents shall have completed a field audit and inventory appraisal in scope and with results satisfactory to the Collateral Agents and until the Administrative Agent shall have received duly executed Deposit Account Control Agreements, Securities Account Control Agreements and Commodity Account Control Agreements with respect to the bank accounts, securities accounts and commodities accounts of the acquired business (other than Excluded Accounts));
     (iv) the total cash and noncash consideration (including all earnouts and other contingent payment obligations which are reasonably estimated to be paid at the time that the agreement governing such purchase or acquisition is entered into, the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with the sellers of such Person or assets (other than non-compete, consulting and other affiliated agreements in respect of future services to be provided by such sellers), and all assumptions of Indebtedness in connection therewith, but excluding indemnification obligations and the fair market value of any Equity Interests of the Specified U.S. Borrower (or any direct or indirect parent entity of the Specified U.S. Borrower) issued or transferred to the sellers of such Person or assets in connection with such purchase or acquisition) paid or payable by or on behalf of the Specified U.S. Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with such total cash and noncash consideration paid or payable by or on behalf of the Specified U.S. Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this clause (h), shall not exceed $125,000,000 plus the amount of any Specified Issuance Proceeds that finance any Permitted Acquisitions in accordance with the terms hereof;
     (v) the Specified U.S. Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least one (1) Business Day prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and
     (vi) except to the extent the purchase price therefor is paid by a Foreign Subsidiary, the fair market value of all property acquired in Permitted Acquisitions which is contributed to or owned by Subsidiaries that are not U.S. Loan Parties, or do not become U.S. Loan Parties immediately after giving effect to such acquisition, shall be deemed to be a permitted Investment only to the extent made pursuant to Section 7.02(c)(iv);
     (i) Investments that the Specified U.S. Borrower has elected to be treated as Restricted Payments pursuant to and to the extent permitted by Section 7.06;
     (j) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;
     (k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

     (l) the licensing, sublicensing or contribution of IP Rights pursuant to joint marketing arrangements in the ordinary course of business;
     (m) loans and advances to any direct or indirect parent entity of the Specified U.S. Borrower in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to any direct or indirect parent entity of the Specified U.S. Borrower in accordance with Section 7.06;
     (n) other Investments so long as immediately before and immediately after giving effect to any such Investment, (i) no Event of Default has occurred and is continuing, (ii) Excess Availability shall exceed 20% of the Total Borrowing Base and (iii) the Specified U.S. Borrower shall be in compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable under this Agreement at such time) and shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating such compliance; and
     (o) other Investments in an aggregate amount not to exceed $10,000,000 during the term of this Agreement.
          7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
          (a) in the case of the Specified U.S. Borrower:
     (i) the Senior Secured Notes and any Permitted Refinancings thereof;
     (ii) Permitted Subordinated Indebtedness;
          (b) in the case of Specified U.S. Borrower and its Subsidiaries:
     (i) Indebtedness of the Loan Parties under the Loan Documents;
     (ii) Indebtedness of the Loan Parties under the Senior Secured Notes and any Permitted Refinancings thereof;
     (iii) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any modifications, amendments, restatements, amendments and restatements, refinancings, refundings, renewals or extensions thereof; provided that (A) the amount of such Indebtedness is not increased at the time of such modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension except (x) by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing or (y) as otherwise permitted pursuant to this Section 7.03, and (B) the terms and conditions (including, if applicable, as to collateral and subordination) of any such modified, amended, restated, amended and restated, extending, refunding or refinancing Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, amended, restated, amended and restated, extended, refunded or refinanced;
     (iv) Guarantees of the Specified U.S. Borrower and its Subsidiaries in respect of Indebtedness of the Specified U.S. Borrower or such Subsidiary otherwise permitted under this Section 7.03(b); provided that (i) if such Guarantee is a Guarantee of

Indebtedness of a U.S. Loan Party by any Subsidiary, such Subsidiary is a U.S. Loan Party or such Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the U.S. Guaranty, (ii) if such Guarantee is a Guarantee of Indebtedness of a Canadian Loan Party by any Subsidiary, such Subsidiary is a Loan Party or such Subsidiary shall have also provided a Guarantee of the Canadian Obligations substantially on the terms set forth in the Canadian Guarantee, (iii) if such Guarantee is of Indebtedness of a Subsidiary that is not a U.S. Loan Party, such Guarantee would be permitted as an Investment under Section 7.02 and (iv) if such Indebtedness is subordinated to the Obligations, such Guarantee shall be also be subordinated to the Obligations on terms no less favorable to the Lenders;
     (v) Indebtedness of (A) any U.S. Loan Party owing to any other Loan Party, (B) any Canadian Loan Party owing to any other Loan Party, (C) any Subsidiary that is not a Loan Party owing to (1) any other Subsidiary that is not a Loan Party or (2) any direct or indirect parent entity of the Specified U.S. Borrower or a Loan Party in respect of an Investment permitted under Section 7.02(c), (n) or (o), and (D) any Loan Party owing to any Subsidiary which is not a Loan Party or to any direct or indirect parent entity of such Loan Party; provided that (i) all such Indebtedness of any Loan Party in this clause (v)(D) (other than Indebtedness of such Loan Party owing to any direct or indirect parent of the Specified U.S. Borrower) must be expressly subordinated to the Obligations and/or the Canadian Obligations on the terms set forth in the Guaranties, as applicable, and be represented by the Intercompany Note and (ii) all such Indebtedness of any Loan Party in this clause (v)(D) owing to any direct or indirect parent of the Specified U.S. Borrower must be expressly subordinated to the Obligations and/or the Canadian Obligations on terms reasonably satisfactory to the Administrative Agent;
     (vi) Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair, replacement or improvement of fixed or capital assets within the limitations set forth in Section 7.01(j) and any Permitted Refinancing thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $30,000,000;
     (vii) Indebtedness of Foreign Subsidiaries (other than Canadian Subsidiaries) in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding $30,000,000;
     (viii) Indebtedness in respect of Swap Contracts designed to hedge against foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;
     (ix) unsecured Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Specified U.S. Borrower (or any direct or indirect parent company or any Subsidiary thereof) as permitted by Section 7.06;
     (x) unsecured Indebtedness incurred by the Specified U.S. Borrower or its Subsidiaries in a Permitted Acquisition or Disposition under agreements providing for customary adjustments of the purchase price;

     (xi) cash management obligations and other Indebtedness in respect of endorsements for collection or deposit, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts provided that such Indebtedness is extinguished within ten Business Days after its incurrence;
     (xii) unsecured Indebtedness in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;
     (xiii) [Reserved]
     (xiv) Indebtedness consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrangements and (C) customary indemnification obligations, in each case, incurred in the ordinary course of business and not in connection with debt for money borrowed;
     (xv) Indebtedness incurred by the Specified U.S. Borrower or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees issued in the ordinary course of business in respect of workers compensation, unemployment insurance and other social security legislation, or health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
     (xvi) obligations in respect of performance, surety, appeal or similar bonds and performance and completion guarantees provided by the Specified U.S. Borrower or any of its Subsidiaries (including those in favor of customs and revenue Governmental Authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods) or obligations in respect of letters of credit or bank guarantees related thereto, in each case in the ordinary course of business consistent with past practice and not in connection with debt for money borrowed; and
     (xvii) (A) Indebtedness of the Specified U.S. Borrower or a Subsidiary assumed in connection with any Permitted Acquisition (and not created in contemplation thereof) not to exceed $100,000,000 in the aggregate outstanding at any time (of which (x) no more than $30,000,000 (taken in the aggregate with Indebtedness under clause (B) below that matures within such period) may have a maturity date or any mandatory principal payments prior to the date that is 181 days after the Maturity Date and (y) no more than $20,000,000 may be secured (and Indebtedness pursuant to this clause (y) shall not be secured by any ABL Priority Collateral or any other property besides a single asset or group of related assets specifically identified in the documentation for such Indebtedness) (“Permitted Acquired Debt”) and (B) Indebtedness of the Specified U.S. Borrower owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis (on terms (1) no less favorable to the Lenders than the terms customary for senior subordinated debt securities of comparable issuers issued in the capital markets at such time and placed by nationally recognized investment banks, in each case as reasonably determined by the Collateral Agents or (2) reasonably acceptable to the Collateral Agents) and of which no more than $30,000,000 (taken in the aggregate with Indebtedness under clause (A) above that matures within such period) shall have any maturity or mandatory principal payments prior to the date that is 181 days after the Maturity Date (“Permitted Seller Notes”).
          7.04 Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any other Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary may merge with (i) the Specified U.S. Borrower (including a merger, the purpose of which is to reorganize the Specified U.S. Borrower into a new jurisdiction which is a State of the United States of America), provided that the Specified U.S. Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Specified U.S. Borrower pursuant to documents reasonably acceptable to the Administrative Agent, or (ii) any one or more other Subsidiaries, provided that when any U.S. Subsidiary Guarantor is merging with another Subsidiary, the U.S. Subsidiary Guarantor shall be the continuing or surviving Person;
     (b) any Canadian Subsidiary may merge or amalgamate with (i) the Canadian Borrower (including a merger or amalgamation, the purpose of which is to reorganize the Canadian Borrower into a new jurisdiction which is a province or territory of Canada), provided that the Canadian Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Canadian Borrower pursuant to documents reasonably acceptable to the Administrative Agent, or (ii) any one or more other Subsidiaries, provided that when any Canadian Subsidiary Guarantor is merging or amalgamating with another Subsidiary, a Guarantor shall be the continuing or surviving Person;
     (c) (i) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary dissolution, liquidation or otherwise) to the Specified U.S. Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must be a Loan Party or become a Loan Party in connection with such transaction and if the transferee is not the Specified U.S. Borrower or a U.S. Subsidiary Guarantor, such transfer must be in the ordinary course of business consistent with past practice, and (ii) any Subsidiary that is not a U.S. Subsidiary Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower or another Subsidiary; provided that if the transferor in such transaction is a Canadian Loan Party, then the transferee must be a Loan Party;
     (d) any Subsidiary may merge or amalgamate with or Dispose of all or substantially all of its assets to any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that if the Person surviving such transaction shall be a Subsidiary, such Person and each of its Subsidiaries shall have complied with the applicable requirements of Section 6.12;
     (e) a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than clause (e) thereof); and
     (f) any Subsidiary may liquidate, dissolve or wind up its affairs; provided that (i) the Specified U.S. Borrower determines in good faith that such liquidation, dissolution or winding up is in the best interest of the Specified U.S. Borrower and is not materially disadvantageous to the Lenders and (ii) in connection with such liquidation, dissolution or winding up, any assets of such

Subsidiary are distributed to each owner of Equity Interests of such Subsidiary pro rata in accordance with such owner’s relative ownership interests.
          7.05 Dispositions. (i) Make any Disposition or (ii) enter into any agreement to make any Disposition (unless, in the case of this clause (ii), all Obligations (other than contingent Obligations in respect of unasserted indemnity claims) would be repaid in cash and all Commitments would terminate substantially simultaneously with the consummation of such Disposition or such Disposition is conditioned upon obtaining the requisite Lender consent hereunder), except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Specified U.S. Borrower and its Subsidiaries;
     (b) Dispositions of Inventory in the ordinary course of business;
     (c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
     (d) Dispositions of property by any Subsidiary to the Specified U.S. Borrower or to a Subsidiary; provided that (A) if the transferor of such property is a U.S. Loan Party either (i) the transferee is a U.S. Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 and (B) if the transferor of such property is a Canadian Loan Party either (i) the transferee is a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;
     (e) Dispositions permitted by Sections 7.04 and 7.06;
     (f) Dispositions by the Specified U.S. Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed $25,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Specified U.S. Borrower or such Subsidiary for not less than 75% cash consideration;
     (g) Dispositions of cash and Cash Equivalents;
     (h) Dispositions of (i) defaulted Accounts of financially-troubled debtors in connection with the collection or compromise thereof, (ii) Accounts of Subsidiaries of the Specified U.S. Borrower that are not Loan Parties in connection with the collection or compromise thereof and (iii) with 10 days’ prior notice to the Administrative Agent, other Accounts as to which the applicable Loan Party or other Subsidiary has reasonable concerns as to credit quality;
     (i) licensing or sublicensing of IP Rights in the ordinary course of business;
     (j) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Specified U.S. Borrower and its Subsidiaries;
     (k) transfers of property subject to casualty events upon receipt of the net cash proceeds of such casualty event;

     (l) Dispositions by the Specified U.S. Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (l) shall not exceed $75,000,000 since the Closing Date (excluding any property Disposed of in a Disposition or series of related Dispositions involving property with an aggregate fair market value of less than $5,000,000), and (iii) the purchase price for such property shall be paid to the Specified U.S. Borrower or such Subsidiary for not less than 75% cash consideration;
     (m) Dispositions of assets set forth on Schedule 7.05;
     (n) voluntary terminations of Swap Contracts; and
     (o) the issuance or Disposition of Equity Interests of any Subsidiary, whether in a single transaction or a series of related transactions, to the extent constituting an Investment in a joint venture engaged in a line of business permitted under Section 7.07; provided that the aggregate fair market value of all such Investments and all property Disposed of in reliance on this clause (o) shall not exceed $25,000,000 over the term of this Agreement; and provided further that any such joint venture formed by the issuance or Disposition of Equity Interests of any Subsidiary shall be deemed to be an Investment or Disposition in an amount equal to the fair market value of 100% of the Equity Interests of such Subsidiary;
provided, however, that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(d)(A)(i), (d)(B)(i), (e), (h), (l) and (m)), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 (other than to a Loan Party), such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 by a U.S. Loan Party to a Canadian Loan Party, as long as such Collateral shall be subject to the Liens created by the Loan Documents securing the Canadian Obligations, such Collateral shall be sold free and clear of the Liens securing the U.S. Obligations.
          7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:
     (a) each Subsidiary may make Restricted Payments to the Specified U.S. Borrower and to Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Specified U.S. Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests);
     (b) the Specified U.S. Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;
     (c) the Specified U.S. Borrower and any Subsidiary of the Specified U.S. Borrower may make Restricted Payments, the proceeds of which will be used to repurchase the Equity Interests of the Specified U.S. Borrower (or its direct or indirect parent entity) from, or to make a Restricted Payment to any direct or indirect parent entity of the Specified U.S. Borrower to enable it to repurchase its Equity Interests from, directors, employees or members of management of any direct or indirect parent entity of the Specified U.S. Borrower, the Specified U.S. Borrower

or any Subsidiary (or their estate, heirs, family members, spouse and/or former spouse), in an aggregate amount not in excess of $7,500,000 in any calendar year plus the proceeds of any key-man life insurance maintained by any direct or indirect parent entity of the Specified U.S. Borrower, the Specified U.S. Borrower or any of its Subsidiaries; provided that the Specified U.S. Borrower may carry-over and make in any subsequent calendar year or years, in addition to the amount for such calendar year, the amount not utilized in the prior calendar year or years up to a maximum of $15,000,000;
     (d) to the extent constituting Restricted Payments, the Specified U.S. Borrower and its Subsidiaries may enter into transactions expressly permitted by Section 7.04, 7.08, or 7.14;
     (e) the Specified U.S. Borrower and any Subsidiary of the Specified U.S. Borrower may make Restricted Payments to any direct or indirect parent entity of the Specified U.S. Borrower:
     (i) the proceeds of which will be used to pay the tax liability for the relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of any direct or indirect parent entity of the Specified U.S. Borrower attributable to the Specified U.S. Borrower and its Subsidiaries determined as if the Specified U.S. Borrower and its Subsidiaries filed separately;
     (ii) the proceeds of which shall be used to make a Restricted Payment to any direct or indirect parent entity of the Specified U.S. Borrower to enable it to pay operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $3,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of any direct or indirect parent entity of the Specified U.S. Borrower, in each case to the extent attributable to the ownership or operations of the Specified U.S. Borrower and its Subsidiaries;
     (iii) the proceeds of which shall be used to make a Restricted Payment to any direct or indirect parent entity of the Specified U.S. Borrower to enable it to pay its franchise taxes (to the extent not constituting taxes of the nature described in clause (i) of this Section 7.06(e)), to the extent attributable to the ownership or operations of the Specified U.S. Borrower and its Subsidiaries;
     (iv) to finance (or to make a Restricted Payment to a direct or indirect parent entity to finance) any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made concurrently with the closing of such Investment and (B) such direct or indirect parent entity of the Specified U.S. Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Specified U.S. Borrower or its Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Specified U.S. Borrower or its Subsidiaries in order to consummate such Investment; or
     (v) the proceeds of which shall be used by any direct or indirect parent entity of the Specified U.S. Borrower to pay fees and expenses (other than to Affiliates) certified to the Administrative Agent by an Officer of the Specified U.S. Borrower and

related to any unsuccessful equity or debt offering, to the extent that the proceeds from such equity or debt offering were intended to directly benefit the Specified U.S. Borrower and its Subsidiaries;
     (f) in addition to the foregoing Restricted Payments, the Specified U.S. Borrower may make additional Restricted Payments to holders of its Equity Interests in an aggregate amount for each fiscal year not to exceed the lesser of $25,000,000 and 15% of Consolidated Net Income of the Specified U.S. Borrower for the immediately preceding fiscal year, so long as before and after giving effect thereto (i) no Event of Default has occurred and is continuing, (ii) Excess Availability shall be more than 25% of the Total Borrowing Base and (iii) the Specified U.S. Borrower shall be in compliance with the covenant set forth in Section 7.11 (whether or not such covenant is otherwise applicable under this Agreement at such time) and shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating such compliance;
     (g) repurchases of Equity Interests of the Specified U.S. Borrower deemed to occur upon the non-cash exercise of stock options and warrants; and
     (h) so long as no Default shall have occurred and be continuing or would result therefrom, the Specified U.S. Borrower may make Restricted Payments with the net cash proceeds from any Permitted Equity Issuance (to the extent constituting Specified Issuance Proceeds) received since the Closing Date or the net cash proceeds up to $25,000,000 of Permitted Subordinated Debt received since the Closing Date, in each case, to the extent Not Otherwise Applied (provided that the Specified U.S. Borrower must provide the Administrative Agent with prompt notice of the application of such proceeds following such transaction as required by Section 6.02(k)) and to the extent such proceeds were received within 180 days prior to the date of such Restricted Payment and held in segregated account pending application pursuant to this clause (h).
          7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Specified U.S. Borrower and its Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.
          7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Specified U.S. Borrower, whether or not in the ordinary course of business, other than (a) transactions (i) between or among U.S. Loan Parties, (ii) between or among Canadian Loan Parties, (iii) between or among Canadian Loan Parties and U.S. Loan Parties on terms substantially as favorable to the U.S. Loan Parties as would be obtainable by the U.S. Loan Parties at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iv) between or among Canadian Loan Parties and Subsidiaries that are not Loan Parties on terms substantially as favorable to the Canadian Loan Parties as would be obtainable by the Canadian Loan Parties at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (v) between or among Subsidiaries that are not Loan Parties and (vi) between or among the Loan Parties, the Subsidiaries and/or any joint venture in which any of them owns an interest, in each case, in the ordinary course of business, (b) on fair and reasonable terms substantially as favorable to the applicable Borrower or such Subsidiary as would be obtainable by the applicable Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees, expenses and other payments made in connection with the consummation of the Transactions, (d) equity issuances by the Specified U.S. Borrower or any Subsidiary permitted under Section 7.06, (e) loans and other transactions among the Specified U.S. Borrower and its Subsidiaries to the extent permitted under Section 7.06, Section 7.01(p), clauses (b), (c), (e), (f), (k), (l) and (m) of Section 7.02, clauses (b)(iii), (iv), (v) and (xii) of Section 7.03, Section 7.04 or

Section 7.05(d), (f) customary fees paid to any directors of the Specified U.S. Borrower (or any direct or indirect parent company of the Specified U.S. Borrower to the extent reasonably related to the operation of the Specified U.S. Borrower) and reimbursement of reasonable out-of-pocket costs of the directors of the Specified U.S. Borrower (or any direct or indirect parent company of the Specified U.S. Borrower to the extent reasonably related to the operation of the Specified U.S. Borrower), (g) the Specified U.S. Borrower and its Subsidiaries may enter into employment and severance arrangements with officers and employees in the ordinary course of business, (h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Specified U.S. Borrower and the Subsidiaries (or any direct or indirect parent company of the Specified U.S. Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Specified U.S. Borrower and its Subsidiaries, as determined in good faith by the board of directors of the Specified U.S. Borrower or senior management thereof, (i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect and (j) dividends, redemptions and repurchases permitted under Section 7.06.
          7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary of the Specified U.S. Borrower to make Restricted Payments to the Specified U.S. Borrower or any Guarantor or to otherwise transfer property to or invest in any Borrower or any Guarantor, except for any agreement in effect (i) on the date hereof and described on Schedule 7.09 hereto, (ii) at the time any Person becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, (iii) representing Indebtedness of a Subsidiary which is not a Loan Party which is permitted by Section 7.03, or (iv) in connection with any Disposition permitted by Section 7.05 relating solely to the assets to be disposed of, and (b) of the Specified U.S. Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Revolving Credit Facility and the Obligations or under the Loan Documents except for (i) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property subject to a Lien permitted by Section 7.01 or (ii) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto; provided, however, that clauses (a) and (b) shall not prohibit Contractual Obligations that (i) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (ii) apply only to the property or assets securing Indebtedness permitted to be secured by such property or assets by Section 7.01 and Section 7.03, (iii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (v) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or (vi) are restrictions or conditions imposed by Law; provided, further, that any amendment, restatement, amendment and restatement, modification, renewal, extension or (in the case such Contractual Obligations are set forth in an agreement evidencing Indebtedness) refunding or refinancing otherwise permitted hereunder of any Contractual Obligations that are permitted by clause (a) or (b) above shall be permitted under this Section 7.09, so long as such amendment, restatement, amendment and restatement, modification, renewal, extension, refunding or refinancing does not further limit the ability of any Subsidiary of the Specified U.S. Borrower to make Restricted Payments or to otherwise transfer property to or invest in any Borrower or any Guarantor, or further limit the ability the Specified U.S. Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Revolving Credit Facility and the Obligations or under the Loan Documents, or otherwise expand the scope of such Contractual Obligation.

          7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.
          7.11 Consolidated Fixed Charge Coverage Ratio. At any time when a Covenant Trigger Event shall have occurred and be continuing, permit the Consolidated Fixed Charge Coverage Ratio as of the end of the most recently completed Measurement Period of the Specified U.S. Borrower for which financial statements have been delivered by the Specified U.S. Borrower pursuant to Section 6.01 and for each Measurement Period thereafter until such Covenant Trigger Event shall cease to be continuing, to be less than 1.1:1.0.
          7.12 Amendments of Organization Documents. Amend any of its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders.
          7.13 Accounting Changes. Make any change in the periods covered by the Specified U.S. Borrower’s fiscal year.
          7.14 Prepayments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the date that occurs 30 days before the scheduled maturity thereof in any manner any of the Senior Secured Notes, Permitted Seller Notes, Permitted Acquired Debt or Permitted Subordinated Indebtedness (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except so long as no Default shall have occurred and is continuing or would result therefrom (i) the prepayment, redemption, purchase or defeasance of any such Junior Financing with the net cash proceeds of any Specified Issuance Proceeds Not Otherwise Applied (provided that the Specified U.S. Borrower must provide the Administrative Agent with prompt notice of the application of such proceeds following such transaction as required by Section 6.02(k)) to the extent that such proceeds were received within 180 days prior to the date of such prepayment, redemption, purchase or defeasance and held in a segregated account pending application pursuant to this Section 7.14, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) or (iii) the prepayment, redemption, purchase or defeasance of any such Junior Financing, so long as immediately before and immediately after giving effect thereto (A) no Default shall have occurred and be continuing or would result therefrom, (B) Excess Availability shall be at least 20% of the Total Borrowing Base and (C) the Specified U.S. Borrower would be in pro forma compliance with a Consolidated Fixed Charge Coverage Ratio of 1.0:1.0 (whether or not the covenant in Section 7.11 is applicable at such time), provided that in each case such payment is also permitted under the Senior Secured Notes Indenture, or (b) amend, modify or change in any manner materially adverse to the interests of the Administrative Agent or the Lenders any term or condition of any Junior Financing Documentation.
          7.15 Equity Interests of the Specified U.S. Borrower and Subsidiaries.
          (a) (i) Permit the Specified U.S. Borrower or any of its Subsidiaries to own directly or indirectly less than 100% of the Equity Interests of any of the Domestic Subsidiaries except as a result of or in connection with a transaction permitted by Section 7.04 or 7.05 or an Investment in any Person permitted under Section 7.02;
          (b) Permit the Specified U.S. Borrower or any of its Subsidiaries to own directly or indirectly less than 80% of the Equity Interests of any of the Foreign Subsidiaries which are Subsidiaries except (A) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries or (B) as a result of or in connection with a transaction permitted by Section 7.04 and 7.05 or an Investment in any Person permitted under Section 7.02; or
          (c) Create, incur, assume or suffer to exist any Lien on any Equity Interests of any Borrower (other than Liens pursuant to the Loan Documents and non-consensual Liens arising solely by operation of law and customary restrictions in joint venture agreements).
          7.16 Capital Expenditures. Make any Capital Expenditure, except for Capital Expenditures incurred in connection with the lines of business of the Specified U.S. Borrower and its Subsidiaries permitted pursuant to Section 7.07 not exceeding, in the aggregate for the Specified U.S. Borrower and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2010	$36,800,000

2011	$36,600,000

2012	$36,900,000

2013	$38,000,000
; provided that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the immediately succeeding fiscal year and shall be deemed to be the last Dollars spent for Capital Expenditures in such succeeding fiscal year.
          7.17 Designation of Senior Debt. Designate any Indebtedness of the Specified U.S. Borrower or any of its Subsidiaries other than the Facilities as “Designated Senior Debt” (or any comparable term) under, and as defined in, any applicable Junior Financing Documentation.
          7.18 Approved Plan of Reorganization. Permit the Approved Plan of Reorganization to be amended, supplemented or otherwise modified in a manner that could have a Material Adverse Effect on the rights and interests of the Lenders.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
          8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within seven days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. (i) Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05, 6.11, 6.18(a)(iv), (v) or (vi), 6.19 or Article VII, (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in Section 7 of the Guaranties or Section 3.7 of the respective Mortgages to which it is a party; or
     (c) Other Defaults. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.01(f) and 6.10 on its part to be performed or observed and such failure continues for two days; (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a), (b), (c), (d) or (e), 6.18 (other than Sections 6.18(a)(iv), (v), (vi) or (b)(ii)) on its part to be performed or observed and such failure continues for five days; (iii) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.07 on its part to be performed or observed and such failure continues for 10 days; or (iv) any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b), (c)(i), (c)(ii) or (c)(iii) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Specified U.S. Borrower; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) Any Non-Excluded Party (A) fails to make any payment (after giving effect to any applicable grace periods, cures or waivers) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, in each case with the giving of notice if required but after giving effect to any applicable grace periods, cures or waivers, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Non-Excluded Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Non-Excluded Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Non-Excluded Party as a result thereof is greater than the Threshold Amount; or
     (f) Proceedings under Debtor Relief Laws, Etc. Any Non-Excluded Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Non-Excluded Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or
     (h) Judgments. There is entered against any Non-Excluded Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, and (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan, Multiemployer Plan or a Canadian Pension Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan, Canadian Pension Plan or the PBGC or other applicable Governmental Authority in an aggregate amount in excess of the Threshold Amount, (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount or (iii) a Termination Event shall occur which, in the Administrative Agent’s determination, constitutes grounds for the termination under any Law, of any Canadian Pension Plan or for the appointment by the appropriate Governmental Authority of a trustee for any Canadian Pension Plan, or if any Canadian Pension Plan shall be terminated or any such trustee shall be requested or appointed, or if any Canadian Loan Party is in default with respect to payments to a Multiemployer Plan or Canadian Pension Plan resulting from its complete or partial withdrawal from such Canadian Pension Plan, in each case, where the liability of the Canadian Borrower is or could reasonably be expected to be in an aggregate amount in excess of the Threshold Amount, or any Canadian Loan Party fails to make a required contribution in respect of a Canadian Pension Plan and such failure gives rise to a Lien; or
     (j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Affiliate of a Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
     (k) Change of Control. There occurs any Change of Control; or

     (l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or
     (m) Subordination. (i) The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuers or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or
     (n) Confirmation Order. (i) Any Loan Party shall fail to comply in any material respect with the Confirmation Order or any other applicable order or stipulation entered by the Bankruptcy Court in the Cases, unless such failure is not materially adverse to the interests of the Lenders, as reasonably determined by the Required Initial Lenders; or (ii) the Confirmation Order is revoked, remanded, vacated, reversed, rescinded, or modified or amended in any manner, except in a manner that is not materially adverse to the Lenders or the Administrative Agent, as reasonably determined by the Required Initial Lenders.
          8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;
     (c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents and applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Specified U.S. Borrower under any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

          8.03 Application of Funds. After the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent or the Required Lenders (or after the Loans have become immediately due and payable and the L/C Obligations have been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
          (a) With respect to amounts received from or on account of any U.S. Loan Party, or in respect of any U.S. Collateral,
     First, to payment of that portion of the U.S. Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the U.S. Obligations constituting fees, indemnities and other amounts (other than principal, interest, U.S. Letter of Credit fees and commitment fees) payable to the U.S. Lenders and the U.S. L/C Issuers (including fees, charges and disbursements of counsel to the respective U.S. Lenders and the U.S. L/C Issuers payable under the Loan Documents and amounts payable under Article III (in each case, other than fees, indemnities and other amounts, and amounts then payable under Article III, arising under Secured Cash Management Agreements and Secured Hedge Agreements), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the U.S. Obligations constituting accrued and unpaid U.S. Letter of Credit fees, commitment fees and interest on the U.S. Loans, U.S. L/C Borrowings and other U.S. Obligations arising under the Loan Documents, ratably among the U.S. Lenders and the U.S. L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the U.S. Obligations constituting unpaid principal of the U.S. Loans and U.S. L/C Borrowings, ratably among the U.S. Lenders and the U.S. L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the U.S. L/C Issuers, to Cash Collateralize that portion of U.S. L/C Obligations comprising the aggregate undrawn amount of U.S. Letters of Credit;
     Sixth, to the Canadian Obligations in the order set forth in Section 8.03(b);
     Seventh, to payment of that portion of the U.S. Obligations then owing under U.S. Secured Cash Management Agreements, ratably among the U.S. Cash Management Banks;
     Eighth, to payment of that portion of the U.S. Obligations then owing under U.S. Secured Hedge Agreements, ratably among the U.S. Hedge Banks; and
     Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrowers or as otherwise required by Law.
     (b) With respect to amounts received from or on account of any Canadian Loan Party or in respect of any Canadian Collateral, or, after all of the U.S. Obligations set forth in clauses first through fifth above have been paid in full in cash in accordance with Section 8.03(a), from or on account of any U.S. Loan Party, or in respect of any U.S. Collateral,
     First, to payment of that portion of the Canadian Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Canadian Obligations constituting fees, indemnities and other amounts (other than principal, interest, Canadian Letter of Credit fees and commitment fees) payable to the Canadian Lenders and the Canadian L/C Issuers (including fees, charges and disbursements of counsel to the respective Canadian Lenders and the Canadian L/C Issuers arising under the Loan Documents and amounts payable under Article III (in each case, other than fees, indemnities and other amounts, and amounts then payable under Article III, arising under Secured Cash Management Agreements and Secured Hedge Agreements), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Canadian Obligations constituting accrued and unpaid Canadian Letter of Credit fees, commitment fees and interest on the Canadian Loans, Canadian L/C Borrowings and other Canadian Obligations arising under the Loan Documents, ratably among the Canadian Lenders and the Canadian L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Canadian Obligations constituting unpaid principal of the Canadian Loans and Canadian L/C Borrowings, ratably among the Canadian Lenders and the Canadian L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the Canadian L/C Issuers, to Cash Collateralize that portion of Canadian L/C Obligations comprising the aggregate undrawn amount of Canadian Letters of Credit; and
     Sixth, to payment of that portion of the Canadian Obligations then owing under Canadian Secured Cash Management Agreements, ratably among the Canadian Cash Management Banks;
     Seventh, to payment of that portion of the Canadian Obligations then owing under Canadian Secured Hedge Agreements, ratably among the Canadian Hedge Banks;
     Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrowers or as otherwise required by Law.
Subject to Section 2.03(b), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to Section 8.03(a), clause Fifth above, and Section 8.03(b), clause Fifth above, shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the

Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
          8.04 Collection Allocation Mechanism.
          (a) On the CAM Exchange Date, (i) each U.S. Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(A)(c)(ii)) participations in the U.S. Swing Line Loans in an amount equal to such U.S. Revolving Lender’s Applicable Percentage of each U.S. Swing Line Loan outstanding on such date, (ii) each U.S. Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.03) participations in the Outstanding Amount of U.S. L/C Obligations with respect to each U.S. Letter of Credit in an amount equal to such U.S. Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such U.S. Letter of Credit, (iii) each Canadian Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(B)(c)(ii)) participations in the Canadian Swing Line Loans in an amount equal to such Canadian Lender’s Applicable Percentage of each Canadian Swing Line Loan outstanding on such date, (iv) each Canadian Revolving Credit Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.03) participations in the Outstanding Amount of Canadian L/C Obligations with respect to each Canadian Letter of Credit in an amount equal to such Canadian Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Canadian Letter of Credit, (v) simultaneously with the automatic conversions pursuant to clause (vi) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 11.04) be deemed to have exchanged interests in the Loans (other than the Swing Line Loans) and participations in the Swing Line Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan, and L/C Obligations in which it shall participate as of such date (including such Lender’s interest in the Obligations, Guaranties and Collateral of each Loan Party in respect of each such Loan and L/C Obligations), such Lender shall hold an interest in every one of the Loans (other than the Swing Line Loans) and a participation in every one of the Swing Line Loans and all of the L/C Obligations (including the Obligations, Guaranties and Collateral of each Loan Party in respect of each such Loan), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (vi) simultaneously with the deemed exchange of interests pursuant to clause (v) above, the interest in the Loans denominated in Canadian Dollars to be received in such deemed exchange shall be converted into Obligations denominated in Dollars and on and after such date all amounts accruing and owed to Lenders in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or any participation in any Swing Line Loan or Letter of Credit. Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

          (b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by Administrative Agent pursuant to any Loan Document in respect of any of the Obligations, and each distribution made by the Administrative Agent in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.
          (c) The provisions of this Section 8.04 are solely an agreement among the Lenders for the purpose of allocating risk and the Borrowers have no additional obligations with respect thereto.
ARTICLE IX
ADMINISTRATIVE AGENT
          9.01 Appointment and Authority.
          (a) Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America (including with respect to the Canadian Revolving Credit Facility, acting through Bank of America-Canada Branch) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for Sections 9.06 and 9.10, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrowers nor any other Loan Parties shall have rights as a third party beneficiary of any of such provisions.
          (b) Each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank), each Collateral Agent and each of the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender, such Collateral Agent and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
          (c) For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec between each Secured Party, taken individually, on the one hand, and the Administrative Agent, on the other hand, each Loan Party and each such Secured Party acknowledges and agrees with the Administrative Agent that such Secured Party and the Administrative Agent are hereby conferred the legal status of solidary creditors of each such Loan Party in respect of all Obligations owed by each such Loan Party to the Administrative Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Articles 1542 and 1543 of the Civil Code of Québec, each such Loan Party is irrevocably bound towards the Administrative Agent and each Secured Party in respect of the entire Solidary Claim of the Administrative Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Administrative Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Administrative Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, the Administrative Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Loan Party and Secured Party not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Collateral Documents and the other Loan Documents shall be granted to the Administrative Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.
          9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders, Required U.S. Lenders or Required Canadian Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed to not have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or an L/C Issuer.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is reasonably satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          9.05 Delegation of Duties.
          (a) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more individual(s) or institution(s) as separate trustee(s), co-trustee(s), collateral agent(s), collateral sub-agent(s) or collateral co-agent(s) (any such additional individual or institution being referred to herein as a “Supplemental Collateral Agent”) appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          (b) In the event that the Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 11.04 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

          (c) Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Collateral Agent.
          9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Specified U.S. Borrower’s consent (such consent not to be unreasonably withheld and provided that no such consent shall be required if (x) an Event of Default shall have occurred and be continuing or (y) the successor agent to be appointed is a Lender or an Affiliate of a Lender), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and Canada. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, and all determinations provided to be made by the Administrative Agent shall instead be made by the Required Lenders, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

          9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Collateral Agent, a Lender, a Swing Line Lender or an L/C Issuer hereunder.
          9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.
          9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;
          (b) to release any Guarantor from its obligations under the Guaranties if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or becomes a joint venture permitted by and as described in Section 7.05(o); and
          (c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(b), (c), (d), (f), (g), (h), (j), (k), (m), (n), (o), (q), (s), (t), (u), (v) or (w).
          Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under a Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranties, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
          9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other reasonably satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Upon the request of the Administrative Agent at any time, the Hedge Banks and the Cash Management Banks shall provide to the Administrative Agent a summary of outstanding obligations under any Cash Management Agreements or Swap Contracts secured by a Lien on any asset of any Loan Party, as of such date as may be reasonably requested by the Administrative Agent, showing the aggregate amount of such obligations determined on a marked-to-market basis and such other information reasonably requested by the Administrative Agent. At the request of the Administrative Agent from time to time, the Hedge Banks and the Cash Management Banks shall provide to the Administrative Agent copies of any Cash Management Agreements or Swap Contracts pursuant to which obligations secured by a Lien on any asset of any Loan Party have been incurred.
ARTICLE X
[RESERVED]
ARTICLE XI
MISCELLANEOUS
          11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender, it being understood that amendments, waivers, consents or other modifications of conditions precedent, covenants, Defaults or Events of Default or of mandatory reductions in the Commitments shall not be deemed to constitute an increase in any Commitment;
     (b) increase the aggregate Commitments under the Revolving Credit Facility to an amount greater than $350,000,000 without the consent of each Collateral Agent;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
     (d) reduce the principal amount of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;
     (e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;
     (f) change any provision of this Section 11.01 or the definition of “Required Lenders”, “Required U.S. Lenders”, “Required Canadian Lenders”, “Supermajority Lenders” or the “Required Initial Lenders” without the written consent of each Lender;
     (g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (unless all Obligations (other than contingent Obligations in respect of unasserted indemnity claims) have been paid in full in cash and the Commitments terminated);
     (h) release all or substantially all of the value of the Guaranties, without the written consent of each Lender, it being understood that the release of any Subsidiary from a Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
     (i) amend, modify or waive any provision of this Agreement, in each case governing the rights of the Lenders under any Facility, without the written consent of Lenders holding a majority in interest of the obligations under such Facility, if such amendment, modification or waiver, or such provision, by its express terms applies only to such Facility (or only to the Lenders thereunder) and if such amendment, modification or waiver adversely affects the Lenders under such Facility;

     (j) increase the advance rates set forth in the definition of the terms “U.S. Borrowing Base” or “Canadian Borrowing Base” without the written consent of each Collateral Agent;
     (k) change or otherwise modify the eligibility criteria, eligible asset classes, reserves, sublimits in respect of any Borrowing Base, or add new asset categories to any Borrowing Base, or otherwise cause any Borrowing Base to be increased, in each case without the written consent of the Supermajority Lenders; provided that this clause (k) shall not limit the discretion of the Collateral Agents to change, establish or eliminate any reserves, to add assets acquired in a Permitted Acquisition to any Borrowing Base or to otherwise exercise their discretion or Credit Judgment in respect of any determination expressly provided hereunder to be made by the Collateral Agents in their discretion or Credit Judgment, all to the extent otherwise set forth herein; or
     (l) amend, modify or change the provisions of Section 8.04 or the definition of “CAM Percentage” without the written consent of each Lender.
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) any Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) any condition set forth in Section 4.01 (other than Section 4.01(b)(ii)) and, in the case of the initial Credit Extension, Section 4.02, and the provisions of Section 7.08 (solely to the extent that any such amendment or waiver relates principally to transfer pricing of the Specified U.S. Borrower and its Subsidiaries), may be amended or waived by the written consent of only the Collateral Agents and the Loan Parties; and (vi) Schedule 2.01 may be modified from time to time and technical and conforming modifications to the Loan Documents may be made to the extent necessary to effectuate any Commitment Increase or Incremental Amendment pursuant to Section 2.16, in each case with the prior written consent of the Administrative Agent, each U.S. L/C Issuer, each U.S. Swing Line Lender, the Loan Parties and each Lender or Eligible Assignee participating in such Commitment Increase pursuant to documentation satisfactory to the Administrative Agent without the consent of any other Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender or Affiliated Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
          If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).
          Subject to the restrictions set forth in the foregoing subparagraphs 11.01(a) to (l), but notwithstanding anything else to the contrary contained in this Section 11.01, (a) with respect to any provision contained in this Agreement relating to any Facility, the Administrative Agent, the Borrowers and a majority in interest of the Lenders under such Facility shall be permitted to amend such provision, without the consent of any other Lender, solely to the extent reasonably necessary or advisable to

(i) comply with applicable Law relating to such Facility or (ii) better implement the intentions of this Agreement with respect to such Facility, and, in the case of any amendment made pursuant to this clause (ii), solely to the extent that such amendment does not impair the rights, obligations or interests of any other Lender under this Agreement in any material respect and (b) at any time on or before the date that is sixty (60) days after the Closing Date, the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
          11.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrowers, the Borrower Agent, the Administrative Agent, the Collateral Agents, the L/C Issuers or the Swing Line Lenders, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
Each Loan Party located outside of the U.S. hereby irrevocably appoints the Borrower Agent as its agent to receive on behalf of such Loan Party and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Borrower Agent at the Borrower Agent’s address specified in this Agreement, and such Loan Party hereby irrevocably authorizes and directs the Borrower Agent to accept such service on its behalf. As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Loan Party at its address specified in this Agreement.
          (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or the Bookrunners or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or any other Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s or any Bookrunner’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any other Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d) Change of Address, Etc. Each Borrower, the Administrative Agent, each L/C Issuer and each Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower Agent, the Administrative Agent, the applicable L/C Issuer and the applicable Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities Laws.

          (e) Reliance by the Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          11.03 No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
          11.04 Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Bookrunners, Administrative Agent, each Collateral Agent and each of their respective Affiliates (including the reasonable and documented fees, out-of-pocket charges and disbursements of one firm of counsel for the Administrative Agent, the Collateral Agents and the Bookrunners, taken as a whole (and, in the case of the preparation and negotiation of this Agreement, one firm of counsel for each of the Collateral Agents), of one firm of local counsel retained by the Administrative Agent in each relevant local jurisdiction and of one firm of special counsel retained by the Administrative Agent for each relevant specialty), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this

Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Collateral Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Collateral Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Without limitation of the forgoing, promptly following demand therefor (subject to applicable Law), the Borrowers shall pay (a) all fees and expenses of the Administrative Agent, the Collateral Agents and the Lenders required pursuant to this Section 11.04(a), the Commitment Letter or any Fee Letter, and (b) all fees and expenses of the Administrative Agent, the Collateral Agents and the Lenders in their respective capacities as agents and/or lenders under the Existing Credit Facility and owing from the Specified U.S. Borrower or any of its Subsidiaries pursuant to the Existing Credit Agreement, in each case, that are accrued and unpaid as of the date hereof.
          (b) Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Collateral Agent, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonably related expenses (including the reasonable and documented fees, out-of-pocket charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any such Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
          (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
          (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          11.05 Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
          11.06 Successors and Assigns.

          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the applicable Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of the applicable Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the applicable Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
     (C) the consent of the applicable L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the applicable Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to a Borrower or any Borrower’s Affiliates or Subsidiaries. Notwithstanding the foregoing, assignments to Affiliates of the Specified U.S. Borrower (other than any Subsidiaries of the Specified U.S. Borrower) shall be permitted, provided that (a) no such assignee shall have any right to approve or disapprove any amendment, waiver or consent hereunder or the other Loan Documents, except that the Commitment of such assignee may not be increased or extended without the consent of such assignee and (b) such assignee agrees in writing not to exercise any of the rights afforded to a Lender pursuant to Section 11.01, except solely to the extent relating to a Lender’s right to consent to extensions or increases in the Commitment of such Lender pursuant to Section 11.01(a) (any such assignee being referred to herein as an “Affiliated Lender”).
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01,

3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations and stated interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender (solely to the extent of the provisions related to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender having sold a participation in any of its obligations under this Agreement, acting solely for this purpose as an agent of the Borrowers, shall establish and maintain at its address referred to in Section 11.02 (or at such other address as such Lender shall notify the Borrowers) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interests or obligations of each such participant in any obligation under this Agreement, in any Commitment and in any right to receive any payment hereunder.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the applicable Borrower gives its prior written consent to such entitlement in connection with the sale of the participation to such Participant. A Participant shall not be entitled to the benefits of Section 3.01 unless the applicable

Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 3.01(e) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America (and/or Bank of America-Canada Branch, as applicable) may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as U.S. L/C Issuer and Canadian L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as U.S. Swing Line Lender and Canadian Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower Agent shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower Agent to appoint any such successor shall affect the resignation of Bank of America (and/or Bank of America-Canada Branch, as applicable) as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America (and/or Bank of America-Canada Branch, as applicable) resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(b)). If Bank of America (and/or Bank of America-Canada Branch, as applicable) resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04. Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America (and/or Bank of America-Canada Branch, as applicable) with respect to such Letters of Credit.
          11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Collateral Agents, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to its Affiliates and to its Affiliates’ partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the transactions contemplated hereby or otherwise with the consent of the Borrower Agent, (c) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (d) to the extent required by Laws or regulations or by any subpoena or similar legal process (provided that, to the extent permitted thereby and practicable, prompt written notice of such disclosure will be provided to the Specified U.S. Borrower), (e) to any other party hereto, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations or (iii) any of its Affiliates that is an actual or prospective provider of cash management services to any Borrower or any Borrower’s Subsidiaries (including with respect to treasury, depository, overdraft, credit and debit card, electronic funds transfer and other cash management arrangements), (h) with the consent of the applicable Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Collateral Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower or a Person known by the Administrative Agent, such Collateral Agent, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by a confidentiality agreement with a Borrower. In addition, the Administrative Agent, each Collateral Agent, each Bookrunner and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers in connection with the administration and management of this Agreement and the other Loan Documents.
          For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Collateral Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof (other than as a result of a breach of this Section 11.07). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Each of the Administrative Agent, the Collateral Agents, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
          11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the applicable Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. No Lender shall set off against any Dominion Account without the prior consent of Administrative Agent.
          11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of the foregoing, if any provision of any of the Loan Documents would obligate Canadian Loan Parties to make any payment of interest with respect to the Canadian Obligations in an amount or calculated at a rate which would be prohibited by applicable Law or would result in the receipt of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Loan Party. Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 11.09 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolving Credit Loans to the Canadian Borrower remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the date of payment in full of the Canadian Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive, absent manifest error, for the purposes of such determination.
          11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, together with the provisions of the Commitment Letter that are stated to survive the execution hereof and the Fee Letters, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative

Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in “pdf” or similar format by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
          11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent Obligations in respect of unasserted indemnity claims) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
          11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04 or determines that it has become unlawful to provide or maintain Eurodollar Rate Loans or BA Rate Loans, or if a Borrower is required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives a Borrower the right to replace a Lender as a party hereto, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) such Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.

          A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply.
          11.14 Governing Law; Jurisdiction; Etc.
          (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          (b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING WILL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED THAT NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
          (c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT

NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Bookrunners are arm’s-length commercial transactions between the Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Bookrunners on the other hand, (B) each Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Bookrunner is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Bookrunner, has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Bookrunner has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Bookrunners with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
          11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act..
          11.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.
          11.19 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent and the Appropriate Lenders against such loss. The term “rate of exchange” in this Section 11.19 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.
          11.20 Language. The parties have requested that this Agreement and the other documents contemplated hereby or relating hereto be drawn up in the English language. Les parties ont requis que cette convention ainsi que tous les documents qui y sont envisagés ou qui s’y rapportent soient rédigés en langue anglaise.
          11.21 Intercreditor Agreement. Reference is made to the Lien Subordination and Intercreditor Agreement dated as of December 17, 2009, among Bank of America, as collateral agent thereunder for the Revolving Facility Secured Parties referred to therein; U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent; Nortek, Inc.; and the other subsidiaries of Nortek, Inc. named therein. Each Lender hereunder (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Administrative Agent, to enter into the Intercreditor Agreement as the “collateral agent” thereunder on behalf of such Lender. The foregoing provisions are intended as an inducement to the Lenders under the Credit Agreement to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.
[Remainder of Page Intentionally Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NORTEK, INC. , as the Specified U.S. Borrower
By:	/s/ Edward J. Cooney
	Name:	Edward J. Cooney
	Title:	Vice President and Treasurer

VENTROL AIR HANDLING SYSTEMS INC., AS THE CANADIAN BORROWER
By:	/s/ Edward J. Cooney
	Name:	Edward J. Cooney
	Title:	Vice President and Treasurer

[Signature Page to Credit Agreement]

AIGIS MECHTRONICS, INC.
BROAN-MEXICO HOLDINGS, INC.
BROAN-NUTONE LLC
BROAN-NUTONE STORAGE SOLUTIONS LP
CES GROUP, INC.
CES INTERNATIONAL LTD.
CLEANPAK INTERNATIONAL, INC.
ELAN HOME SYSTEMS, L.L.C.
GATES THAT OPEN, LLC
GEFEN, LLC
GOVERNAIR CORPORATION
HC INSTALLATIONS, INC.
HOMELOGIC LLC
HUNTAIR, INC.
INTERNATIONAL ELECTRONICS, INC.
LINEAR LLC
LITE TOUCH, INC.
MAGENTA RESEARCH LTD.
MAMMOTH-WEBCO, INC.
NILES AUDIO CORPORATION
NORDYNE LLC
NORDYNE INTERNATIONAL, INC.
NORTEK INTERNATIONAL, INC.
NUTONE LLC
OMNIMOUNT SYSTEMS, INC.
OPERATOR SPECIALTY COMPANY, INC.
PACIFIC ZEPHYR RANGE HOOD, INC.
PANAMAX LLC
RANGAIRE GP, INC.
RANGAIRE LP, INC.
SECURE WIRELESS, INC.
SPEAKERCRAFT, ;;C
TEMTROL, INC.
XANTECH LLC
ZEPHYR VENTILATION, LLC, as borrowers

By:	/s/ Edward J. Cooney
	Name:	Edward J. Cooney
	Title:	Vice President and Treasurer

(of entity listed or as an officer of the managing member, sole member or general partner)

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT
By:	/s/ Robert Anchundia
	Name:	Robert Anchundia
	Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Collateral Agent
By:	/s/ Robert Anchundia
	Name:	Robert Anchundia
	Title:	Vice President

[Signature Page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, As Collateral Agent
By:	/s/ Philip F. Carfora
	Name:	Philip F. Carfora
	Title:	Duly Authorized Signatory

[Signature Page to Credit Agreement]

WELLS FARGO FOOTHILL, LLC,, As Collateral Agent
By:	/s/ Ilene Silberman
	Name:	Ilene Silberman
	Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as U.S. Revolving Credit Lender
By:	/s/ Robert Anchundia
	Name:	Robert Anchundia
	Title:	Vice President

[Signature Page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, As a U.S. Revolving Credit Lender
By:	/s/ Philip F. Carfora
	Name:	Philip F. Carfora
	Title:	Duly Authorized Signatory

[Signature Page to Credit Agreement]

WELLS FARGO FOOTHILL, LLC,, As a U.S. Revolving Credit Lender
By:	/s/ Ilene Silberman
	Name:	Ilene Silberman
	Title:	Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION As a U.S. Revolving Credit Lender
By:	/s/ David Weaver
	Name:	David Weaver
	Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., (acting through its Canada branch), as a Canadian Revolving Credit Lender
By:	/s/ Robert Anchundia
	Name:	Robert Anchundia
	Title:	Vice President

[Signature Page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, As a Canadian Revolving Credit Lender
By:	/s/ Philip F. Carfora
	Name:	Philip F. Carfora
	Title:	Duly Authorized Signatory

[Signature Page to Credit Agreement]

WELLS FARGO FOOTHILL, LLC,, As a Canadian Revolving Credit Lender
By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., As a U.S. L/C Issuer and U.S. Swing Line Lender
By:	/s/ Robert Anchundia
	Name:	Robert Anchundia
	Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., (acting through its Canada Branch), as a Canadian L/C Issuer and Canadian Swing Line Lender
By:	/s/ Robert Anchundia
	Name:	Robert Anchundia
	Title:	Vice President

[Signature Page to Credit Agreement]

Schedule 1.01
Existing Letters of Credit

OBLIGOR	ISSUER	LC TYPE	AUTO RENEWAL	LC NUMBER	LC AMOUNT		ORIGINAL ISSUE DATE	EXPIRATION DATE
Speakercraft, LLC	Bank of America	Standby	—	64136126	$255,000.00		5/1/2004	12/31/2009
Nortek, Inc.	Bank of America	Standby	YES	64136127	$1,250,000.00		1/15/2004	1/15/2010
Nortek, Inc.	Bank of America	Standby	YES	64136123	$13,590,416.00		4/24/2003	3/31/2010
Nordyne LLC	Bank of America	Standby	YES	64136124	$2,500,000.00		6/10/2004	6/10/2010
Linear HK Mfg.	Bank of America	Standby	—	68008861	$250,000.00		10/25/2005	7/1/2010
Nordyne LLC	Bank of America	Standby	YES	64136128	$130,000.00		7/7/2004	7/2/2010
Nordyne LLC	Bank of America	Standby	YES	68013719	$1,309,040.00		7/14/2006	7/15/2010
Nordyne LLC	Bank of America	Standby	YES	68044781	$320,000.00		6/11/2009	6/11/2010
NORDYNE International, Inc.	Bank of America	Documentary	—	1174434	$53,007.00		10/16/2009	12/28/2009
Venmar CES	Bank of America	Standby	YES	64136081	$656,297.42	[1]	10/31/2003	4/7/2010

[1]	CDN

Schedule 2.01
Commitments and Applicable Percentages2

	U.S. Revolving Credit	U.S. Revolving Credit
Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$69,000,000	30%
GE Capital	$69,000,000	30%
Wells Fargo Foothills	$69,000,000	30%
PNC Bank	$23,000,000	10%

Total	$230,000,000.00	100.000000000%

		Canadian Revolving
		Credit
	Canadian Revolving	Applicable
Lender	Credit Commitment	Percentage
Bank of America, N.A. (acting through its Canada branch)	$8,000,000	40%
GE Capital	$6,000,000	30%
Wells Fargo Foothills	$6,000,000	30%

Total	$20,000,000.00	100.000000000%

[2]	Lenders have control of this schedule and will confirm final commitment amounts and percentages.

Schedule 4.01(a)(vi)
Properties to be Mortgaged
Broan-NuTone LLC
926 West State Street
Hartford, WI 53027
Washington County
1140 Madison Drive
Hartford, WI 53027
Washington County
Broan-NuTone Storage Solutions LP
501 S. Wilhite
Cleburne, TX 76031
Johnson County
Gates That Open, LLC
3121 Hartsfield Road
Tallahassee, FL 32303
Leon County
Governair Corporation
4700, 4821, 4840 and 4841 N. Sewell Ave.
Oklahoma City, OK 73118
Oklahoma County
Nordyne LLC
448 Richard Boulevard
Tipton, MO 65081
Moniteau County
2501 Boonslick Drive
Boonville, MO 65233
Cooper County
Temtrol, Inc.
115 East Oklahoma Avenue
Okarche, OK 73762
Kingfisher County

Schedule 5.06
Litigation
None.

Schedule 5.08(b)
Owned Real Property
Broan-NuTone LLC
926 West State Street
Hartford, WI 53027
Washington County

926 West State Street
(warehouse)
Hartford, WI 53027
Washington County
850 and 855 Madison Drive
Hartford, WI 53027
Washington County
1140 Madison Drive
Hartford, WI 53027
Washington County
Broan-NuTone Storage Solutions LP
501 S. Wilhite
Cleburne, TX 76031
Johnson County
Gates That Open, LLC
3121 Hartsfield Road
Tallahassee, FL 32303
Leon County
Governair Corporation
4700 N. Sewell
Oklahoma City, OK 73118
Oklahoma County
4821 N. Sewell
Oklahoma City, OK 73118
Oklahoma County
4840 N. Sewell
Oklahoma City, OK 73118
Oklahoma County
4841 N. Sewell
Oklahoma City, OK 73118
Oklahoma County
50 N.W. 50th Street
Oklahoma City, OK 73118
Oklahoma County

Nordyne LLC
448 Richard Boulevard
Tipton, MO 65081
Moniteau County
1620 Mid-American Industrial Court
Boonville, MO 65233
Cooper County
2501 Boonslick Drive
Boonville, MO 65233
Cooper County
4501 Gustine Avenue
St. Louis, MO 63116
Saint Louis County
(Part owned and part leased)
Nortek, Inc.
Bay Road
Fall River, MA
Bristol County

Globe Mills Avenue
Fall River, MA
Bristol County
Temtrol, Inc.
115 East Oklahoma Avenue
Okarche, OK 73762
Kingfisher County

Schedule 5.08(c)(i)
Leased Material Real Estate

LESSEE and ADDRESS	LESSOR
Aigis Mechtronics, Inc.

1124 Louise Road	Pentad Holdings, LLC
Winston-Salem, NC
Forsyth County

Broan-NuTone LLC

Steelcraft Building	KCL LLC
1353 Wacker Drive
Hartford, WI 53027
Washington County

CES Group, Inc.

13200 Pioneer Trail, Suite 150	United Properties Investment LLC
Eden Prairie, MN 55347
Hennepin County

Elan Home Systems, L.L.C.
1300 New Circle Road	DA Lexington LLC
Lexington, KY 40505
Fayette County

100 Hoods Lane	Lime Street Realty
Marblehead, MA	Limited Partnership
Essex County

1822 Bickford Avenue	Snohomish Business Park, LLC
Snohomish, WA 98290
Snohomish County

Gefen, LLC

20600 Nordhoff Street	George D. DiRado, as
Chatsworth (Los Angeles), CA 91311	Trustee of the Husband’s Trust
Los Angeles County	Created Under the George D.
DiRado and Joseph H. DiRado
Inter Vivos Trust Agreement dated
June 21, 1989, as Amended and
Fully Restated on January 22, 2004

LESSEE and ADDRESS	LESSOR
Huntair, Inc.

11555 S.W. Myslony Street	HUNTAIR Properties LLC
Tualatin, OR 97062
Washington County

12241 S.W. Myslony Street	Tualatin Sleep LLC
Tualatin, OR (Weld shop) 97062
Washington County

Innergy Tech Inc.

605 Rocheleau Street	Placement Lambert Inc.
Drummondville, Quebec,
Canada

Linear LLC

1950 Camino Vida Roble	Arden Realty Finance III, LLC
Suite 150
San Diego County
Carlsbad, CA 92008
San Diego County

2850 Pioneer Avenue	Property Reserve, Inc.
Suites A, B, C, D, and E
Vista, CA 92081
San Diego County

2850 Pioneer Avenue	Property Reserve, Inc.
Suite F
Vista, CA 92081
San Diego County

315 Marymeade Drive	CK-Belk Charleston,
Summerville, SC 29483
Dorchester County

926 Springdale Drive	Valley Investment
Exton, PA 19341	Group VIII Partnership
Crester County

Lite Touch, Inc.

3400 S. West Temple	Don L. Buehner
Salt Lake City, UT 84115	d/b/a DB Finance
Salt Lake County

Magenta Research Ltd.

128 Litchfield Road	Landover Properties
New Milford, CT 06776
Litchfield County

LESSEE and ADDRESS	LESSOR
Mammoth-Webco, Inc.

4433 Holland Avenue	Polly Properties, L.L.C.
Holland, MI 49422
Ottawa County

3300 East Pythian	CP 3300 Pythian, LLC
Springfield, MO 65802
Greene County

Niles Audio Corporation

130th S.W. 128th Street	Kendall Commercial Center
Miami, FL 33186
Miami-Dade County
(locations 12305, 12319, 12323, 12325,
12327, 12331, 12333, 12335, 12337, 12339,
12341, 12343, 12345, 12269 and 12277)

Nordyne LLC

8000 Phoenix Parkway	McEagle Phoenix, L.C.
O’Fallon, MO 63366
Saint Charles County

3040 Cravens Road	Poplar Bluff Industries, Inc.
Poplar Bluff, MO 63901
Butler County

1747 Cravens Road	Poplar Bluff Industries, Inc.
Poplar Bluff, MO 63901
Butler County

2800 Hoff Road	IDB of Dyer County
Dyersburg, TN 38024
Dyer County

4501 Gustine Avenue	Milton Jones
St. Louis, MO 63116
(Service parts center)
Saint Louis County
(Part leased and owned)

NORDYNE International, Inc.

12250 N.W. 35th Street	AMB Codina Beacon
Miami, FL 33182	Lakes, LLC
Miami-Dade County

11500 N.W. 34th Street	Henrie Realty
Miami, FL 33178	International, Inc.
Miami-Dade County

LESSEE and ADDRESS	LESSOR
Nortek, Inc.

50 Kennedy Plaza	Fleet Center Associates
Providence, RI 02903
Providence County
(Corporate Headquarters)

OmniMount Systems, Inc.

8201 South 48th Street	B&B Partnership
Phoenix, AZ 85044
Maricopa County

Beverly Center	Orsett/Beverly L.L.C.
8181 S. 48th Street
Phoenix, AZ
Maricopa County

Operator Specialty Company, Inc.

97 North Main Street	Robert Brooks
Casnovia, MI 49318
Muskegon County

153 N. Main Street	Trupiano-Vaughn-
Casnovia, MI 49318	Albrecht Partnership
Muskegon County

19 Railroad Avenue	Trupiano-Vaughn-
Casnovia, MI 49318	Albrecht Partnership
Muskegon County

Pacific Zephyr Range Hood Inc.

370 Townsend Street	The Siow Family
San Francisco, CA 94107
San Francisco County

Panamax LLC

1690 Corporate Circle	RNM Lakeville, LLC
Petaluma, CA 94954
Sonoma County

Secure Wireless, Inc.

5817 Dryden Place	Durkin — CAC Lot 24, LLC
Carlsbad, CA 92008
San Diego County

LESSEE and ADDRESS	LESSOR
SpeakerCraft, LLC

940 Columbia Avenue	Hunter Columbia 1, LLC
Riverside, CA 92507
Riverside County

Venmar CES, Inc.

200, Rue Carter	Divco Investment
St. Leonard d’Aston
Quebec, Canada J0C 1M0

2525 Wentz Avenue and	Joseph Eichman and
2525B Wentz Avenue	Pia Eichman and Roman
(a.k.a 627 — 48th Street)	Lenherr and Gertrud Lenherr
Saskatoon, Saskatchewan
Canada S7K 2K9

Ventrol Air Handling Systems Inc.

9100, rue Du Parcours	Jules Dallaire et al as
Anjou, Quebec	Trustees for Cominar
Canada H1J 2Z1	Real Estate Trust

Xantech LLC

13100 Telfair Avenue	KBC LLC (landlord); BEI
Sylmar, CA 91342	Sensors and Systems
Los Angeles County	Co., Inc. (sub-landlord)

Zephyr Ventilation, LLC

2221 Harbor Bay Parkway	Harbor Bay Parcel 13, LLC
Alameda, CA
Alameda County

2277 Alameda Street	Christopher J. Harney,
San Francisco, CA	Christina M. Harney and
San Francisco County	Thomas F. Murphy etc

Schedule 5.09
Environmental Compliance
None.

Schedule 5.13
Subsidiaries and Other Equity Investments; Loan Parties

ARTICLE XIV PERCENTAGE OF
	ARTICLE XIII JURISDICTION OF	OWNERSHIP INTEREST OF
ARTICLE XII NAME	ORGANIZATION	SUBSIDIARY’S PARENT COMPANYN
Aigis Mechtronics, Inc.	Delaware	100% by Linear LLC

Best Deutschland GmbH	Germany	100% by Best S.p.A.

Best France S.A.	France	100% by Best S.p.A.

Best Poland S.p.zo.o	Poland	100% by Best S.p.A.

Best S.p.A.	Italy	100% by Nortek (UK) Limited

Broan Building Products (Huizhou) Co. Ltd.	China	100% by Broan-NuTone LLC

Broan Building Products — Mexico, S. de R.I. de C.V.	Mexico	99.96% by Broan-Mexico Holdings, Inc. 0.04% by Nortek International, Inc.

Broan-Mexico Holdings, Inc.	Delaware	100% by Nortek, Inc.

Broan-NuTone Canada Inc.	Ontario, Canada	100% by Nortek International Holdings B.V.

Broan NuTone (HK) Limited	Hong Kong	100% by Broan-NuTone LLC

Broan-NuTone LLC	Delaware	70% by Nortek, Inc.
30% by NuTone LLC

Broan-NuTone Storage Solutions LP	Delaware	99% by Rangaire LP, Inc. 1% by Rangaire GP, Inc.

CES Group, Inc.	Delaware	100% by Nordyne LLC

CES International Ltd.	Delaware	100% by Mammoth-Webco, Inc.

Cleanpak International, Inc.	Delaware	100% by CES Group, Inc.

Eaton-Williams Exports Limited	United Kingdom	100% by Eaton-Williams Group Limited

Eaton-Williams Group Limited	United Kingdom	100% by Eaton-Williams Limited

Eaton-Williams Holdings Limited	United Kingdom	100% by Nortek (UK) Limited

Eaton-Williams Limited	United Kingdom	100% by Eaton-Williams Holdings Limited

ARTICLE XIV PERCENTAGE OF
	ARTICLE XIII JURISDICTION OF	OWNERSHIP INTEREST OF
ARTICLE XII NAME	ORGANIZATION	SUBSIDIARY’S PARENT COMPANYN
Eaton-Williams (Millbank) Limited	United Kingdom	100% by Eaton-Williams Group Limited

Eaton-Williams Products Limited	United Kingdom	100% by Eaton-Williams Group Limited

Eaton-Williams Service Limited	United Kingdom	100% by Eaton-Williams Group Limited

Edenaire Limited	United Kingdom	100% by Eaton-Williams Group Limited

Elan Home Systems, L.L.C.	Kentucky	100% by Linear LLC

Fidelity Investment Co.	Rhode Island	100% by Nortek, Inc.

Gates That Open, LLC	Florida	100% by Linear LLC

Gefen, LLC	California	100% by Linear LLC

Governair Corporation	Oklahoma	100% by CES Group, Inc.

HC Installations, Inc.	Delaware	100% by Huntair, Inc.

Home Touch Lighting Systems, LLC	Utah	100% by Lite Touch, Inc.

Huntair, Inc.	Delaware	100% by CES Group, Inc.

Imerge Limited	United Kingdom	100% by Nortek (UK) Limited

Innergy Tech Inc.	Quebec, Canada	100% by Venmar Ventilation Inc.

International Electronics, LLC	Massachusetts	100% by Linear LLC

Linear Canada Holdings, Inc.	Delaware	100% by Linear LLC

Linear Electronics of Canada, Ltd.	Canada	100% by Linear Canada Holdings, Inc.

Linear H.K. LLC	Delaware	100% by Nortek (UK) Limited

Linear H.K. Manufacturing Limited	Hong Kong	1% by Linear H.K. LLC 99% by Nortek Holding B.V.

Linear LLC	California	100% by Nortek, Inc.

Lite Touch, Inc.	Utah	100% by Linear LLC

Magenta Research Ltd.	Connecticut	100% by Linear LLC

Mammoth-Webco, Inc.	Delaware	100% by CES Group, Inc.

Miller de Mexico S.A. de R.I de C.V.	Mexico	99% by NORDYNE International, Inc. 1% by Nordyne LLC

ARTICLE XIV PERCENTAGE OF
	ARTICLE XIII JURISDICTION OF	OWNERSHIP INTEREST OF
ARTICLE XII NAME	ORGANIZATION	SUBSIDIARY’S PARENT COMPANYN
Niles Audio Corporation	Delaware	100% by Linear LLC

Nordyne de Puerto Rico, LLC	Puerto Rico	100% by NORDYNE International, Inc.

Nordyne do Brasil Distribuidora de Ar Condicionado Ltda.	Brazil	99% by NORDYNE International, Inc. 1% by Nordyne LLC

Nordyne LLC	Delaware	100% by Nortek, Inc.

NORDYNE International, Inc.	Delaware	100% by Nordyne LLC

Nortek Holding B.V.	Netherlands	100% by Nortek International Holdings B.V.

Nortek International, Inc.	Delaware	72% by Nortek, Inc. 28% by Linear LLC

Nortek International Holdings B.V.	Netherlands	100% by Nortek International, Inc.

Nortek (Shanghai) Trading Co., Ltd.	China	100% by Nortek Trading, Ltd.

Nortek Trading, Ltd.	British Virgin Islands	100% by Nortek International, Inc.

Nortek (UK) Limited	United Kingdom	100% by Nortek Holding B.V.

NuTone LLC	Delaware	100% by Nortek, Inc.

OmniMount Systems, Inc.	Arizona	100% by Linear LLC

Operator Specialty Company, Inc.	Michigan	100% by Linear LLC

Pacific Zephyr Range Hood Inc.	California	100% by Broan-NuTone LLC

Panamax LLC	California	100% by Linear LLC

Precision Air Control Limited	United Kingdom	100% by Eaton-Williams Group Limited

Rangaire GP, Inc.	Delaware	100% by Broan-NuTone LLC

Rangaire LP, Inc.	Delaware	100% by Broan-NuTone LLC

Ring Brothers Corporation	California	100% by Nortek, Inc.

Secure Wireless, Inc.	California	100% by Linear LLC

SpeakerCraft, LLC	Delaware	100% by Linear LLC

Stilpol S.p.zo.o	Poland	100% by Best S.p.A.

Temtrol, Inc.	Oklahoma	100% by CES Group, Inc.

ARTICLE XIV PERCENTAGE OF
	ARTICLE XIII JURISDICTION OF	OWNERSHIP INTEREST OF
ARTICLE XII NAME	ORGANIZATION	SUBSIDIARY’S PARENT COMPANYN
Vapac Humidity Control Limited	United Kingdom	100% by Eaton-Williams Group Limited

Venmar CES, Inc.	Saskatchewan, Canada	100% by Venmar Ventilation Inc.

Venmar Ventilation Inc.	Quebec, Canada	100% by Broan-NuTone Canada Inc.

Venmar Ventilation (H.D.H.) Inc.	Quebec, Canada	100% by Venmar Ventilation Inc.

Ventrol Air Handling Systems Inc.	Canada	100% by CES Group, Inc.

Xantech LLC	California	100% by Linear LLC

Zephyr Ventilation, LLC	California	100% by Broan-NuTone LLC

Schedule 5.25
Canadian Pension Plans
None.

Schedule 6.12
Guarantors
U.S. Subsidiary Guarantors
1.	Aigis Mechtronics, Inc.

2.	Broan-Mexico Holdings, Inc.

3.	Broan-NuTone LLC

4.	Broan-NuTone Storage Solutions LP

5.	CES Group, Inc.

6.	CES International Ltd.

7.	Cleanpak International, Inc.

8.	Elan Home Systems, L.L.C.

9.	Gates That Open, LLC

10.	Gefen, LLC

11.	Governair Corporation

12.	HC Installations, Inc.

13.	Huntair, Inc.

14.	International Electronics, LLC

15.	Linear LLC

16.	Lite Touch, Inc.

17.	Magenta Research Ltd.

18.	Mammoth-Webco, Inc.

19.	Niles Audio Corporation

20.	Nordyne LLC

21.	NORDYNE International, Inc.

22.	Nortek International, Inc.

23.	NuTone LLC

24.	OmniMount Systems, Inc.

25.	Operator Specialty Company, Inc.

26.	Pacific Zephyr Range Hood Inc.

27.	Panamax LLC

28.	Rangaire GP, Inc.

29.	Rangaire LP, Inc.

30.	Secure Wireless, Inc.

31.	SpeakerCraft, LLC

32.	Temtrol, Inc.

33.	Xantech LLC

34.	Zephyr Ventilation, LLC
Canadian Subsidiary Guarantors
1.	Broan-NuTone Canada Inc.

2.	Innergy Tech Inc.

3.	Venmar CES, Inc.

4.	Venmar Ventilation (H.D.H.) Inc.

5.	Venmar Ventilation Inc.

(Meets “Excluded Subsidiary” Test)
Non U.S. Subsidiary Guarantors
1.	Fidelity Investment Co.

2.	Linear Canada Holdings, Inc.

3.	Home Touch Lighting Systems, LLC

4.	Ring Brothers Corporation

5.	Linear H.K. LLC

6.	Broan-Mexico Holdings, Inc.

Schedule 7.013
Existing Liens
To the extent listed under the subheading “Other Indebtedness” on Schedule 7.03, Liens on property of Best S.p.A. and its direct subsidiaries and Stilpol s.p.zo.o securing Indebtedness of “Best S.p.A.” and “Stilpol s.p.zo.o” under the subheading “Other Indebtedness” on Schedule 7.03.
Capital Lease with respect to the property located at 2800 Hoff Road, Dyersburg, TN 38024.
Capital Lease with respect to the property located at 1747 Cravens Road, Poplar Bluff, MO 63901.
UCC FILINGS:

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
California SOS	Advanced Bridging Technologies, Inc.	Bank of America, N.A., as Administrative Agent	08-7158746450 5/20/2008	All assets.

California SOS	Advanced Bridging Technologies, Inc.	U.S. Bank National Association	08-7158748230 5/20/2008	All assets.

Delaware SOS	Aigis Mechtronics, Inc.	U.S. Bank National Association	2008 1740412 5/20/2008	All assets.

Delaware SOS	Aigis Mechtronics, Inc.	Bank of America, N.A., as Administrative Agent	2008 1744026 5/20/2008	All assets.

[3]	Pursuant to and in accordance with the provisions of paragraph 6 of that certain Payoff Letter, dated December 17, 2009, among the Specified U.S. Borrower, the Canadian Borrower, the other Borrowers party thereto and Bank of America, N.A., the Bank of America and U.S. Bank National Association liens related to the credit agreement and indenture executed on May 20, 2008 will be removed from this Schedule 7.01.

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Delaware SOS	Allstar Pro, LLC	U.S. Bank National Association	2008 1740420 5/20/2008	All assets.

Delaware SOS	Allstar Pro, LLC	Bank of America, N.A., as Administrative Agent	2008 1744042 5/20/2008	All assets.

Delaware SOS	Aubrey Manufacturing, Inc.	Crown Credit Company	63457710 10/05/2006	Equipment
Delaware SOS	Aubrey Manufacturing, Inc.	U.S. Bank National Association	2008 1740446 5/20/2008	All assets.

Delaware SOS	Aubrey Manufacturing, Inc.	Bank of America, N.A., as Administrative Agent	2008 1743994 5/20/2008	All assets.

Delaware SOS	Broan-Mexico Holdings, Inc.	U.S. Bank National Association	2008 1740891 5/20/2008	All assets.

Delaware SOS	Broan-Mexico Holdings, Inc.	Bank of America, N.A., as Administrative Agent	2008 1744083 5/20/2008	All assets.

Delaware SOS	Broan-Nutone LLC	U.S. Bank National Association	2008 1740479 5/20/2008	All assets.

Delaware SOS	Broan-Nutone LLC	Bank of America, N.A., as Administrative Agent	2008 1743952 5/20/2008	All assets.

Delaware SOS	Broan-NuTone Storage Solutions LP	U.S. Bank National Association	2008 1740842 5/20/2008	All assets.

Delaware SOS	Broan-NuTone Storage Solutions LP	Bank of America, N.A., as Administrative Agent	2008 1743853 5/20/2008	All assets.

Delaware SOS	CES Group, Inc.	U.S. Bank National Association	2008 1739521 05/20/2008	All assets.

Delaware SOS	CES Group, Inc.	Bank of America, N.A., as Administrative Agent	2008 1743903 5/20/2008	All assets.

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Delaware SOS	Cleanpak International, Inc.	U.S. Bank National Association	2008 1740529 5/20/2008	All assets.

Delaware SOS	Cleanpak International, Inc.	Bank of America, N.A., as Administrative Agent	2008 1743499 5/20/2008	All assets.

Kentucky SOS	Elan Home Systems, L.L.C.	Cisco Systems Capital Corporation	2006-2154931-73 3/20/2006	Equipment

Kentucky SOS	Elan Home Systems, L.L.C.	U.S. Bank National Association	2008-2319152-83.01 5/21/2008	All assets.

Kentucky SOS	Elan Home Systems, L.L.C.	Bank of America, N.A., as Administrative Agent	2008-2319154-05.01 5/21/2008	All assets.

California SOS	Gefen, Inc.	Bank of America, N.A., as Administrative Agent	08-7158747340 5/20/2008	All assets.

California SOS	Gefen, Inc.	U.S. Bank National Association	08-7158750152 5/20/2008	All assets.

Oklahoma (filed w/County Clerk)	Governair Corporation	Toyota Motor Credit Corporation	2005008306630 07/06/2005	Equipment

Oklahoma (filed w/County Clerk)	Governair Corporation	Toyota Motor Credit Corporation	2006004696639 04/20/2006	Equipment

Oklahoma (filed w/County Clerk)	Governair Corporation	Toyota Motor Credit Corporation	2006007307934 06/16/2006	Equipment

Oklahoma (filed w/County Clerk)	Governair Corporation	Toyota Motor Credit Corporation	2007006871435 06/08/2007	Equipment

Oklahoma (filed w/County Clerk)	Governair Corporation	U.S. Bank National Association	2008005826738 5/21/2008	All assets.

Oklahoma (filed w/County Clerk)	Governair Corporation	Bank of America, N.A., as Administrative Agent	2008005827133 5/21/2008	All assets.

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Florida – Dept of State	GTO Inc	Marlin Leasing Corp	200704854374 2/19/2007	Equipment

Florida – Dept of State	GTO, Inc.	U.S. Bank National Association	200808369626 5/21/2008	All assets.

Florida – Dept of State	GTO, Inc.	Bank of America, N.A., as Administrative Agent	200808369650 5/21/2008	All assets.

Florida Secured Transaction Registry	GTO Inc	US Bancorp	200900164202 3/12/2009	Equipment

Delaware SOS	HC Installations, Inc.	U.S. Bank National Association	2008 1740560 5/20/2008	All assets.

Delaware SOS	HC Installations, Inc.	Bank of America, N.A., as Administrative Agent	2008 1743861 5/20/2008	All assets.

Delaware SOS	HomeLogic LLC	U.S. Bank National Association	2008 1740586 5/20/2008	All assets.

Delaware SOS	HomeLogic LLC	Bank of America, N.A., as Administrative Agent	2008 1743846 5/20/2008	All assets.

Delaware SOS	Huntair, Inc.	U.S. Bank National Association	2008 1740628 5/20/2008	All assets.

Delaware SOS	Huntair, Inc.	Bank of America, N.A., as Administrative Agent	2008 1744133 5/20/2008	All assets.

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Delaware SOS	Huntair, Inc	Expeditors International of Washington, Inc[4]	2009 3624589 11/12/2009	Any and all personal property of Debtor (including goods and documents of title relating thereto) at any time, in the past, now, or hereafter, in Secured Party’s possession, custody or control, or en route (including personal property at any time released or otherwise made available to the Debtor) and all proceeds and products of any of the forgoing in whatever form. This lien and security interest shall be in additional to any other rights Secured Party has or may acquire under other agreements and/or applicable law, and shall survive delivery or release of any collateral.

Massachusetts Secretary of the Commonwealth	International Electronics, Inc.	US Bancorp	200435296850 12/21/2004	Equipment

Massachusetts Secretary of the Commonwealth	International Electronics, Inc.	U.S. Bank National Association	200865535190 5/20/2008	All assets.

Massachusetts Secretary of the Commonwealth	International Electronics, Inc.	Bank of America, N.A., as Administrative Agent	200865739930 5/21/2008	All assets.

Massachusetts Secretary of the Commonwealth	International Electronics, Inc.	US Bancorp	200869665550 11/19/2008	Equipment

Massachusetts Secretary of the Commonwealth	International Electronics, Inc.	US Bancorp	200869733510 11/24/2008	Equipment

[4]	Nortek is confirming this filing will be terminated.

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Missouri SOS	J.A.R. Industries, Inc.	U.S. Bank National Association	20080057278M 5/20/2008	All assets.

Missouri SOS	J.A.R. Industries, Inc.	Bank of America, N.A., as Administrative Agent	20080059094J 5/21/2008	All assets.

Los Angeles County, California	Jensen Industries, Inc.	Los Angeles County Tax Collector	State Tax File #02-0537814 3/07/2002	Los Angeles County Tax Collector $288.26 for year 2001 (Account 49124059)

Delaware SOS	Linear H.K. LLC	U.S. Bank National Association	2008 1740933 5/20/2008	All assets.

Delaware SOS	Linear H.K. LLC	Bank of America, N.A., as Administrative Agent	2008 1744117 5/20/2008	All assets.

California SOS	Linear LLC	US Bancorp	07-7105269067 3/07/2007	(Lessee/Lessor) No collateral description

California SOS	Linear LLC	US Bancorp	07-7112276245 5/02/2007	Equipment

California SOS	Linear LLC	US Bancorp	08-7142311855 1/03/2008	Equipment

California SOS	Linear LLC	Bank of America, N.A., as Administrative Agent	08-7158747229 5/20/2008	All assets.

California SOS	Linear LLC	U.S. Bank National Association	08-7158750273 5/20/2008	All assets.

California SOS	Linear Corporation	General Electric Capital Corporation	08-7173530973 9/29/2008	All Equipment leased to or financed for the Debtor by Secured Party under that certain Total Image Management Agreement No. 7369170-007.

Utah – Division of Corporations and	Lite Touch, Inc.	Revco Leasing Company	317696200705 4/13/2007	Equipment

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Commercial Code Utah – Division of Corporations and Commercial Code	Lite Touch, Inc.	U.S. Bank National Association	344283200806 5/20/2008	All assets.

Utah – Division of Corporations and Commercial Code	Lite Touch, Inc.	Bank of America, N.A., as Administrative Agent	344348200804 5/21/2008	All assets.

Connecticut SOS	Magenta Research Ltd.	Bank of America, N.A., as Administrative Agent	0002635716 5/21/2008	All assets.

Connecticut SOS	Magenta Research Ltd.	U.S. Bank National Association	0002635706 5/21/2008	All assets.

Delaware SOS	Mammoth Inc	IOS Capital	50531724 02/09/2005	Equipment

Delaware SOS	Mammoth, Inc.	Industrial Leasing, LLC	51706978 6/03/2005	Equipment

Delaware SOS	Mammoth, Inc.	U.S. Bank National Association	2008 1740180 5/20/2008	All assets.

Delaware SOS	Mammoth China Ltd.	U.S. Bank National Association	2008 1740073 5/20/2008	All assets.

Delaware SOS	Mammoth China Ltd.	Bank of America, N.A., as Administrative Agent	2008 1744059 5/20/2008	All assets.

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Delaware SOS	Mammoth-Webco, Inc.	Bank of America, N.A., as Administrative Agent	2008 1744034 5/20/2008	All assets.

Missouri SOS	Mammoth-WEBCO, Inc.	Dell Financial Services, L.P.	20050047790F 5/06/2005	Equipment

Missouri SOS	Mammoth-WEBCO, Inc.	Crown Credit Company	20060039684K 4/11/2006	Equipment

Missouri SOS	Mammoth-WEBCO, Inc.	Toyota Motor Credit Corporation	20060097152C 9/06/2006	Equipment

Missouri SOS	Mammoth-WEBCO, Inc.	Crown Credit Company	20070021075F 2/23/2007	Equipment

Missouri SOS	Mammoth-WEBCO, Inc.	Crown Credit Company	20070084917K 7/26/2007	Equipment

Missouri SOS	Mammoth-WEBCO, Inc.	Toy ota Motor Credit Corporation	20080044549H 4/22/2008	Equipment

Delaware SOS	Niles Audio Corporation	Heartland Business Credit	63378361 9/29/2006	Equipment

Delaware SOS	Niles Audio Corporation	U.S. Bank National Association	2008 1740248 5/20/2008	All assets.

Delaware SOS	Niles Audio Corporation	Bank of America, N.A., as Administrative Agent	2008 1744018 5/20/2008	All assets.

Delaware SOS	Niles Audio Corporation	Audio Precision	2009-0979275 3/27/2009	Equipment

Delaware SOS	Niles Audio Corporation	Audio Precision	2009-1374914 4/30/2009	Equipment

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Delaware SOS	Nordyne China, LLC	U.S. Bank National Association	2008 1740206 5/20/2008	All assets.

Delaware SOS	Nordyne China, LLC	Bank of America, N.A., as Administrative Agent	2008 1744000 5/20/2008	All assets.

Delaware SOS	Nordyne, Inc.	Firstar Equipment Finance, a division of Firstar Bank, N.A.	11011597 8/22/01	Equipment

Delaware SOS	Nordyne, Inc.	General Electric Capital Corporation	52208420 7/07/2005	Equipment

Delaware SOS	Nordyne Inc.	CSI Leasing, Inc.	52692698 8/30/2005	Equipment

Delaware SOS	Nordyne, Inc.	U.S . Bancorp Equipment Finance, Inc.	53007201 9/28/2005	Equipment (in lieu filing to continue 4128476 filed 01/29/2001 with the Missouri SOS).

Delaware SOS	Nordyne Inc.	Commerce Bank, N.A.	53072916 9/29/2005	Equipment

Delaware SOS	Nordyne Inc.	Southern Missouri Bank	53317444 10/25/2005	Equipment

Delaware SOS	Nordyne Inc.	Commerce Bank, N.A.	53343499 10/24/2005	Equipment

Delaware SOS	Nordyne Inc.	Citicapital Commercial Leasing Corporation	53496222 11/10/2005	Equipment (in lieu filing to continue File #4115733, filed 12/18/2000, with Missouri SOS).

Delaware SOS	Nordyne Inc	Citicapital Commercial Leasing Corporation	53835874 12/12/2005	Equipment (in lieu filing to continue File #4115724, filed 12/18/2000, with Missouri SOS).

Delaware SOS	Nordyne Inc.	CSI Leasing, Inc.	54060498 12/30/2005	Equipment

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Delaware SOS	Nordyne, Inc.	Tennant Financial Services	60014746 12/27/2005	Equipment (in lieu filing to continue File #4148798, filed 3/28/2001, with the Missouri SOS; File #101483, filed 3/28/2001, with the Butler County Clerk, Missouri).

Delaware SOS	Nordyne Inc.	U.S. Bancorp Equipment Finance, Inc.	60139006 1/06/2006	Equipment (in lieu filing to continue File #4162654, filed 05/09/2001, with the Missouri SOS).

Delaware SOS	Nordyne Incorporated	Citicapital Commercial Leasing Corporation	61348622 4/21/2006	Equipment (in lieu filing to continue File #4161966, filed 05/04/2001, with the Missouri SOS).

Delaware SOS	Nordyne Inc.	CSI Leasing, Inc.	61799170 5/26/2006	Equipment

Delaware SOS	Nordyne Inc.	CSI Leasing, Inc.	62024289 6/14/2006	Equipment

Delaware SOS	Nordyne Inc.	First American Commercial Bancorp, Inc.	63113982 9/08/2006	Equipment

		Partial Assignment of collateral to: National City Commercial Capital Corporation	Partial Assignment 2007 0293257 1/18/2007

Delaware SOS	Nordyne Inc.	Southwest Bank of St. Louis	63514312 10/11/2006	Equipment

Delaware SOS	Nordyne Inc.	U.S. Bancorp Oliver-Allen Technology Leasing	63611175 10/18/2006	Equipment

Delaware SOS	Nordyne Inc.	CSI Leasing, Inc.	64114336 11/27/2006	Equipment

Delaware SOS	Nordyne Inc.	CSI Leasing, Inc.	64114492 11/27/2006	Equipment

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Delaware SOS	Nordyne Inc.	CSI Leasing, Inc.	64114617 11/27/2006	Equipment

Delaware SOS	Nordyne Inc.	U.S. Bancorp Oliver-Allen Technology Leasing	2007 0303239 1/24/2007	Equipment

Delaware SOS	Nordyne Inc.	CSI Leasing, Inc.	2007 0680933 2/22/2007	Equipment

Delaware SOS	Nordyne Inc.	U.S. Bancorp Oliver-Allen Technology Leasing	2007 2152741 6/08/2007	Equipment

Delaware SOS	Nordyne Inc.	De Lage Landen Financial Services, Inc.	2007 4133277 10/31/2007	Equipment

Delaware SOS	Nordyne Inc.	U.S. Bancorp Oliver-Allen Technology Leasing	2007 4803143 12/19/2007	Equipment

Delaware SOS	Nordyne Inc.	De Lage Landen Financial Services, Inc.	2008 0078806 1/08/2008	Equipment

Delaware SOS	Nordyne Inc.	De Lage Landen Financial Services, Inc.	2008 0589471 2/19/2008	Equipment

Delaware SOS	Nordyne Inc.	De Lage Landen Financial Services, Inc.	2008 0727592 2/28/2008	Equipment

Delaware SOS	Nordyne Inc.	U.S. Bank National Association	2008 1740271 5/20/2008	All Assets.

Delaware SOS	Nordyne Inc.	Bank of America, N.A., as Administrative Agent	2008 1743986 5/20/2008	All Assets.

Delaware SOS	Nordyne Inc.	Southwest Bank of St. Louis	2008 1788353 5/23/2008	Equipment

Delaware SOS	Nordyne, Inc.	Southwest Bank of St. Louis	2008 1901139 6/04/2008	Equipment

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Delaware SOS	Nordyne Inc.	Southwest Bank of St. Louis	2008 2264750 7/02/2008	Equipment

Delaware SOS	Nordyne Inc.	Southwest Bank of St. Louis	2008 3509039 10/17/2008	Equipment

Delaware SOS	Nordyne Inc.	Southwest Bank of St. Louis	2008 3837000 11/17/2008	Equipment

Delaware SOS	Nordyne Inc.	Southwest Bank of St. Louis	2009 0646254 2/27/2009	Equipment

Delaware SOS	Nordyne Inc.	Southwest Bank of St. Louis	2009 0910890 3/23/2009	Equipment

Delaware SOS	Nordyne Inc.	General Electric Capital Corporation	2009 2700653 8/21/2009	Equipment

Butler County, Missouri	Nordyne Inc.			Employment Discrimination Case filed 11/6/2008 was moved to Federal Court on 12/17/2008.

Cooper County, Missouri	Nordyne, Inc.	U.S. Bancorp Equipment Finance, Inc.	Book 348, Page 236 2/14/2001	Equipment with respect to Lease No. 12968-01.

Cooper County, Missouri	Nordyne, Inc.	Firstar Equipment Finance, a Division of Firstar Bank, N.A.	Book 357, Page 119 8/13/2001	Equipment with respect to Lease No. 101-0012968-003.

		Continuation filed by: U.S. Bancorp Equipment Finance, Inc	Continuation Book 497, Page 252 4/24/2006

Cooper County, Missouri	Nordyne Inc.	Pioneer Bank & Trust Co.	Book 444, Page 610 5/28/2009	Fixture Filing

Delaware SOS	Nordyne International, Inc.	U.S. Bank National Association	2008 1740305 5/20/2008	All assets.

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Delaware SOS	Nordyne International, Inc.	Bank of America, N.A., as Administrative Agent	2008 1743978 5/20/2008	All assets.

Delaware SOS	Nortek	IOS Capital	61535921 5/06/2006	Equipment

Delaware SOS	Nortek, Inc.	Key Equipment Finance Inc.	2007 3592721 9/24/2007	Equipment, inventory, goods, contracts, documents of title, investment property, chattel paper, notes, accounts, contract rights, general intangibles.

Delaware SOS	Nortek, Inc.	U.S. Bank National Association	2008 1740313 5/20/2008	All assets.

Delaware SOS	Nortek, Inc.	Bank of America, N.A., as Administrative Agent	2008 1743937 5/20/2008	All assets.

Delaware SOS	Nortek International, Inc.	U.S. Bank National Association	2008 1740370 5/20/2008	All assets.

Delaware SOS	Nortek International, Inc.	Bank of America, N.A., as Administrative Agent	2008 1743911 5/20/2008	All assets.

Delaware SOS	Nutone Inc.	U.S. Bank National Association	2008 1740404 5/20/2008	All assets.

Delaware SOS	Nutone Inc.	Bank of America, N.A., as Administrative Agent	2008 1743895 5/20/2008	All assets.

Arizona SOS	Omnimount Systems Inc	Marlin Leasing Corp	200714840727 6/07/2007	Equipment

Arizona SOS	Omnimount Systems, Inc.	U.S. Bank National Association	200815405020 5/20/2008	All assets.

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Arizona SOS	OmniMount Systems, Inc.	Bank of America, N.A.*	200815406849 5/21/2008	All assets.

Arizona SOS	Omnimount Systems, Inc	Expeditors International of Washington, Inc[5]	200915991054 11/12/2009	Any and all personal property of Debtor (including goods and documents of title relating thereto) at any time, in the past, now, or hereafter, in Secured Party’s possession, custody or control, or en route (including personal property at any time released or otherwise made available to the Debtor) and all proceeds and products of any of the forgoing in whatever form. This lien and security interest shall be in additional to any other rights Secured Party has or may acquire under other agreements and/or applicable law, and shall survive delivery or release of any collateral.

Michigan Dept. of State	Operator Specialty Company, Inc.	U.S. Bank National Association	2008080579-9 5/21/2008	All assets.

Michigan Dept. of State	Operator Specialty Company, Inc.	Bank of America, N.A., as Administrative Agent	2008080580-2 5/21/2008	All assets.

California SOS	Pacific Zephyr Range Hood Inc.	Bank of America, N.A., as Administrative Agent	08-7158747108 5/20/2008	All assets.

California SOS	Pacific Zephyr Range Hood Inc.	U.S. Bank National Association	08-7158749746 5/20/2008	All assets.

California SOS	Panamax Inc.	Bank of America, N.A., as Administrative Agent	08-7158747087 5/20/2008	All assets.

[5]	Nortek is confirming filing will be terminated.

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
California SOS	Panamax Inc.	U.S. Bank National Association	08-7158749625 5/20/2008	All assets.

Delaware SOS	Rangaire GP, Inc.	U.S. Bank National Association	2008 1740719 5/20/2008	All assets.

Delaware SOS	Rangaire LP, Inc.	U.S. Bank National Association	2008 1740867 5/20/2008	All assets.

Delaware SOS	Rangaire LP, Inc.	Bank of America, N.A., as Administrative Agent	2008 1743838 5/20/2008	All assets.

Delaware SOS	Rangaire GP, Inc.	Bank of America, N.A., as Administrative Agent	2008 1743879 5/20/2008	All assets.

California SOS	Secure Wireless, Inc.	Bank of America, N.A., as Administrative Agent	08-7158746834 5/20/2008	All assets.

California SOS	Secure Wireless, Inc.	U.S. Bank National Association	08-7158749483 5/20/2008	All assets.

Delaware SOS	SpeakerCraft, Inc.	Hawthorne Machinery Co.	50218256 01/19/2005	Equipment

Delaware SOS	SpeakerCraft, Inc.	Hawthorne Machinery Co.	51020792 04/04/2005	Equipment

Delaware SOS	SpeakerCraft, Inc.	Hawthorne Machinery Co.	53958502 12/20/2005	Equipment

Delaware SOS	SpeakerCraft, Inc.	Hawthorne Machinery Co.	60561662 2/15/2006	Equipment

Delaware SOS	SpeakerCraft, Inc.	Hawthorne Machinery Co.	61899335 6/05/2006	Equipment

Delaware SOS	SpeakerCraft	Hawthorne Machinery Co.	63696184 10/24/2006	Equipment

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Delaware SOS	SpeakerCraft	Hawthorne Machinery Co.	2007 3225777 8/23/2007	Equipment

Delaware SOS	SpeakerCraft, Inc.	U.S. Bank National Association	2008 1740651 5/20/2008	All Assets.

Delaware SOS	SpeakerCraft, Inc.	Bank of America, N.A., as Administration Agent	2008 1743812 5/20/2008	All Assets.

Oklahoma – Oklahoma County Clerk	Temtrol, Inc.	U.S. Bank National Association	2008005826637 5/21/2008	All assets.

Oklahoma – Oklahoma County Clerk	Temtrol, Inc.	Bank of America, N.A., as Administrative Agent	2008005827032 5/21/2008	All assets.

Oklahoma – Oklahoma County Clerk	Temtrol, Inc.	Toyota Motor Credit Corporation	2008005907334 5/22/2008	Equipment

Delaware SOS	WDS LLC	U.S. Bank National Association	2008 1740677 5/20/2008	All assets.

Delaware SOS	WDS LLC	Bank of America, N.A., as Administrative Agent	2008 1743655 5/20/2008	All assets.

Missouri SOS	Webco, Inc.	U.S. Bank National Association	20080057279A 5/20/2008	All assets.

Missouri SOS	Webco, Inc.	Bank of America, N.A., as Administrative Agent	20080059097A 5/21/2008	All assets.

Missouri SOS	Webco, LLC	Core First Bank	20090070697A 7/16/2009	Equipment

California SOS	Xantech Corporation	Bank of America, N.A., as Administrative Agent	08-7158746713 5/20/2008	All assets.

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
California SOS	Xantech Corporation	U.S. Bank National Association	08-7158748856 5/20/2008	All assets.

California SOS	Zephyr Corporation	Leaf Funding, Inc.	0408660217 3/18/2004	Equipment

California SOS	Zephyr Corporation	US Bancorp	06-7066312920 4/14/2006	Equipment

California SOS	Zephyr Corporation	Bank of America, N.A., as Administrative Agent	08-7158746692 5/20/2008	All assets.

California SOS	Zephyr Corporation	U.S. Bank National Association	08-7158748614 5/20/2008	All assets.

Ontario	Broan-Nutone Canada Inc.	Bank of America, N.A., as Administrative Agent	646180497 20080618 1038 8028 0043

Saskatchewan	Venmar CES, Inc.	Venmar CES, Inc.	300338979

Quebec	Ventrol Air Handling Systems Inc./Systèmes De Traitement D’air Ventrol Inc.	Bank of America, N.A.	Conventional hypothec without delivery 08-0379802-0001

Quebec	Innergy Tech Inc.	Bank of America, N.A.	Conventional hypothec without delivery 08-0379802-0002

Quebec	Venmar Ventilation Inc.	Bank of America, N.A.	Conventional hypothec with delivery 08-0379802-0003

Quebec	Venmar CES, Inc.	Bank of America, N.A.	Conventional hypothec without delivery 08-0379802-0004

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Quebec	Venmar Ventilation (H.D.H.) Inc.	Bank of America, N.A.	Conventional hypothec without delivery 08-0379802-0005

Ontario (PPSA)	Broan-Nutone Canada Inc.	Summit Lease a Divison of Summit Ford Sales (1982) Limited	File No. 643456368	2007 Ford Mustang

Registration No. 20080318 1706 1462 0103 Term 8 years

Ontario (PPSA)	Broan-Nutone Canada Inc.	De Lage Landen Financial Services Canada Inc.	File No. 613515825	Equipment

20050321 1804 7029 2827 Term 6 years

Saskatchewan (PPSA)	Venmar CES, Inc.	Wajax Finance Ltd.	Registration No. 300116086 12/19/2006	Equipment

Saskatchewan (PPSA)	Venmar CES, Inc.	Dell Financial Services Canada Limited	Registration No. 300225062 9/18/2007	Equipment

Saskatchewan (PPSA)	Venmar CES, Inc.	IOS Financial Services	Registration No. 300502222 9/9/2009	Equipment

Saskatchewan (PPSA)	Venmar CES, Inc.	Pitney Bowes of Canada Ltee	Registration No. 300125789 1/22/2007	Equipment

Saskatchewan (PPSA)	Venmar CES, Inc.	Pitney Bowes of Canada Ltee	Registration No. 300125907 1/22/2007	Equipment

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Quebec (RPMRR)	Ventrol Air Handling Systems Inc.	Les Services Financiers	Registration No. 03-0029518-0001	Equipment

	Systemes de Traitement d’Air Ventrol Inc.	Caterpillar Limitee	1/22/2003 (expires 1/13/2013)

Quebec (RPMRR)	Systemes de Traitement d’Air Ventrol Inc.	Citicorp Vendor Finance, Ltd.	Registration No. 05-0635550-0001 11/8/2005 (expires 11/8/2009)	Movable property pursuant to a lease agreement dated 10/25/2005.

Quebec (RPMRR)	Ventrol Air Handling Systems Inc.	Citicorp Vendor Finance, Ltd.	Registration No. 06-0248992-0001	Equipment

	Systemes de Traitement d’Air Ventrol Inc.	Citicorp Finance Vendeur Ltee	5/5/2006 (expires 11/5/2011)

Quebec (RPMRR)	Systemes de Traitement d’Air Ventrol Inc.	Liftcapital Corporation	Registration No. 08-0341649-0001 6/11/2008 (expires 12/31/2013)	Equipment

Quebec (RPMRR)	Innergy Tech Inc.	Kinecor LP	Registration No. 06-0502792-0001 8/31/2006 (expires 8/30/2016)	Consignment Contract for equipment.

Quebec (RPMRR)	Innergy Tech Inc.	Location Plafolift Inc.	Registration No. 08-0005098-0001 1/7/2008 (expires 1/7/2017)	Equipment

Quebec (RPMRR)	Innergy Tech Inc.	Kinecor LP	Registration No. 08-0027111-0001 1/17/2008 (expires 1/17/2018)	Consignment Contract for equipment.

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Quebec (RPMRR)	Innergy Tech Inc.	Coroplast, Inc.	Registration No. 09-0147447-0001 3/23/2009 (expires 3/22/2019)	Equipment

Quebec (RPMRR)	Venmar Ventilation Inc.	Xerox Canada Ltd.	Registration No. 06-0174119-0022 4/4/2006 (expires 3/30/2011)	Equipment

Quebec (RPMRR)	Venmar Ventilation Inc.	Xerox Canada Ltd.	Registration No. 06-0731287-0020 12/20/2006 (expires 12/20/2012)	Equipment

Quebec (RPMRR)	Venmar Ventilation Inc.	Xerox Canada Ltd.	Registration No. 07-0230142-0004 4/30/2007 (expires 4/28/2011)	Equipment

Quebec (RPMRR)	Venmar Ventilation Inc.	Xerox Canada Ltd.	Registration No. 07-0230142-0001 4/30/2007 (expires 4/28/2013)	Equipment

Quebec (RPMRR)	Venmar Ventilation Inc.	Xerox Canada Ltd.	Registration No. 08-0388620-0003 7/4/2008 (expires 7/3/2014)	Equipment

Quebec (RPMRR)	Venmar CES, Inc.	Citicorp Vendor Finance, Ltd. Citicorp Finance Vendeur Ltee	Registration No. 06-0095190-006 2/24/2006 (expires 2/23/2010)	Equipment

Filing Office	Debtor	Secured Party	Filing No./Date	Collateral
Quebec (RPMRR)	Venmar CES, Inc.	Ryder Finance Corporation	Registration No. 06-0251729-0001 5/8/2006 (expires 5/8/2013)	Equipment

Quebec (RPMRR)	Venmar CES, Inc.	Citicorp Vendor Finance, Ltd.	Registration No. 06-0482353-0001 8/22/2006 (expires 8/21/2013)	Equipment

Quebec (RPMRR)	Venmar CES, Inc.	Financement d’Équipement Générale Électrique Canada S.E.N.C.	Registration No. 07-0657278-0001 11/15/2007 (expires 11/13/2013)	Equipment

Quebec (RPMRR)	Venmar CES, Inc.	Financement d’Équipement Générale Électrique Canada S.E.N.C.	Registration No. 07-0657291-0001 11/15/2007 (expires 11/8/2013)	Equipment

Schedule 7.02
Existing Investments

1997	Investment by Nortek, Inc. in Oak Ridge Capital — Realco in connection with the acquisition of the stock of Ply Gem Industries, Inc.	$384,000

2005-2008	Investment by Broan-NuTone LLC in Broan Building Products (Huizhou) Co., Ltd. in connection with the establishment of a manufacturing facility in China.	$4,034,000

2009	Investment by Nortek, Inc. in Nortek (Shanghai) Trading, Ltd. in connection with the formation of a trading F.I.C.E. in China.	$150,000

2009	Investment by Ventrol Air Handling Systems Inc. in Nortek International Holdings, B.V. for working capital for its subsidiaries.	C$3,353,368

Schedule 7.03(b)
Indebtedness
Intercompany Note, dated as of the Closing Date, among Nortek, Inc. and the Guarantors.
Earn-outs and contingent consideration under certain agreements entered into prior to the Closing Date in connection with the acquisition of Imerge Ltd, Lite Touch, Inc., HomeLogic, LLC (now part of Elan Home Systems, L.L.C.) in an amount of up to $11.25 million.
Other Indebtedness

	BALANCE/CAPITALIZED
	AMOUNT @
SUBSIDIARY (Debtor)	11/28/09	RATE	TERM	COLLATERAL
BROAN-NUTONE LLC:
Creditor/Obligation: Zephyr & Pacific Acquisition Notes	—	6.0%	1/2 Due 11/08; 11/09	Unsecured

BEST S.P.A.:
Creditor/Obligation: Short-Term Borrowings With Various Foreign Banks	17,330	Varies	Lines of Credit	Accounts Receivable

Creditor/Obligation: BNL Short Term Borrowing	2,844	5.50%	Dec. 2009	Unsecured
Creditor/Obligation: Banca della Marche (new 3Q05)	482	6 month Euroribor + 1.25%	7/2005-7/2010	Unsecured
Creditor/Obligation: Banca Pop AN (new 4Q05)	998	3 month Euroribor + 0.75%	12/2005-10/2010	Unsecured
Creditor/Obligation: Banca di Roma (new 1Q06) — (POLAND)	2,404	6 month Euroribor + 0.65%	3/15/11	Unsecured
Creditor/Obligation: Banca di Roma (new 3Q07) — (Metaltecnica))	2,694	6 month Euroribor + 0.65%	9/1/12	Unsecured
Creditor/Obligation: Banca Pop AN (new 4Q07) — acquisitions	2,833	3 month Euroribor + 0.75%	10/2007 - 10/2012	Unsecured
Creditor/Obligation: Capital Lease — BMW (new 1Q06)	160	Varies	Varies	Equipment
Creditor/Obligation: Capitalized Leases — Combiparts	677	Varies	Varies	Equipment

	30,422

STILPOL S.P.ZO.O.
Creditor/Obligation: Fortis Bank (new 3Q07) — Stilpol	572	1 month WIBOR + 2.5%	7/2007 - 8/2012	Mortgage
Creditor/Obligation:Capitalized Leases — Stilpol	145	Varies	Varies	Equipment
	717

NORDYNE LLC:
Creditor/Obligation: Boonville Warehouse Facility	3,041	LIBOR	12/04-11/19	Facility
Creditor/Obligation: Poplar Bluff Facility Lease	3,995	9.5%	11/00 to 11/15	Facility
Creditor/Obligation: Poplar Bluff Facility Addendum	4,400	5.75%	6/2004 - 10/2015	Facility
Creditor/Obligation: Dyersburg Facility Lease (Due 2013)	4,031	5.725%	8/03 - 7/2013	Facility

	BALANCE/CAPITALIZED
	AMOUNT @
SUBSIDIARY (Debtor)	11/28/09	RATE	TERM	COLLATERAL
Creditor/Obligation: Dyersburg Facility Lease (Due 2018)	1,010	6.00%	8/03 - 7/2018	Facility

	16,477

ELAN HOME SYSTEMS, L.L.C.:

Creditor/Obligation: Capital Lease — Phone System	45	6.02%	60 Month (June06?)	Equipment

Creditor/Obligation: Note Payable - Herman/Duncan (HomeLogic)	1,000	6.00%	July 2011	Unsecured

	1,045

MAGENTA RESEARCH LTD.:

Creditor/Obligation: Capital Lease	1,488	7.25%	9/2005 - 9/2015	Building

ZEPHYR VENTILATION, LLC:
Creditor/Obligation: Auto Loan	27	Ranging from 2.9% to 13.99%	1 in 2010; 2 in 2011	Respective Vehicles

AIGIS MECHTRONICS, INC.

Creditor/Obligation: OAM Partners (Total $642k)	642	6.0%	July 2011	Unsecured
Creditor/Obligation: OAM Partners - Reserve (Amortizes until 2011)	(284)	6.0%	July 2011	Unsecured

Creditor/Obligation: Pentad Holdings	434	6.0%	July 2011	Unsecured

Creditor/Obligation: Salem Capital Partners	851	6.0%	July 2011	Unsecured

Creditor/Obligation: K. Todd	111	6.0%	July 2011	Unsecured

Creditor/Obligation: D. Myers	100	6.0%	July 2011	Unsecured

Creditor/Obligation: B. Kauffman	44	6.0%	July 2011	Unsecured

Creditor/Obligation: J. Fleming	67	6.0%	July 2011	Unsecured

Creditor/Obligation: P. Katsaros	82	6.0%	July 2011	Unsecured

	2,047

Schedule 7.05
Dispositions
None.

Schedule 7.08
Transactions with Affiliates
None.

Schedule 7.09
Burdensome Agreements
Indenture, dated as of December 17, 2009, among Nortek, Inc., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee.
Collateral Agreement, dated as of December 17, 2009, among Nortek, Inc., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee.

Schedule 11.02
Administrative Agent’s Office, Certain Addresses for Notices6
TO BORROWER, AGENT OR ANY BORROWER:
c/o Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903
Attention: Kevin W. Donnelly
Facsimile: 401-751-4610
with a copy to (which shall not constitute notice):
Weil, Gotshal & Manges, LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
Attention: Angela L. Fontana
Facsimile: 214-746-7777
COLLATERAL AGENTS:
Bank of America, N.A.
335 Madison Avenue
New York, NY 10017
Attention: Robert Anchundia
Telephone: 212-503-7483
Facsimile: 212-503-7330
Electronic Mail: robert.anchundia@bankofamerica.com
General Electric Capital Corporation
299 Park Avenue, 3-7
New York, NY 10171
Attention: Denis Collins
Telephone: 646-428-7062
Facsimile: 646-428-7094
Electronic Mail: denis.collins@ge.com
Wells Fargo Foothill, LLC
2450 Colorado Ave.
Suite 3000W
Santa Monica, CA 90404
Attention: Ilene Silberman

[6]	Lenders are in control of this schedule and will provide final comments soon.

Telephone: 310-453-7460
Facsimile: 866-358-0919
Electronic Mail: ilene.silberman@wellsfargo.com
Administrative Agent’s Office
(for payments and Requests for Credit Extensions in respect of the Revolving Credit Facility (other than the Canadian Revolving Credit Facility) and U.S. Swing Line Lender):
Bank of America, N.A.
20975 Swenson Drive
Waukesha, WI 53186
Attention: Jamie Epping, Credit Services Representative II
Telephone: 262-798-4829
Telecopier: 312-453-6631
Electronic Mail: jamie.epping@bankofamerica.com
Payment Instructions:
Bank of America, N.A.
100 West 33rd Street
New York, NY
ABA #: 026009593
Account Name: Bank of America
Business Capital
Account #: 9369337536
Reference: Bank of America Business
Capital and Nortek, Inc.
(for payments and Requests for Credit Extensions in respect of the Canadian Revolving Credit Facility)
[and Canadian Swingline Lender]:
Bank of America, N.A. (acting through its Canada branch)
200 Front Street West
Suite 2700
Toronto, Ontario M5V 3L2
Attention: Teresa Tsui
Facsimile: 416-349-4282
Electronic Mail
Payment Instructions:
CANADIAN DOLLARS: Wire payment of funds to:
LVTS – Large Value Transfer System
Bank of America Canada

200 Front Street West
Toronto, Ontario
Attention: Loans Department
TRANSIT #: 01342-241, Acct #: 90083255
SWIFT CODE: BOFACATT
Reference: Ventrol Air Handling Systems Inc.
U.S. DOLLARS: Wire payment of funds to:
Bank of America, N.A., New York
ABA# 026009593
335 Madison Avenue
New York, N.Y. 10017
SWIFT CODE: BOFAUS3N
For the Account of: Bank of America N.A.,
(acting through its Canada Branch)
Account #: 65502-01805
SWIFT CODE: BOFACATT
Reference: Ventrol Air Handling Systems Inc.
Other Notices as Administrative Agent:
Bank of America, N.A.
20975 Swenson Drive
Waukesha, WI 53186
Attention: Jamie Epping, Credit Services Representative II
Telephone: 262-798-4829
Telecopier: 312-453-6631
Electronic Mail: jamie.epping@bankofamerica.com
with a copy to:
Bank of America, N.A.
335 Madison Avenue
New York, NY 10017
Attention: Robert Anchundia
Telephone: 212-503-7483
Facsimile: 212-503-7330
Electronic Mail: robert.anchundia@bankofamercia.com

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date: ____________, ______
To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
          Reference is made to that certain Credit Agreement, dated as of December [___], 2009 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; unless otherwise defined herein, the terms defined therein being used herein as therein defined), among Nortek, Inc., a Delaware corporation (the “Specified U.S. Borrower”), Ventrol Air Handling Systems Inc. (the “Canadian Borrower”), the other Borrowers from time to time party thereto, Bank of America, N.A., as Administrative Agent, the Lenders and L/C Issuers from time to time party thereto, and the other agents party thereto.
           The undersigned hereby requests (select one):
☐	A Borrowing of [U.S.][Canadian] Revolving Credit Loans

☐	A conversion of [Type of Loans]

☐	A continuation of [Eurodollar][BA] Rate Loans
1.	On (a Business Day)(the “Credit Date”).

2.	In the principal amount of [$][Cdn. $] .

3.	Consisting of .
[Type of Loan requested]

4.	[For Eurodollar Rate Loans and BA Rate Loans] With an Interest Period of days.
           The [U.S.][Canadian] Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01[(a)][(b)] of the Credit Agreement.

Form of Committed Loan Notice

A-1

          The [Specified U.S.][Canadian] Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b) and (d) of the Credit Agreement shall be satisfied on and as of the Credit Date.

[NORTEK, INC.][VENTROL AIR HANDLING SYSTEMS INC.]
By:

Name:

Title:

Form of Committed Loan Notice

A-2

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date:                                         ,
To: Bank of America, N.A., as [U.S.][Canadian] Swing Line Lender Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
          Reference is made to that certain Credit Agreement, dated as of December [___], 2009 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; unless otherwise defined herein, the terms defined therein being used herein as therein defined), among Nortek, Inc., a Delaware corporation (the “Specified U.S. Borrower”), Ventrol Air Handling Systems Inc. (the “Canadian Borrower”), the other Borrowers from time to time party thereto, Bank of America, N.A., as Administrative Agent, the Lenders and L/C Issuers from time to time party thereto, and the other agents party thereto.
          The undersigned hereby requests a [U.S.][Canadian] Swing Line Loan:
1.	On (a Business Day)(the “Credit Date”).

2.	In the amount of [$][Cdn. $] .
          The [U.S.][Canadian] Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04[(A)(a)][(B)(a)] of the Credit Agreement.
          The [Specified U.S.][Canadian] Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a),(b) and (d) of the Credit Agreement shall be satisfied on and as of the Credit Date.

[NORTEK, INC.][VENTROL AIR HANDLING SYSTEMS INC.]
By:

Name:

Title:

Form of Swing Line Loan Notice

B-1

EXHIBIT C-1
FORM OF U.S. REVOLVING CREDIT NOTE

$[___,___,___]	, ___
          FOR VALUE RECEIVED, the undersigned (the “Borrower”), for itself and as Borrower Agent under this Note for the U.S. Borrowers, HEREBY PROMISES TO PAY to                                          or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each U.S. Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of December [___], 2009 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; unless otherwise defined herein, the terms defined therein being used herein as therein defined), among the Borrower, Ventrol Air Handling Systems Inc. (the “Canadian Borrower”), the other Loan Parties from time to time party thereto, Bank of America, N.A., as Administrative Agent, the lenders and L/C Issuers from time to time party thereto, and the other agents party thereto.
          The Borrower promises to pay interest on the unpaid principal amount of each U.S. Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. Except as otherwise provided in Section 2.04(A)(f) of the Credit Agreement with respect to U.S. Swing Line Loans, all payments of principal and interest with respect to the U.S. Loans made by the Lender shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
          This U.S. Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This U.S. Revolving Credit Note is also entitled to the benefits of the U.S. Guaranty and is secured by the U.S. Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this U.S. Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. U.S. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this U.S. Revolving Credit Note and endorse thereon the date, Type, amount and maturity of its U.S. Loans and payments with respect thereto.
          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this U.S. Revolving Credit Note.
Form of U.S. Revolving Credit Note

C-1-1

          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

NORTEK, INC., as the Specified U.S. Borrower
By:

Name:

Title:

NORTEK, INC., as Borrower Agent under this Note for the U.S. Borrowers
By:

Name:

Title:

Form of U.S. Revolving Credit Note

C-1-2

U.S. LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of Loan	Amount of	Interest	Interest Paid	Balance	Notation
Date	Made	Loan Made	Period	This Date	This Date	Made By

Form of U.S. Revolving Credit Note

C-1-3

EXHIBIT C-2
FORM OF CANADIAN REVOLVING CREDIT NOTE

[U.S.] [Cdn.] $[___,___,___]	, ___
          FOR VALUE RECEIVED, the undersigned (the “Borrower”), HEREBY PROMISES TO PAY to                                          or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Canadian Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of December [___], 2009 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; unless otherwise defined herein, the terms defined therein being used herein as therein defined), among Nortek, Inc., a Delaware corporation (the “Specified U.S. Borrower”), the Borrower, the other Loan Parties from time to time party thereto, Bank of America, N.A., as Administrative Agent, the lenders and L/C Issuers from time to time party thereto, and the other agents party thereto.
          The Borrower promises to pay interest on the unpaid principal amount of each Canadian Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. Except as otherwise provided in Section 2.04(B)(f) of the Credit Agreement with respect to Canadian Swing Line Loans, all payments of principal and interest with respect to each Canadian Loan made by the Lender shall be made to the Administrative Agent for the account of the Lender in Dollars or Canadian Dollars, as applicable, in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
          This Canadian Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Canadian Revolving Credit Note is also entitled to the benefits of the Guaranties and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Canadian Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Canadian Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Canadian Revolving Credit Note and endorse thereon the date, Type, amount and maturity of its Canadian Loans and payments with respect thereto.
          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Canadian Revolving Credit Note.
Form of Canadian Revolving Credit Note

C-2-1

          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

VENTROL AIR HANDLING SYSTEMS INC.
By:

Name:

Title:

Form of Canadian Revolving Credit Note

C-2-2

CANADIAN LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of Loan	Amount of	Interest	Interest Paid	Balance	Notation
Date	Made	Loan Made	Period	This Date	This Date	Made By

Form of Canadian Revolving Credit Note

C-2-3

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     , ____
To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
          Reference is made to that certain Credit Agreement, dated as of December [___], 2009 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; unless otherwise defined herein, the terms defined therein being used herein as therein defined), among Nortek, Inc., a Delaware corporation (the “Specified U.S. Borrower”), Ventrol Air Handling Systems Inc. (the “Canadian Borrower”), the other Borrowers from time to time party thereto, Bank of America, N.A., as Administrative Agent, the Lenders and L/C Issuers from time to time party thereto, and the other agents party thereto.
          The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                              of the Specified U.S. Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Specified U.S. Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
          1. [The Specified U.S. Borrower has delivered the year-end audited consolidated financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Specified U.S. Borrower ended as of the above date, together with the report and opinion of [Ernst & Young LLP][an independent certified public accountant of nationally recognized standing] required by such section, prepared in accordance with generally accepted auditing standards and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of the audit.]
[Use following paragraph 1 for fiscal quarter-end financial statements]
          1. [The Specified U.S. Borrower has delivered the unaudited consolidated financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Specified U.S. Borrower ended as of the above date. Such consolidated financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Specified U.S. Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]
          [Add the following statement to paragraph 1 for Compliance Certificates delivered with financial statements required under Section 6.01(a) or (b) of the Credit Agreement when a Covenant Trigger Event has occurred and is continuing and there has been a change in generally accepted accounting principles used in the preparation of such financial statements, if necessary for the determination of compliance with Section 7.11 of the Credit Agreement]
          [There has been a change in the generally accepted accounting principles used in the preparation of such financial statements, and a statement of reconciliation conforming such financial statements to GAAP is attached hereto.]
Form of Compliance Certificate

          [Use the following statements, as applicable, for Compliance Certificates delivered with financial statements required under Section 6.01(a) or (b) of the Credit Agreement]
          2. [The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Specified U.S. Borrower and its Subsidiaries during the accounting period covered by such financial statements.]
          3. [A review of the activities of the Specified U.S. Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Specified U.S. Borrower and the other Loan Parties performed and observed all its Obligations under the Loan Documents, and
[select one:]
          [to the best knowledge of the undersigned, during such fiscal period the Specified U.S. Borrower and the other Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
          [to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status and the actions that the Specified U.S. Borrower and its Subsidiaries proposes to take with respect thereto:]]
          [Use the following statement for Compliance Certificates delivered with financial statements required under Section 6.01(a) or (b) of the Credit Agreement and calculations required under Section 7.02(n)(iii) or 7.06(f) of the Credit Agreement]
          4. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.
          [Use the following statement, if applicable, for Compliance Certificates delivered with financial statements required under Section 6.01(a) or (b) of the Credit Agreement]
          5. [Attached hereto as Schedule 3 is a description of each event, condition or circumstance during the past fiscal quarter requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement.]
          IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                                         ,                     .
Form of Compliance Certificate

NORTEK, INC.
By:

Name:

Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________, ____ (“Statement Date”)
SCHEDULE 11
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11 – Consolidated Fixed Charge Coverage Ratio.

	A.	1.	Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”):	$

		2.	The aggregate amount of all Capital Expenditures for Subject Period:	$

		3.	Taxes paid or payable in cash (net of refunds received or receivable) for Subject Period:	$

		4.	Line I.A.1 – (Line I.A.2 + Line I.A.3):	$

	B.	The sum of:

		1.	Consolidated Net Cash Interest Charges for Subject Period:	$

		2.	The aggregate principal amount of all Mandatory Principal Payments, but excluding (A) any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.03, (B) any such payments in respect of seller notes, earn-outs or the Existing Credit Facility in each case made before the Closing Date, for the Subject Period and (C) the amount of Consolidated Net Cash Interest Charges and Mandatory Principal Payments attributable to the 2011 Senior Subordinated Notes, the 2014 Senior Subordinated Notes, the 10 3/4% Senior Discount Notes due 2014 of NTK Holdings, Inc. and other Indebtedness of NTK Holdings, Inc. that in each case have been converted into new common equity of the Specified U.S. Borrower or otherwise extinguished pursuant to the Approved Plan of Reorganization.	$

		3.	Line II.B.1 + Line II.B.2:	$

	C.	Consolidated Interest Coverage Ratio (Line I.A.4 ÷ Line I.B.3):		____ to 1

Minimum required:

[1]	This form of Schedule is for template purposes only and does not in any way amend, supersede or otherwise modify any provisions in the Credit Agreement relating to the calculation of Consolidated Fixed Charge Coverage Ratio or any components thereof.

Form of Compliance Certificate

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio

When a Covenant Trigger Event has occurred and is continuing	1.1 to 1.0

Form of Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 22
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Credit Agreement)

Twelve
Consolidated	Quarter	Quarter	Quarter	Quarter	Months
EBITDA	Ended	Ended	Ended	Ended	Ended
Consolidated Net Income

+ consolidated interest expenses

+ provision for taxes based on income/profits

+ depreciation, amortization and other non-cash expenses

+ reasonable expenses, fees or charges related to the Transactions or any acquisition or Investment

+ non-recurring cash charges up to an aggregate of $3,000,000 in one fiscal year

- non-cash items increasing such Consolidated Net Income for the Subject

[2]	This form of Schedule is for template purposes only and does not in any way amend, supersede or otherwise modify any provisions in the Credit Agreement relating to the calculation of Consolidated EBITDA or any components thereof.

Form of Compliance Certificate

Twelve
Consolidated	Quarter	Quarter	Quarter	Quarter	Months
EBITDA	Ended	Ended	Ended	Ended	Ended
Period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any period

= Consolidated EBITDA

Form of Compliance Certificate

EXHIBIT E-1
FORM OF ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
Form of Assignment and Assumption

E-1-1

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of December [___], 2009 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Nortek, Inc., a Delaware corporation (the “Specified U.S. Borrower”), Ventrol Air Handling Systems Inc. (the “Canadian Borrower”), the other Borrowers from time to time party thereto, Bank of America, N.A., as Administrative Agent, the Lenders and L/C Issuers from time to time party thereto, and the other agents party thereto.

6.	Assigned Interest:

			Aggregate		Percentage
			Amount of	Amount of	Assigned of
		Facility	Commitment/Loans	Commitment/Loans	Commitment/	CUSIP
Assignor[s][5]	Assignee[s][6]	Assigned[7]	for all Lenders[8]	Assigned	Loans[9]	Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ][10]
Effective Date:                                         , 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. U.S. Revolving Credit Facility Loans, Canadian Revolving Credit Facility Loans etc.)

[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
Form of Assignment and Assumption

E-1-2

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]11 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:

[Consented to:]
[BANK OF AMERICA, N.A.] [BANK OF AMERICA, N.A. (acting through its Canada branch] [Insert name of other Lender or Affiliate acting as L/C Issuer], as [U.S. L/C Issuer] [Canadian L/C Issuer]12 or [U.S. Swing Line Lender] [Canadian Swing Line Lender]13

By:
Title:

[Consented to:]
[[NORTEK, INC.] [VENTROL AIR HANDLING SYSTEMS INC.], as Borrower]14

[11]	To be added only if the assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

[12]	To be added only if the assignment increases the obligation of the Assignee to participate in exposure under one or more Letters of Credit (whether or not now outstanding).

[13]	To be added only if the assignment is in respect of the Revolving Credit Facility.

Form of Assignment and Assumption

E-1-3

By:
Title:

[14]	To be added unless an Event of Default has occurred and is continuing at time of assignment or such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.
Form of Assignment and Assumption

E-1-4

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
          Credit Agreement, dated as of December [                    ], 2009 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; unless otherwise defined herein, the terms defined therein being used herein as therein defined), among Nortek, Inc., a Delaware corporation (the “Specified U.S. Borrower”), Ventrol Air Handling Systems Inc. (the “Canadian Borrower”), the other Borrowers from time to time party thereto, Bank of America, N.A., as Administrative Agent, the Lenders and L/C Issuers from time to time party thereto, and the other agents party thereto.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or

Form of Assignment and Assumption

E-1-5

not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

E-1-6

EXHIBIT E-2
FORM OF ADMINISTRATIVE QUESTIONNAIRE

I. Borrower Name:	«FullCompanyName»
«FacilityAmount»

II. Legal Name of Lender for Signature Page:

III. Domestic Address:	IV. Eurodollar Address:

V. Contact Information:

	Credit Contact	Operations Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address

	Secondary Credit	Secondary	Draft Documentation
	Contact	Operations Contact	Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address

Form of Administrative Questionnaire

E-2-1

VI. Lender’s Fed Wire Payment Instructions:
Pay to:

(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

VII. Lender’s Standby L/C Fed Wire Payment Instructions (if applicable):
Pay to:

(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

VIII. Organizational Structure:
Type of Entity:

Lender’s Tax ID:

IX. Name of Authorized Officer:

Name:

Signature:

Date:

Form of Administrative Questionnaire

E-2-2

X. Bank of America Contact Information:

Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address

X. Bank of America Payment Instructions:

Pay to:	Sent under separate cover
PLEASE RETURN COMPLETED LENDER’S INFORMATION AND TAX FORM TO:

Form of Administrative Questionnaire

E-2-3

EXHIBIT F-1
U.S. GUARANTY
Dated as of December 17, 2009
From
THE GUARANTORS NAMED HEREIN
and
THE ADDITIONAL GUARANTORS REFERRED TO HEREIN
as Guarantors
in favor of
THE SECURED PARTIES REFERRED TO IN
THE CREDIT AGREEMENT REFERRED TO HEREIN

F-1-2

U.S. GUARANTY
          U.S. GUARANTY, dated as of December 17, 2009, made by Nortek, Inc. (the “Specified U.S. Borrower”), the Persons listed on the signature pages hereof and the Additional Guarantors (as defined in Section 8(b)) (the Specified U.S. Borrower, such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of the Secured Parties (as defined in the Credit Agreement referred to below).
          PRELIMINARY STATEMENT. The Specified U.S. Borrower and the other Loan Parties party thereto are parties to a Credit Agreement, dated as of December 17, 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), with certain Lenders party thereto, Bank of America, N.A., as Administrative Agent for such Lenders, and the Collateral Agents party thereto. Each Guarantor may receive, directly or indirectly, a portion of the proceeds of the Loans under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Loans by Lenders and the issuance of Letters of Credit by the L/C Issuers under the Credit Agreement, the entry by the Hedge Banks into Secured Hedge Agreements and the entry by the Cash Management Banks into Secured Cash Management Agreements from time to time, that each Guarantor shall have executed and delivered this Guaranty.
          NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit under the Credit Agreement, the Hedge Banks to enter into Secured Hedge Agreements and the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:
          Section 1. Guaranty; Limitation of Liability. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all documented out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

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          (b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.
          Section 2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrowers or any other Loan Party or whether any Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses (other than indefeasible payment in full of the Guaranteed Obligations) it may now have or hereafter acquire in any way relating to, any or all of the following:
     (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
     (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
     (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other

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disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;
     (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
     (f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);
     (g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
     (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
          Section 3. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
          (b) Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any

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defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
          (d) Each Guarantor acknowledges that the Administrative Agent may, in accordance with the terms of the Loan Documents, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives, to the fullest extent permitted by law, any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Law.
          (e) Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.
          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.
          Section 4. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrowers, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrowers, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrowers, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until (i) the Aggregate Commitments shall have been terminated and all Obligations shall have been paid in full (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and (ii) all Letters of Credit shall have terminated or expired (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made). If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all

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Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) the Aggregate Commitments shall have been terminated and all Obligations shall have been paid in full (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and (iii) all Letters of Credit shall have terminated or expired (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
          Section 5. Payments Free and Clear of Taxes, Etc. Any and all payments made by any Guarantor under or in respect of this Guaranty or any other Loan Document shall be made in accordance with Sections 2.12 and 3.01 of the Credit Agreement, and such Guarantor shall make such payments free and clear of and without deduction for any and all present or future Taxes and shall indemnify each Secured Party for Indemnified Taxes and Other Taxes, in each case on the same terms and to the same extent that payments by the Borrowers are required to be made free and clear of such Taxes or the Borrowers are required to indemnify such Indemnified Taxes and Other Taxes, pursuant to the terms of the Credit Agreement.
          Section 6. Representations and Warranties. Each Guarantor hereby makes each representation and warranty made in the Loan Documents by the Borrowers with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:
     (a) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.
     (b) Each Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be reasonably familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

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          Section 7. Covenants. Each Guarantor covenants and agrees that, until (i) the Aggregate Commitments shall have been terminated and all Obligations shall have been paid in full (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and (ii) all Letters of Credit shall have terminated or expired (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrowers have agreed to cause such Guarantor or such Subsidiaries to perform or observe.
          Section 8. Amendments, Guaranty Supplements, Etc. (a) No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing executed in accordance with and subject to the terms and conditions of Section 11.01 of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          (b) Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “U.S. Guarantor” or a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “U.S. Guaranty”, ”thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
          Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to the appropriate recipient, if to any Guarantor, addressed to it in care of the Borrowers at the Borrowers’ addresses specified in Section 11.02 of the Credit Agreement, if to the Administrative Agent or any Lender, at its address specified in Section 11.02 of the Credit Agreement, if to any Hedge Bank, at its address specified in the Secured Hedge Agreement to which it is a party, if to any Cash Management Bank, at its address specified in the Secured Cash Management Agreement to which it is a party, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively. Delivery by telecopier, or in “pdf” or similar format by electronic mail of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

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          Section 10. No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 11. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such L/C Issuer or such Affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether such Lender, such L/C Issuer or such Affiliate shall have made any demand under this Guaranty or any other Loan Document and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify such Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.
          Section 12. Indemnification. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, jointly and severally indemnify and hold harmless each Secured Party and their respective Related Parties (each, an “Indemnified Party”) from any and all claims, damages, losses, liabilities and reasonably related expenses (including, without limitation, reasonable and documented fees and out-of-pocket expenses of counsel) that may be incurred by or asserted against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or (y) result from a claim brought by such Guarantor against an Indemnified Party for breach of such Indemnified Party’s obligations hereunder or under any Loan Document, if such Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (b) Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Related Parties, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages, in each case arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Loans or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

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          (c) Without prejudice to the survival of any of the other agreements of any Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.
          Section 13. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:
     (a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
     (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
     (c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
     (d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
          Section 14. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the termination of the Aggregate Commitments and payment in full of all Obligations and the

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expiration or termination of all Letters of Credit, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 11.06 of the Credit Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.
          Section 15. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier or in “pdf” or similar format by electronic mail shall be effective as delivery of an original executed counterpart of this Guaranty.
          Section 16. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.
          (b) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document in the courts of any jurisdiction.
          (c) Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

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          (d) EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE CREDIT EXTENSIONS OR THE ACTIONS OF ANY SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

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          IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

NORTEK, INC.
By:
	Name:	Edward J. Cooney
	Title:	Vice President

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AIGIS MECHTRONICS, INC.
BROAN-MEXICO HOLDINGS, INC.
BROAN-NUTONE LLC
BROAN-NUTONE STORAGE SOLUTIONS LP
CES GROUP, INC.
CES INTERNATIONAL LTD.
CLEANPAK INTERNATIONAL, INC.
ELAN HOME SYSTEMS, L.L.C.
GATES THAT OPEN, LLC
GEFEN, LLC
GOVERNAIR CORPORATION
HC INSTALLATIONS, INC.
HUNTAIR, INC.
INTERNATIONAL ELECTRONICS, LLC
LINEAR LLC
LITE TOUCH, INC.
MAGENTA RESEARCH LTD.
MAMMOTH-WEBCO, INC.
NILES AUDIO CORPORATION
NORDYNE LLC
NORDYNE INTERNATIONAL, INC.
NORTEK LNTERNATIONAL, INC.
NUTONE LLC
OMNIMOUNT SYSTEMS, INC.
OPERATOR SPECIALTY COMPANY, INC.
PACIFIC ZEPHYR RANGE HOOD INC.
PANAMAX LLC
RANGAIRE GP, INC.
RANGAIRE LP, INC.
SECURE WIRELESS, INC.
SPEAKERCRAFT, LLC
TEMTROL, INC.
XANTECH LLC
ZEPHYR VENTILATION, LLC

By:
	Name:	Edward J. Cooney
	Title:	Vice President & Treasurer

(of entity listed or as an officer of the managing member, sole member or general partner)
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Exhibit A
To The
U.S. Guaranty
FORM OF U.S. GUARANTY SUPPLEMENT
                                              ,
Bank of America, N.A., as Administrative Agent
[Address of Administrative Agent]
Attention:
Credit Agreement, dated as of December 17, 2009, among
Nortek, Inc., a Delaware corporation (the “Specified U.S. Borrower”), the other
Loan Parties thereto, the Lenders party to the Credit Agreement,
Bank of America, N.A., as Administrative Agent for the Lenders,
and the Collateral Agents party thereto.
Ladies and Gentlemen:
     Reference is made to the above-captioned Credit Agreement and to the U.S. Guaranty referred to therein (such U.S. Guaranty, as in effect on the date hereof and as it may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “U.S. Guaranty”). The capitalized terms defined in the U.S. Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
     Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all documented out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the U.S. Guaranty, any Secured Hedge Agreement or any Secured Cash Management Agreement or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
 F-1-15

     (b) The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the U.S. Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the U.S. Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the U.S. Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the U.S. Guaranty not constituting a fraudulent transfer or conveyance.
     (c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the U.S. Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.
     Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the U.S. Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the U.S. Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “U.S. Guarantor”, a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.
     Section 3. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 6 of the U.S. Guaranty to the same extent as each other Guarantor.
     Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or in “pdf” or similar format by electronic mail shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.
     Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
     (b) The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the U.S. Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and
 F-1-16

unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or the U.S. Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the U.S. Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.
     (c) The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the U.S. Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
     (d) THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE CREDIT EXTENSIONS OR THE ACTIONS OF ANY SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours, [NAME OF ADDITIONAL GUARANTOR]
By
Title:

 F-1-17

EXHIBIT G-1
FORM OF U.S. SECURITY AGREEMENT

Form of U.S. Security Agreement

G-1-1

EXHIBIT H
FORM OF MORTGAGE
[FIRST LIEN] MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING ([ ])
by and from
[                                        ], “Mortgagor”
to
[U.S. BANK NATIONAL ASSOCIATION/BANK OF AMERICA, N.A.], in its capacity as Agent,
"Mortgagee”
Dated as of [                                         ___, 2010],

Location:	[ ]
Municipality:	[ ]
County:	[ ]
State:	[ ]
[insert only if Mortgage is capped: THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS
SECURED BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY THIS
MORTGAGE IS $                                         .]
THIS INSTRUMENT IS EXEMPT FROM RECORDATION TAXES PURSUANT TO
SECTIONS 105(a) AND 1146(a) OF THE UNITED STATES BANKRUPTCY CODE.
THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING TO BE INDEXED
AGAINST THE RECORD OWNER OF THE REAL ESTATE DESCRIBED HEREIN.
THIS MORTGAGE IS SUBJECT TO THE PROVISIONS OF THE LIEN SUBORDINATION
AND INTERCREDITOR AGREEMENT DATED AS OF [ , 2009] AMONG NORTEK, INC.,
OTHER SUBSIDIARIES OF NORTEK, INC. NAMED THEREIN, BANK OF AMERICA, N.A.,
AS COLLATERAL AGENT FOR THE REVOLVING CREDIT FACILITY SECURED PARTIES
REFERRED TO THEREIN, AND U.S. BANK NATIONAL ASSOCIATION AS NOTEHOLDER
COLLATERAL AGENT, AS MORE FULLY SET FORTH IN SECTION 2.4 HEREOF.
PREPARED BY, RECORDING REQUESTED BY,
AND WHEN RECORDED MAIL TO:
[First lien only: Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas New York, NY 10019-6064
Attention: [                    ]
[Second lien only: Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022-6069
Attention: Malcolm K. Montgomery, Esq.
File #                                         ]

[FIRST LIEN] MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING ([                                      & nbsp; ])
           THIS [FIRST LIEN] MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([                    ]) (this “Mortgage”) is dated as of [                    ], 2010 by and from [                    ], a [                                         ] (“Mortgagor”), whose address is [                     ] to [U.S. BANK NATIONAL ASSOCIATION/BANK OF AMERICA, N.A.], a [                    ] [                    ], as collateral agent (in such capacity, “Agent’) for the Secured Parties [as defined below in the Credit Agreement [(defined below)], having an address at [                    ] (Agent, together with its successors and assigns, “Mortgagee”).
[insert only if Mortgage is capped: ANY PROVISION HEREIN TO THE CONTRARY NOTWITHSTANDING, THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS SECURED BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY THIS MORTGAGE IS $[                    ] (THE “SECURED AMOUNT’).]
RECITALS
          WHEREAS, Nortek, Inc. and certain affiliates (the “[Issuers/Borrowers]”) have entered into that certain [Indenture/Credit Agreement] dated as of [December ___, 2009] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “[Indenture/Credit Agreement]”) with the Guarantors party thereto [, the other parties identified therein] Agent and other Secured Parties identified therein;
          WHEREAS, upon the motion of [Issuers/Borrowers] and certain of their affiliates, the United States Bankruptcy Court, Southern District of New York, entered that certain “[Order Confirming Plan of Reorganization]”, dated [                                          2009], which order confirmed the Approved Plan of Reorganization as defined in the [Indenture/Credit Agreement];
          WHEREAS, pursuant to Section 1146(a) of the Bankruptcy Code, the making and delivery and recordation of this Mortgage by Mortgagor is exempt from any and all stamp taxes, transfer taxes or similar taxes, charges or expenses; and
          WHEREAS, Mortgagor, as a Subsidiary of one of the [Issuers/Borrowers] will benefit, directly or indirectly, from credit and other financial accommodations extended by the Lenders to the Borrowers, and as a condition to extending credit to [Issuers/Borrowers] under the [Indenture/Credit Agreement], the Lenders have required, among other things, that Mortgagor execute and deliver this Mortgage.
          NOW THEREFORE, in consideration of foregoing recitals, which are incorporated into the operative provisions of this Mortgage by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, Mortgagor hereby represents and warrants to and covenants and agrees with Mortgagee as follows:

ARTICLE 1
DEFINITIONS
          Section 1.1 Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the [Indenture/Credit Agreement]. As used herein, the following terms shall have the following meanings:
          (a) [insert in first lien mortgage only: “Collateral Agreement”: That certain Collateral Agreement, dated as of [ , 2009], by Issuer, the Guarantors named therein and the Additional Grantors (as defined therein) to Agent.]
          (b) “Event of Default”: An Event of Default under and as defined in the [Indenture/Credit Agreement].
          (c) [insert in second lien mortgage only: “Indenture”: That certain Indenture dated as of [ , 2009], as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, by and among Nortek, Inc., as issuer, the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent.]
          (d) [insert in second lien mortgage only: “Guaranty”: That certain U.S. Guaranty by and from Mortgagor and the other guarantors referred to therein for the benefit of the Secured Parties dated as of even date herewith, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.
          (e) “Indebtedness”: [First lien definition: Shall have the meaning ascribed to it in the Indenture.] [Second lien definition: (1) All indebtedness of Mortgagor to Mortgagee or any of the other Secured Parties under the Credit Agreement or any other Loan Document to which Mortgagor is a party, including, without limitation (except as otherwise set forth in Section 1(b) of the Guaranty), the sum of all (a) principal, interest and other amounts owing under or evidenced or secured by the Loan Documents, (b) principal, interest and other amounts which may hereafter be lent by Mortgagee or any of the other Secured Parties under or in connection with the Credit Agreement or any of the other Loan Document, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (c) obligations and liabilities of any nature now or hereafter existing under or arising in connection with Letters of Credit and other extensions of credit under the Credit Agreement or any of the other Loan Documents and reimbursement obligations in respect thereof, together with interest and other amounts payable with respect thereto, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Mortgagor to Mortgagee or any of the other Secured Parties under documents which recite that they are intended to be secured by this Mortgage. The Indebtedness secured hereby includes, without limitation, all interest and expenses accruing after the commencement by or against Mortgagor or any of its affiliates of a proceeding under the Bankruptcy Code (defined below) or any similar law for the relief of debtors. The Credit Agreement contains a revolving credit facility which permits Borrower to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to the Secured Parties, all upon satisfaction of certain conditions stated in the Credit Agreement.] [use only if the Mortgage is capped: Subject to the provisions of

Section 2.2, this] [This] Mortgage secures all advances and re-advances under the Credit Agreement, including, without limitation, those under the revolving credit facility contained therein].
          (f) “Mortgaged Property”: The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the [Indenture/Credit Agreement] or any of the other [Note/Loan] Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property; to the extent such agreements and entitlements are assignable by their terms and without the consent of any third party (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (10) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

          (g) [insert in first lien mortgage only: “Note Documents” means the Indenture (including the Guarantees set forth therein), the Notes, the Collateral Agreement, this Mortgage, the other Security Documents, the Intercreditor Agreement and the other documents and instruments executed and delivered pursuant to the foregoing, as such documents and instruments may be amended, amended and restated, supplemented or otherwise modified from time to time.]
          (h) “Obligations”: [insert in first lien mortgage only: Means (a) the Indebtedness evidenced by the Notes and all Obligations in respect thereof, including principal, premium (if any), interest (including Additional Interest, if any, and interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for post- filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof, and (b) any other obligations of the Issuer or any Guarantor under the Indenture or any other Note Document.] [insert in second lien mortgage only: All of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor under the Credit Agreement and the other Loan Documents to which it is a Party.]
          (i) “Permitted Liens”: [insert in first lien mortgage only: Shall have the meaning ascribed to it in the Indenture.] [insert in second lien mortgage only: Liens permitted by clauses (a), (b), (c), (d), (e), (g), (h), (k) and (s) of Section 7.01] of the Credit Agreement.
          (j) [insert in first lien mortgage only: “Secured Parties”: Means, collectively, (a) the Holders, (b) the Trustee (c) the Agent (d) each other Person that holds, or is an obligee in respect of, any Obligations, and (e) the successors and assigns of each of the foregoing.]
          (k) [insert in second lien mortgage only: “Security Agreement”: That certain U.S. Security Agreement by and from Mortgagor and the other grantors referred to therein to Agent and the other Secured Parties dated May [___], 2008, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.]
          (l) “UCC”: The Uniform Commercial Code of [                    ] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than [                    ], then, as to the matter in question, the Uniform Commercial Code in effect in that state.
ARTICLE 2
GRANT [insert only if the Mortgage is capped: ; REVOLVING LOAN];
INTERCREDITOR AGREEMENT
          Section 2.1 Grant. To secure the full and timely payment [and performance of the Obligations / of the Indebtedness and the full and timely performance of the Obligations], Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee for the ratable benefit of the Secured Parties, the Mortgaged Property, subject, however, only to [the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and to] Permitted Liens, TO HAVE AND TO HOLD the

Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee for the ratable benefit of the Secured Parties.
          Section 2.2 Treatment of Borrowings and Repayments. [insert only in second lien mortgage if the Mortgage is capped: Pursuant to the Credit Agreement, the amount of the Indebtedness may increase and decrease from time to time as the Secured Parties advance, Borrower repays, and the Secured Parties re-advance sums pursuant to the Credit Agreement.] [insert only if the Mortgage is capped: For purposes of this Mortgage, so long as the balance of the Indebtedness equals or exceeds the Secured Amount, the amount of the Indebtedness secured by this Mortgage shall at all times equal only the Secured Amount. Such Secured Amount represents only a portion of the first sums advanced by the Secured Parties in respect of the Indebtedness.]
          Section 2.3 Reduction of Secured Amount. [insert only if the Mortgage is capped: The Secured Amount shall be reduced only by the last and final sums that Borrower repays with respect to the [Obligations/Indebtedness] and shall not be reduced by any intervening repayments of the [Obligations/Indebtedness]. So long as the balance of the [Obligations/Indebtedness] exceeds the Secured Amount, any payments and repayments of the [Obligations/Indebtedness] shall not be deemed to be applied against, or to reduce, the portion of the [Obligations/Indebtedness] secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the [Obligations/Indebtedness] as are secured by other collateral located outside of the State of [                    ].]
          Section 2.4 Intercreditor Agreement. Reference is made to the Lien Subordination and Intercreditor Agreement dated as of [                    , 2009], among Bank of America, N.A., as Collateral Agent for the Revolving Facility Secured Parties referred to therein; U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent; Nortek, Inc.; and the other subsidiaries of Nortek, Inc. named therein (the “Intercreditor Agreement”). [insert in second lien mortgage only: Notwithstanding any other provision contained herein, this Mortgage, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).] In the event of any conflict or inconsistency between the provisions of this Mortgage and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.
ARTICLE 3
WARRANTIES, REPRESENTATIONS AND COVENANTS
          Mortgagor warrants, represents and covenants to Mortgagee as follows:
          Section 3.1 Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except [insert in second lien mortgage only: the Permitted Encumbrances and] the Permitted Liens. This Mortgage creates valid, enforceable [first priority] liens and security interests against the Mortgaged Property [insert in first lien mortgage only: , except for Permitted Liens].

          Section 3.2 Lien Status. Mortgagor shall preserve and protect the [first] lien and security interest priority of this Mortgage and the other [Note/Loan] Documents. If any lien or security interest other than [a Permitted Encumbrance or] a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the [Indenture/Credit Agreement] (including the requirement of providing a bond or other security satisfactory to Mortgagee).
          Section 3.3 Payment and Performance. [insert in first lien mortgage only: Mortgagor shall pay and perform the Obligations on its part to be performed in full when due under the Indenture and the other Note Documents.] [Insert in second lien mortgage only: Mortgagor shall pay the Indebtedness when due under the Credit Agreement and the other Loan Documents and shall perform the Obligations on its part to be performed in full when they are required to be performed.
          Section 3.4 Replacement of Fixtures and Personalty. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures or Personalty owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or is permitted to be removed by the [Indenture/Credit Agreement].
          Section 3.5 Inspection. Mortgagor shall permit Mortgagee and the other Secured Parties and their respective agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee or the other Secured Parties may require, provided that such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property.
          Section 3.6 Other Covenants. All of the covenants in the [Indenture/Credit Agreement] are incorporated herein by reference and, together with covenants in this Article 3, shall be covenants running with the Land.
          Section 3.7 Insurance; Condemnation Awards and Insurance Proceeds.
          (a) Insurance. Mortgagor shall maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the Mortgaged Property against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in accordance with and to the extent provided in the [Indenture/Credit Agreement]. Each such policy of insurance shall name Mortgagee as the loss payee (or, in the case of liability insurance, an additional insured) thereunder for the ratable benefit of the Secured Parties, shall (except in the case of liability insurance) name Mortgagee as the “mortgagee” under a so-called “New York” long form non-contributory endorsement (or equivalent endorsement) and shall provide for at least 30 days’ prior written notice of any material modification or cancellation of such policy. In addition to the foregoing, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Mortgagor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount, subject to the maximum limits available under the Federal flood insurance program, sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.
          (b) Condemnation Awards. [Insert in second lien mortgage only: Subject to the provisions of that certain first lien Mortgage dated as of the date hereof among Mortgagor, and U.S. Bank National Association (the “First Lien Mortgage”),] Mortgagor assigns all Condemnation Awards to Mortgagee for the benefit of the Secured Parties and authorizes Mortgagee to collect and receive such Condemnation Awards and to give proper receipts and acquittances therefor, subject to the terms of the [Indenture/Credit Agreement].
          (c) Insurance Proceeds. [Insert in second lien mortgage only: Subject to the provisions of the First Lien Mortgage,] Mortgagor assigns to Mortgagee for the benefit of the Secured Parties all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property. Subject to the terms of the [Indenture/Credit Agreement], Mortgagor authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly.
          Section 3.8 Payment of Taxes and Other Obligations. Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof in accordance with, and to the extent required by, the [Indenture/Credit Agreement]. In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or mortgage (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or any of the [Note/Loan] Documents, or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor will promptly (i) notify Mortgagee of such event, (ii) enter into such further instruments as Mortgagee may determine are reasonably necessary or desirable to obligate Mortgagor to make any additional payments necessary to put the Secured Parties in the same financial position they would have been if such law, order, rule or regulation had not been passed and (iii) make such additional payments to Mortgagee for the benefit of the Secured Parties.
          Section 3.9 Filing and Recording. Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 7.2 any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 9.7 hereof. Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements, any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Property Agreements and Proceeds or any instrument of further assurance.
          Section 3.10 Additions to Mortgage Property. All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, deed of trust, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, deeds, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.
ARTICLE 4
[Intentionally Omitted]
ARTICLE 5
DEFAULT AND FORECLOSURE
          Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:
          (a) Acceleration. Subject to any provisions of the [Note/Loan] Documents providing for the automatic acceleration of the [Obligations/Indebtedness] upon the occurrence of certain Events of Default, declare the [Obligations/Indebtedness] to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.
          (b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.
          (c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.
          (d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels as Mortgagee may determine. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the [Obligations/Indebtedness] in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.
          (e) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the [Obligations/Indebtedness], the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7.
          (f) Other. Exercise all other rights, remedies and recourses granted under the [Note/Loan] Documents or otherwise available at law or in equity.
          Section 5.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.
          Section 5.3 Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the [Note/Loan] Documents and available at law or equity (including the UCC), which rights (a)

shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the [Note/Loan] Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the [Note/Loan] Documents or otherwise at law or equity shall be deemed to cure any Event of Default.
          Section 5.4 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the [Note/Loan] Documents or their priority with respect to the Mortgaged Property. For payment of the [Obligations/Indebtedness], Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.
          Section 5.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of any election by Mortgagee to exercise or the actual exercise of any right, remedy or recourse provided for under the [Note/Loan] Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.
          Section 5.6 Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the [Note/Loan] Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Indebtedness, the Obligations, the [Note/Loan] Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the [Note/Loan] Documents for such Event of Default.
          Section 5.7 Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

          (a) to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) attorneys’ and accountants’ fees and expenses, and (4) costs of advertisement;
          (b) [to the payment and performance of the Obligations / to the payment of the Indebtedness and performance of the Obligations] in such manner and order of preference as Mortgagee in its sole discretion may determine; and
          (c) the balance, if any, to the Persons legally entitled thereto.
          Section 5.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.
          Section 5.9 Additional Advances and Disbursements; Costs of Enforcement.
          (a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 5.9, or otherwise under this Mortgage or any of the other [Note/Loan] Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the [Obligations/Indebtedness], and all such sums, together with interest thereon, shall be secured by this Mortgage.
          (b) Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other [Note/Loan] Documents, or the enforcement, compromise or settlement of the [Obligations/Indebtedness] or any claim under this Mortgage and the other [Note/Loan] Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.
          Section 5.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the [Note/Loan] Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.
ARTICLE 6
ASSIGNMENT OF RENTS AND LEASES
          Section 6.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).
          Section 6.2 Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, [first priority,] present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.
          Section 6.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor, and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.
          Section 6.4 No Merger of Estates. So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.
ARTICLE 7
SECURITY AGREEMENT
          Section 7.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a [first and prior] security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the [payment and performance of the Obligations / payment of the Indebtedness and performance of the Obligations], and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any conflict or inconsistency between the terms of this Mortgage and the terms of the [Collateral Agreement / Security Agreement] with respect to the collateral covered both therein and herein, the [Collateral Agreement / Security Agreement] shall control and govern to the extent of any such conflict or inconsistency.
          Section 7.2 Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of [           ]. After the date of this Mortgage, Mortgagor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least thirty (30) days’ prior written notice to Mortgagee.
          Section 7.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 7.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article 1. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage immediately preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1([e/f]) of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property, the employer identification number of Mortgagor is [                    ] and the organizational identification number of Mortgagor is [                    ].
ARTICLE 8
[Intentionally Omitted]
ARTICLE 9
MISCELLANEOUS
          Section 9.1 Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section [12.02 / 11.02] of the [Indenture/Credit Agreement].
          Section 9.2 Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the [Indenture/Credit Agreement] and the other [Note/Loan] Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.
          Section 9.3 Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the [Obligations/Indebtedness] and shall bear interest at the highest rate at which interest is then computed on any portion of the [Obligations/Indebtedness]; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.

          Section 9.4 Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties, and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder, except as permitted by the [Indenture/Credit Agreement].
          Section 9.5 No Waiver. Any failure by Mortgagee and the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of the [Note/Loan] Documents shall not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.
          Section 9.6 [Indenture/Credit Agreement]. If any conflict or inconsistency exists between this Mortgage and the [Indenture/Credit Agreement], the [Indenture/Credit Agreement] shall control and govern to the extent of any such conflict or inconsistency.
          Section 9.7 Release or Reconveyance. [Insert in first lien mortgage only: Upon any sale, lease, transfer or other disposition of any item of Mortgaged Property of Mortgagor permitted by, and in accordance with, the terms of the Note Documents, or upon the effectiveness of any consent to the release of the security interest granted hereby in any Mortgaged Property pursuant to Article IX of the Indenture, or upon the release of Mortgagor from its obligations under the applicable Guarantee, if any, in accordance with the terms of the Note Documents, the Mortgagee will, at Mortgagor’s expense, execute and deliver to Mortgagor such documents as Mortgagor shall reasonably request to evidence the release of such item of Mortgaged Property from the lien and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing and (ii) Mortgagor shall have delivered to Mortgagee, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Mortgaged Property and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Mortgagee and a certificate of Mortgagor to the effect that the transaction is in compliance with the Note Documents and as to such other matters as the Mortgagee may request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 4.13 of the Indenture shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Mortgagee when and as required under Section 4.13 of the Indenture.
Upon the payment in full of all Obligations (other than contingent indemnification obligations), the lien and security interest granted hereby shall terminate and all rights to the Mortgaged Property shall revert to the Mortgagor. Upon any such termination, Mortgagee will, at the Mortgagor’s expense, execute and deliver to Mortgagor such documents as Mortgagor shall reasonably request to evidence such termination.]
[Insert in second lien mortgage only: Upon payment in full of the Indebtedness and performance in full of the Obligations and the termination or expiration of all Commitments or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement, the lien and security interest granted hereby shall terminate and all rights to the Mortgaged

Property shall revert to the Mortgagor. Upon any such termination, Mortgagee, at Mortgagor’s request and expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor.]
          Section 9.8 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Indebtedness or Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.
          Section 9.9 Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).
          Section 9.10 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.
          Section 9.11 Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.
          Section 9.12 Entire Agreement. This Mortgage and the other [Note/Loan] Documents embody the entire agreement and understanding between Mortgagor and Mortgagee relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the [Note/Loan] Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
          Section 9.13 Mortgagee as Agent; Successor Agents.
          (a) Agent has been appointed to act as Agent hereunder by the other Secured Parties. Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the [Indenture/Credit Agreement], any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.
          (b) Mortgagee shall at all times be the same Person that is Agent under the Agency Documents. Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Mortgage. Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Mortgage. Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Mortgage. Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Mortgagee under this Mortgage, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Agent hereunder.
          Section 9.14 Multisite Real Estate Transaction. Mortgagor acknowledges that this Mortgage is one of a number of other mortgages, deed of trust and/or deeds to secure debt (the “Other Mortgages”) and Security Documents that secure the Obligations. Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee’s rights and remedies thereunder. Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

ARTICLE 10
LOCAL LAW PROVISIONS
[To Come]
[insert in second lien mortgage only:
ARTICLE 11
SUBORDINATION
          The liens and security interests created by this Mortgage shall be, until such time as all Noteholder Obligations (as defined in the Intercreditor Agreement) have been satisfied in full, a second priority lien (subject to [Permitted Encumbrances and] other Permitted Liens), subordinate in all respects (including the exercise of remedies with respect to the Mortgaged Property covered hereby) to the prior lien of the applicable Mortgage (as defined in the Indenture) on and subject to the terms and conditions set forth in the Intercreditor Agreement.]
[The remainder of this page has been intentionally left blank]

          IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[ ], a [ ] [ ]
By:
Name:
Title:

[Insert State specific form of notary acknowledgement]

EXHIBIT I
FORM OF INTERCOMPANY NOTE

Form of Intercompany Note

I-1

EXHIBIT J
[RESERVED]

[Reserved]

J-1

EXHIBIT K
[RESERVED]

[Reserved]

K-1

EXHIBIT L
FORM OF BORROWING BASE CERTIFICATE

U.S. Borrowing Base

Customer Name: Nortek, Inc.

Assignment #:

Report Date:

ACCOUNTS RECEIVABLE
Loan # Dates Covered:
Collateral
1. Beginning Balance
2. Sales (+)
3. Credit Memos (-)
4. Adjustments (+)
5. Adjustments (-)
6. Net Collections — Includes Non A/R Cash (-)
7. Discounts (-)
8. Non A/R Cash (+)
9. Unapplied Cash (-)
10. Current Balance
11. Ineligible
12. Eligible U.S. Accounts Receivable (10-11)
13. Eligible A/R@85%
14. Less applicable Availability Reserve
15. Qualified U.S. Eligible Accounts Receivable

U.S. REVOLVING CREDIT LOANS
1. Beginning Balance
2. Cash (Checks/ACH) (-)
3. Cash (Wire) (-)
4. Adjustments (-/+) (circle one)
5. Advance (+)
6. Current U.S. Revolving Credit Loan Balance @

AVAILABLE U.S. CASH COLLATERAL
1. Beginning Balance
2. Adjustments (+)
3. Adjustments (-)
4. Availability = Lesser of #1 and $25MM [1]

INVENTORY
1. Beginning Balance
2. Adjustments (+)
3. Adjustments (-)
4. Current Balance
5. Ineligibles
6. Eligible U.S. Inventory (4-5)
7. Eligible U.S. Inventory @85% NOLV
8. Less applicable Availability Reserve
9. Qualified U.S. Eligible Inventory

TOTAL AVAILABILITY
1. Qualified U.S. Eligible A/R
2. Qualified U.S. Eligible Inventory
3. Available U.S. Cash Collateral

U.S. Borrowing Base (1+2+3)

Total U.S. Availability [2]
Less Total U.S. Revolving Credit
Loan Balance
Less U.S. Letters of Credit
Total U.S. Excess Availability

The foregoing information is delivered to Bank of America Business Capital in accordance with a Credit Agreement between BANK OF AMERICA, N.A. and Nortek, Inc. Dated: December [___], 2009
I hereby certify that the information contained herein is true and correct in all material respects as of the dates shown herein. Nothing contained herein shall constitute a waiver, modification, or limitation of any of the terms or conditions set forth in the Credit Agreement or any other Loan Document.
Brackets are not necessary for negative numbers
Unless what you want is different than what field indicates

Prepared by:

Title:	Date:

Approved by:

Title:	Date:

[1] Less the amount of Canadian Available Cash included in the calculation of the Canadian Borrowing Base at such time; $25M for purposes of determining whether a Borrowing is permitted for $10MM for any other purpose.
[2] Lesser of $230MM and the U.S. Borrowing Base.

L-1

EXHIBIT M-1
FORM OF PERFECTION CERTIFICATE
Form of Perfection Certificate

M-1-1

EXHIBIT N
FORM OF APPROVED PLAN OF REORGANIZATION

Form of Approved Plan of Reorganization

N-1